As filed with the Securities and Exchange Commission on May 21, 2015

Registration No. 333-201340

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOBIQUITY TECHNOLOGIES, INC.

(Name of registrant as specified in its charter)

New York	7310	11-3427886
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

600 Old Country Road, Suite 541 Garden City, NY 11530 (516) 256-7766
(Address, including zip code, and telephone number, including area code, or registrant’s principal executive offices)

Dean L Julia, Co-Chief Executive Officer 600 Old Country Road, Suite 541 Garden City, NY 11530 (516) 256-7766
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven Morse, Esq. Morse & Morse, PLLC 1400 Old Country Road, Suite 302 Westbury, New York 11590 Tel: (516) 487-1446 Email: steve@morseandmorse.com	Douglas S. Ellenoff, Esq. Lawrence A. Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300 Email: lrosenbloom@egsllp.com

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share(3)	$11,500,000	$1,336.30
Underwriter’s Warrant to Purchase Common Stock(4)	$100	$0.01
Common Stock Underlying Underwriter’s Warrant(5)(6)	$460,000	$53.46
Total	$11,960,100	$1,389.77(7)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(4)	No registration fee pursuant to Rule 457(g) under the Securities Act.
(5)	Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(6)	Registration fee calculated pursuant to Rule 457(g) under the Securities Act.
(7)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated May 21, 2015

P R O S P E C T U S

Shares

Common Stock

We are selling               shares of our common stock in a firm commitment underwritten offering.

Our common stock is quoted on the OTCQB under the symbol “MOBQ.” We intend to apply to list our common stock on the NYSE MKT with such listing to commence upon the closing of this offering. No assurances can be given that our application will be approved. On May 18, 2015, the last reported sale of our common stock on the OTCQB was $6.40 per share, after giving retroactive effect to a presumed one-for-twenty reverse stock split to be completed prior to the effectiveness of the registration statement of which this prospectus is a part.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 9 of this prospectus.

	Per Share	Total
Public offering price	$	$10,000,000
Underwriting discount and commissions(1)	$	$800,000
Proceeds, before expenses, to us	$	$200,000

(1)	The representative of the underwriters or its designees will receive compensation in addition to the underwriting discount. We refer you to “Underwriting” beginning on page __ of this prospectus for additional information regarding total underwriting compensation.

The representative of the underwriters may also exercise its option to purchase up to an additional                shares of common stock from us, at the public offering price, less the underwriting discount and commissions, for 45 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares to purchasers on or about               , 2015.

National Securities Corporation

Sole Book–Running Manager

H.C. Wainwright & Co.

Co-Manager

The date of this prospectus is               , 2015.

Beacon Network

Data Gathered
Location, duration, demographic, geo-behavioral

Data Transmitted
Personalized content, messages, campaigns

Mall
Entrance
Exit

1. Shopper mall entry – identify customer/location – receive welcome message
2. As shoppers move through mall, receive customizable content based on location and/or demographic information
3. Receive specific campaigns/offers from merchant to drive traffic into stores
4. Exit message/location data

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

We have not, and the underwriters have not, authorized any other person to provide you with different information than that contained in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our services. These data involve a number of assumptions and limitations. We have not independently verified the accuracy of any third party information. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the information discussed under “Risk Factors” beginning on page 9 and our consolidated financial statements and notes thereto that appear elsewhere in this prospectus.

On November 17, 2014, we held a special meeting of our stockholders to approve authorizing our board of directors to effectuate a reverse stock split in its sole discretion of not less than 1-for-5 and not greater and 1-for-20 for the purpose of attempting to obtain a listing of our common stock on the NYSE MKT. Such approval was obtained, and this prospectus assumes the completion of a reverse stock split in a ratio of 1-for-20. Unless otherwise indicated, all share and per share amounts in this prospectus including market information, except for the historical consolidated financial statements and notes thereto have been retroactively adjusted to reflect such 1-for-20 reverse stock split.

As used in this prospectus, the terms “we,” “our,” “us,” “Mobiquity Technologies,” or “the company” refer to Mobiquity Technologies, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires it.

Overview

We operate a national location-based mobile advertising network and have developed a consumer-focused proximity network which we believe is unlike any other in the United States. Our integrated suite of proprietary location based mobile advertising technologies allows clients to execute more personalized and contextually relevant experiences, driving brand awareness and incremental revenue.

Leveraging our agreement with Simon Property Group, Inc. (which we refer to herein as Simon or Simon Property), the largest mall operator in the U.S. in terms of number of properties, we have installed our location-based mobile advertising solutions in the common areas of approximately 240 Simon retail destinations across the U.S. to create “smart malls” using Bluetooth-enabled iBeacon compatible technology. In April 2015, we entered into an agreement with Macerich Partnership, L.P. (which we refer to herein as Macerich) to expand our mall footprint into approximately 55 Macerich malls by June 1, 2015. We plan to expand our mall footprint into the common areas of other malls and outside of malls with additional synergistic venues that will allow for cross marketing opportunities, including venues such as stadiums, arenas, additional college campuses, airports and retail chains. For example, we have entered into an agreement with the New York State University at Stony Brook to deploy a mobile advertising network in their new arena. This type of installation will enable fan engagement, cross-marketing opportunities, sponsorship activation and create interactive event experiences. This is our first installation in the university market.

We operate through our wholly-owned subsidiaries, Ace Marketing & Promotions, Inc. and Mobiquity Networks, Inc. Ace Marketing is our legacy marketing and promotions business which provides integrated marketing services to our commercial customers. While Ace Marketing currently represents substantially all of our revenue, we anticipate that activity from Ace Marketing will represent a diminishing portion of corporate revenue as our attention is now principally focused on developing and executing on opportunities in our Mobiquity Networks business.

We believe that our Mobiquity Networks business represents our greatest growth opportunity going forward. We believe this business unit is well positioned as a result of our early mover status and novel technology integration to address a rapidly growing segment of the digital advertising market – location based mobile marketing. We expect that Mobiquity Networks will generate the majority of our revenue by the end of 2015, although no assurances can be given in this regard.

Mobiquity Hardware Solutions

Our Mobiquity hardware solutions are currently deployed in retail locations (and in the future may be deployed at other venues such as stadiums, arenas, college campuses and airports) to create the Mobiquity network. Our hardware solutions include Mobi-Units, Mobi-Beacons and Mobi-Tags, which can be used in different combinations as the setting requires.

Mobi-Units utilize both Bluetooth and Wi-Fi to communicate with all mobile devices, including smart phones and feature phones. When our Mobi-Units are in use, consumers have the choice through an opt-in process to receive only desired content and offers. Additionally, through the use of Wi-Fi, consumers can connect to view content and receive special offers.

Mobi-Beacons, which utilize Bluetooth LE 4.0 technology, can dramatically enhance the in-app experience through the use of hyper accurate location event data. Our Mobi-Beacons have been developed to meet or exceed all iBeacon standards. Importantly, we have also developed a proprietary method for encrypting and decrypting our beacon signals on a rolling basis to ensure that its beacon network remains fully secure, and exclusively for the beneficial use of our clients.

Mobi-Tags interact with smart phones utilizing quick response codes and near field communication and can promote app downloads, social media engagement and database building.

Our Single Integrated Platform

Our Mobiquity Platform employs a number of core mobile solutions such as; Bluetooth, Wi-Fi, Near Field Communication and Quick Response Codes in order to engage with nearly 100% of mobile device types. The platform also allows for plug-in solutions to be added to increase our service offerings and add complementary revenue streams. For example, in addition to our advertising network, numerous plug-ins can be added for services such as loyalty programs, indoor mapping and mobile payments. We have developed an online platform that integrates the hardware and facilitates campaign management and reporting across the installed network. Our clients can use the network to deploy mobile ad campaigns simultaneously across multiple delivery methods, paying a cost per engagement fee. Alternatively, clients can subscribe to our Location Signal Service to access real-time contextual beacon signals to drive localized in-app user activity. Management believes that no other competitive solution offers a platform that integrates the depth and range of mobile advertising tools combined with a nationally deployed hardware network.

A diagram of our basic network architecture is as follows:

The following graphic depicts a typical mall-shopper engagement from our customers’ viewpoint:

Our Mobiquity Networks business monetizes its network by providing clients with access to our exclusive common-area beacon signals. By incorporating our software development kit (or SDK), the client app (or campaign-specific third party app) can access the beacon signals provided by our network, and leverage those signals plus the associated contextual information provided by our platform to trigger location-based campaign messaging. We plan to generate revenue several ways including by collecting a fee based on the engagement rate of our customer advertising campaigns, selling the data gathered by our network and licensing our location signals.

In order to expand our customer reach and potential app engagement, we are currently in discussions with numerous third party app publishers, and we entered into agreements with app publishers in January and February 2015, including with Relevant Solutions and ShopAdvisor, among others. In November 2014, we entered into a partnership agreement with Mobile Roadie, one of the largest mobile app and marketing platforms with clients in over 70 countries. By integrating the Mobiquity Networks SDK with the Mobile Roadie platform, Mobile Roadie clients will have the ability to add beacon campaigns to their existing mobile marketing applications, and will be able to leverage our public beacon network. Mobile Roadie has powered thousands of apps in the Apple App Store and Google Android Market. Mobile Roadie clients will be able to use their platform and our Mobi-Beacons to power the clients’ own private networks in their respective locations. Our relationship with Mobile Roadie and its client base potentially brings significant additional reach to our advertisers. Additionally, the context provided by our network gives shoppers more value as their app experiences are made more expansive and relevant as they shop. Each Mobile Roadie app can potentially be an advertiser or publisher on our network. We will continue to attempt to enter into agreements with other app publishers, as the more apps containing our SDK integration, the greater chance of triggering a beacon engagement for which we get compensated by the advertiser.

Our Agreements with Mall Property Owners/Managers and IBM

Simon Properties

We entered into an initial agreement with Simon Property in April 2011. This agreement was amended in September 2013 and July 2014 to, among other things, expand the number of Simon mall properties covered by the agreement. Pursuant to our agreement with Simon, we have the right, on an exclusive basis, to install Bluetooth proximity marketing equipment to send information across the air space of the common areas of our Simon mall network, which includes approximately 240 malls across the United States. Under a master agreement and related agreements between us and Simon covering approximately 240 Simon malls, Simon is entitled to receive fees from us equal to a minimum fee plus the greater of a pre-set, per mall fee or a percentage of revenues derived from within the Simon mall network as well as certain commission fees based on revenues generated through Simon’s sales efforts. We believe that the revenue share in which Simon participates will exceed the minimum annual mall fees if we generate revenues within the Simon network of approximately $14 million or more in a calendar year. Our agreement with Simon requires us to maintain letters of credit for each calendar year under the agreement represented by the minimum amount of fees due for such calendar year as well as certain levels of insurance. The agreement also provides for Simon to adjust the number of malls subject to the agreement from time to time based upon changes in its beneficial ownership interest in the malls. Our agreement with Simon expires on December 31, 2017. Our agreement with Simon is subject to earlier termination by either us or Simon following a notice and cure period in the event of a material breach of the agreement.

Macerich

In April 2015, we entered into a license agreement with Macerich. Pursuant to our agreement with Macerich, we have the right to install Mobi-Beacons to send information across the air space of the common areas of our Macerich mall network, which will, when fully installed we estimate to include approximately 55 malls, across the United States. Our right to install our Mobi-Beacons to market and sell third party paid advertising in the interior common areas of these malls shall be exclusive. Under a Macerich license agreement between us and Macerich currently covering 55 malls, Macerich is entitled to receive fees from us equal to a minimum fee plus the greater of a pre-set per mall fee or a percentage of revenues derived from within the Macerich mall network as well as certain commission fees based on revenues generated through Macerich’s sales efforts. We believe that the revenue share in which Macerich participates will exceed the minimum annual mall fees if we generate revenues with the Macerich network of approximately $3 million or more in a calendar year. The agreement also provides for Macerich to adjust the number of malls subject to the agreement from time-to-time based upon changes in its beneficial ownership in the malls. Our agreement with Macerich has a term of three years but is subject to earlier termination (i) with cause following a notice and cure period in the event of material breach of the agreement or (ii) without cause by Macerich after one year on 90 days’ prior written notice to us. In the event of termination of the agreement without cause, Macerich will reimburse us for certain out-of-pocket expenses.

IBM

In April 2015, we entered into a Joint Initiative Agreement with IBM and enrolled as an IBM Business Partner through IBM's PartnerWorld program.  We are teaming with IBM to deliver jointly developed solutions for mall-based tenants, including retail clients. These solutions leverage the Mobiquity Networks beacon platform deployed exclusively in the common areas of our mall footprint across the United States, as well as our SDK which can be embedded within mall clients' mobile apps, to deliver relevant content in real time to shoppers' smart phones as they visit these malls.  IBM has agreed to work with these clients to provide the analytics solutions needed to deliver personalized, one-on-one content to shoppers through our platform, and to help clients obtain insights from shopper transactions to drive improved customer experience and business performance. IBM services will also provide the integration capabilities needed to combine the Mobiquity Network platform in the mall common areas with the in-store server and network infrastructure, to optimize delivery of context-relevant content for the shopper.  Together, our Joint Initiative Agreement with IBM can help their mall clients provide enhanced omni-channel marketing solutions and optimize business results. The agreement has an initial terms of two years and may be extended by agreement of the parties.

The Mall Network

Through our agreement with Simon, we have installed our Mobiquity hardware solutions in about 240 of Simon's top shopping malls across the United States. As a result of our recently executed agreement with Macerich, we intend to install our Mobiquity hardware solutions in about 55 of their top malls across the United States. Our agreements with Simon and Macerich provide exclusive Bluetooth advertising rights in the common areas of each such malls. Our hardware solutions mesh together to create our network, which according to Simon, provides advertisers the opportunity to reach approximately 2.6 billion annual mall visits with mobile content and offers when they are most receptive to spending, while located in the Simon malls. The 2014 annual report for the International Council of Shopping Centers (ICSC) indicates that shoppers spend on average over $97 per shopping mall visit in 2013, which represents over $250 billion of annual spending.  We believe our network provides advertisers the ability to influence a percentage of these shoppers who carry smartphones.

Mobiquity Advantages

We believe our agreements with Simon and Macerich provide us with a major advantage over our competitors as it gives us a national network. Our technology allows us the opportunity to reach nearly 100% of mobile device types by utilizing our Mobiquity hardware solutions integrated into a single platform. Our platform monitors and reports hardware activity in real time, manages campaigns, delivers highly targeted content and provides third party access to our Mobiquity network through licensing of our SDK, and the integration of an application program interface. Specifically as it relates to our lead service offering – Location Signals and Campaign Management via Beacons – campaigns require an app that has integrated our SDK in order to engage with our network. The more apps that have integrated the Mobiquity SDK, the more opportunities to engage with mall shoppers in our network. We are carefully selecting app partners that have a direct relevance to the mall shopping experience and to the mall shopper demographic. For example, the apps of retailers and brands are obvious partners. Additionally, we intend to partner with shopping apps such as coupon distribution platforms, and apps targeting mall-related audiences in fashion and entertainment. Our SDK is currently installed in various mobile retail related apps. We are in various stages of SDK integration with dozens of additional mobile app properties that represent tens of millions of active app users, and we are in negotiations with various venues in regard to network expansion. Management believes that our ability to deliver a significant national audience via a single network is a significant advantage when creating app relationships.

Favorable Industry Trends

We believe the demand for location based mobile marketing services represents a large and growing market opportunity. Consumers are increasingly using smartphones and, according to a December 2014 report by IAB Mobile Marketing Center of Excellence, 88% of consumer mobile internet time is spent in apps where we expect to derive the majority of our revenue. According to the blog Asymco, a comScore survey on smartphones shows that the smartphone penetration rate in the U.S. at the end of 2013 was approximately 62.5%, representing 149 million users and is expected to grow to 90% penetration or approximately 230 million users by December 2016.

Importantly, according to eMarketer, mobile ad spending grew 83% from 2013 to 2014 and the trend is expected to continue as the share of advertising spend on mobile is still disproportionately small relative to the amount of time spent by consumers on their mobile devices. A 2014 report by leading venture capital firm Kleiner Perkins reported that 20% of media time is spent on mobile however mobile represented only 4% of total advertising spending share.

Despite the growth in e-commerce, 90% of all purchases are still made in traditional brick and mortar stores according to A.T. Kearney and 75% of Americans visit a mall at least once a month according to JCDecaux. Smartphone devices were estimated to influence $593 billion or 19% of in-store sales in 2013 and are expected to influence $4.5 trillion or 81% of in-store sales by 2018 according to a survey commissioned by Deloitte Consulting LLP. Finally, 54% of marketers currently use or plan to use beacons in the next 12 to deliver location based content according to a 2014 Holiday Shopping Recap by Adobe Digital Index.

We believe these trends will help drive demand for our Mobiquity Networks business as consumers increasingly engage with advertising content on their mobile devices and marketers seek to increase both the share of advertising dollars spent on mobile as well as the use of location technologies to personalize content delivered to consumers.

Our Strategy

Our goal is to enhance the shopper experience with retail customers by providing valuable and relevant content in real-time based on location. We achieve this goal by providing our customers (such as retailers, brands, and the entertainment industry) with a highly targeted form of mobile marketing engagement. Our platform enables interaction and advertising based on time, location and personalization to create the most effective campaigns and experiences possible, in a way that is not possible without our network. We connect customers to brands in the retail space by increasing individual retail location app usage and driving foot traffic to such individual retail locations. We have deployed our Mobiquity hardware solutions in about 240 Simon malls in the United States and we intend to expand to 55 Macerich malls by June 1, 2015. We intend to utilize the proceeds of this offering to expand our sales and marketing human resource capability to focus on generating revenue over our network. Our sales and marketing team will be seeking to generate revenue over our network through five primary verticals:

•	Retailers, Brands and Apps relevant to the shopping experience.

•	Shopping/Coupon related Apps with relevant offers.

•	Entertainment Apps relevant to the shopper demographic.

•	Advertising Networks and Exchanges serving location relevant ads.

•	Data Analytic and Social Media Apps requesting real-time location based signal.

We plan to expand on our current footprint into the common areas of other mall operations as well as outside of the malls with additional synergistic venues that will allow for cross marketing opportunities. Such venues include but are not limited to; stadiums, arenas, college campuses, airports and retail chains. The purpose of this type of expansion will be to create a unified network that will allow relevant beacon companies the opportunity to become part of our Mobiquity network. They may find it advantageous to become part of our network, so they will have the ability to drive traffic into their stores. In the future, we may also build a private advertising exchange system that would allow for programmatic buying where advertisers will be given permission to engage with shoppers through our Mobiquity network. Additionally, we plan to add other mobile services and plug-ins such as; loyalty programs, indoor mapping, security and mobile payments.

Sales and Marketing

We have allocated approximately $1.5 million of the net proceeds of this offering to hire additional qualified sales and marketing personnel to generate revenue on our proximity mall network and to hire additional engineers, developers, computer and technology support personnel.

The key elements of our distribution and marketing strategy are as follows:

•	Direct Sales. Our internal salesforce will call on retailers, brands and relevant advertisers to advertise on the network.

•	Resellers. We intend to engage with third parties, such as advertising agencies and out-of-home companies to sell advertising on the network.

•	Publishers. We intend to engage with app developers, ad networks, ad exchanges and other companies that have existing relationships with access to a large number of apps to increase our reach and provide an alternative to advertisers with limited app downloads or no app.

•	Data Signals. We intend to engage with social media companies, ad networks and ad exchanges to provide real-time location-based data to increase the relevance and value of their in-app ad serving.

•	Data Platforms. We intend to engage with data management companies to provide historical location-based data which will enable personalized online, offline and mobile campaigns to targeted audiences.

Our Proprietary Technology

In March 2013, we formed Mobiquity Networks and Mobiquity Wireless, SLU (or Mobiquity Wireless) in Spain. Mobiquity Wireless then acquired our proximity marketing assets from FuturLink, a Spanish company who had been licensing such assets to us. These assets include, without limitation, the FuturLink technology which consists of patent applications, source codes and trademark(s). The patent applications acquired related to the hardware and associated process for identifying and acquiring connections to mobile devices and the process for delivering select content to users on an opt-in basis. Additionally, significant “know how” was acquired with respect to managing remote hardware across a large physical network. As the technology owner, we realized immediate benefits and will leverage the hardware and software included in our purchase to expand our mall-based footprint in the United States. Our acquisition of FuturLink’s technology and corresponding patent applications provided us with the flexibility and autonomy to improve, upgrade and integrate new ideas and cutting edge technologies into our existing platform. This will allow us to evolve as new technologies emerge.

We believe that our intellectual property is a valuable asset to us as we move forward with our technology platform. Since we acquired this technology, we have further developed our ability to manage large networks of hardware to include beacon technology. Additionally, we have expanded campaign management tools to optimize them to meet the demands of our customers. Also, and importantly, we have developed a proprietary method for encrypting and decrypting the beacon signals on a rolling basis to ensure that our beacon network remains fully secure and exclusively for the beneficial use of our clients.

We believe our intellectual property gives us a lead in the industry with respect to the sophisticated management of large-scale network deployments and campaign management. Most beacon providers focus on single-store applications and are not capable of managing beacons across multiple locations, much less manage a public network that will be accessed by multiple advertisers versus a single retailer. Our network-focused platform approach is a key selling tool when presenting our capabilities to property owners, such as mall developers, who understand the challenge associated with managing a large number of hardware solutions across hundreds of properties.

Risks Associated with Our Business

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. Some of these risks are as follows:

•

we have a history of operating losses and an accumulated deficit of approximately $32.6 million at March 31, 2015 and our auditors have expressed a substantial doubt about our ability to continue as a going concern;

•

our business prospects and future growth could become dependent upon our rights licensing agreement with Simon and our rights agreement with Macerich, each a top mall developer, to create exclusively in the common areas a location-based marketing network called Mobiquity Networks in about 295 malls across the United States. We can provide no assurance that we will be able to comply with all the requirements of either agreement or extend the terms of either agreement. In the event that we lose our rights under either agreement, our business could be materially and adversely harmed. We intend to attempt to expand our mall network footprint into other malls and non-mall venues. We can provide no assurances that we will be able implement our expansion plans;

•	the location-based mobile marketing industry is relatively new and unproven. We will attempt to capitalize on our location-based mobile mall network footprint. We can provide no assurances that we will be able to generate substantial revenues to support our operations or to successfully compete against large, medium and small competitors that are in (or may enter) the proximity marketing industry with substantially larger resources and management experience;

•

our operations will require substantial additional financing to expand our mall footprint in other malls and in additional synergistic venues and to generally support our operations. The raise of additional required capital following this offering will likely involve substantial dilution to our stockholders. We can also provide no assurances that additional financing will be available to us on favorable terms, if at all;

•	our location-based mobile marketing technology is based upon intellectual property which we originally licensed from an unrelated company and subsequently purchased. Our success will depend upon our ability to have patents issued from patent applications filed in connection with such intellectual property and also to defend our intellectual property rights from challenges or circumvention of our intellectual property rights by third parties;

•

our future performance is materially dependent upon our management (in particular, Dean Julia and Michael Trepeta) and their ability to manage our growth as well as our ability to retain their services. The loss of our key management personnel could have a material adverse effect on our business. If we are unable to manage our expansion successfully and obtain substantial revenues for our location-based mobile mall network and outside of malls in other synergistic venues, the failure to do so could have a material adverse effect on our business, results of operations and financial condition; and

•	substantially all of our revenues to date have been generated by our integrated marketing subsidiary Ace Marketing. This subsidiary faces extensive competition with no company dominating the market in which this subsidiary operates.

Corporate Information

We were incorporated in New York in March 1998 as Ace Marketing & Promotions, Inc. and changed our name to Mobiquity Technologies, Inc. in September 2014. Our principal executive offices are located at 600 Old Country Road, Ste. 541, Garden City, NY 11530. Our telephone number is (516) 256-7766. Our website address is http://www.mobiquitytechnologies.com. Information contained on our website is not incorporated by reference into this prospectus, and should not be considered to be part of this prospectus. You should not rely on our website or any such information in making your decision whether or not to purchase our common stock.

“Mobiquity,” “Mobiquity Networks, Inc.,” “Mobiquity Technologies,” “Mobi-Beacons,” “Mobi-Units,” “Mobi-Tags,” “Mobi Rewards,” “Mobi Offers” and “Connecting Fans and Brands” are registered trademarks of Mobiquity Technologies. These service marks, trademarks, and tradenames referred to in this prospectus are the property of their respective owners. Except as set forth above and solely for convenience, the trademarks and tradenames in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares. If the over-allotment option is exercised in full, the total number of common shares outstanding immediately after the offering would be .

Underwriters’ option to purchase additional shares	shares. We have granted the underwriters an option for a period of 45 days to purchase up to an additional shares.

Use of proceeds

Although we will have broad discretion in how we allocate the proceeds of this offering, we intend to use the net proceeds from this offering to make payment of fees to secure and maintain our existing mall rights, to hire additional personnel for sales and marketing and human resources, to repay certain indebtedness, and for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

Lock-up provisions

We and our directors, executive officers and certain stockholders have agreed with the underwriters, subject to specific exceptions, not to sell or transfer any common shares or securities convertible into or exercisable for common shares for a period of up to 180 days after the date of the prospectus. See “Underwriting.”

Proposed Symbol and Listing	We intend to apply to list our common stock on the NYSE MKT with such listing to commence upon the closing of this offering. No assurances can be given that our application will be approved.

Unless we indicate otherwise, all information in this prospectus, except for the consolidated financial statements and notes thereto and selected financial data extracted therefrom:

•	reflects a proposed 1-for-20 reverse stock split of our common shares to be effected prior to this offering (which may be in a ratio, to be determined by our board of directors, of between 1-for-5 and 1-for-20) and the corresponding adjustment of all share prices, all stock option and warrant exercise price per common share and all convertible note conversion prices per share;

•	is based on 3,704,853 common shares issued and outstanding as of the date of this prospectus;

•

excludes 1,632,030 common shares issuable upon exercise of outstanding warrants to purchase our common shares with a weighted average exercise price of approximately $10.20 per share as of the date of this prospectus;

•

excludes 871,500 common shares issuable upon exercise of outstanding options to purchase our common shares with a weighted average exercise price of approximately $9.80 per share as of the date of this prospectus;

•

excludes 25,000 common shares issuable upon conversion of outstanding convertible notes at a minimum of $10.00 per share, 53,667 shares issuable upon conversion of notes at $6.00 per share and 450,000 shares issuable upon conversion of $2.7 million of letters of credit provided on our behalf by third parties, convertible at $6.00 per share;

•

excludes up to 5,000 shares of common stock and warrants to purchase up to 2,500 shares of common stock at an exercise price of $20 per share pursuant to the terms of a $50,000 convertible note issued on December 29, 2014, noting that the foregoing amounts do not include the possible issuance of shares and warrants upon conversion of accrued interest due and payable on said note;

•

excludes up to 1,000,000 shares of common stock, warrants to purchase up to 500,000 shares of common stock at $20.00 per share and additional warrants to purchase up to 150,000 shares at $10.00 per share in the event that debt financing is provided to us of up to $10 million as described under “Certain Relationships and Related Party Transactions,” $3,350,000 of which has been received by us, noting that we have the right to reject any debt financing that is provided to us; and

•	assumes no exercise by the underwriters of their option to purchase up to an additional common shares to cover over-allotments, if any.

SUMMARY CONSOLIDATED FINANCIAL DATA

The consolidated statements of operations data for the quarter ended March 31, 2015 and 2014 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this information together with our financial statements and related notes appearing elsewhere in this prospectus and the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended March 31,
	2015	2014
	In thousands except share and per share amounts
Consolidated Statements of Operations Data:
Revenues, net	$515	$627
Cost of revenues	437	506
Gross Profit	78	121
Operating Expenses	2,578	2,461
Loss from operations	(2,500)	(2,340)
Other income (expense)	(79)	(10)
Net loss	(2,579)	(2,351)
Other Comprehensive Income (Loss)	–	–
Net Comprehensive Loss	(2,579)	(2,351)

Please refer to Notes to our consolidated financial statements for an explanation of the method used to calculate the historical net loss per share attributable to common stockholders and the number of shares used in the computation of the per share amounts.

	As of March 31, 2015
	Actual	As Adjusted(1)
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,515	$12,510
Working capital	979	11,974
Total assets	2,426	13,421
Long-term liabilities	5,043	5,043
Accumulated deficit	(32,591)	(32,591)
Total stockholders’ equity (deficit)	(2,617)	8,378

________________

(1)

The as adjusted consolidated balance sheet data in the table above gives effect to the post March 31, 2015 receipt of net proceeds of $8,775,000 based upon sale by us of               shares of our common stock offered by this prospectus at a public offering price of $                per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The table also assumes that the underwriters’ over-allotment option is not exercised and it does not give effect to the application of the net proceeds of the offering. This column gives effect to the sale after March 31, 2015, but prior to the date of this prospectus of 370,000 shares at $6.00 per share for a total of $2,220,000.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to invest in our company or deciding to maintain or increase your investment, you should consider carefully the risks and uncertainties described below, together with all information in this prospectus, including our consolidated financial statements and related notes. If one or more of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the market price for our common stock could decline and you may lose your investment.

Risks Relating To Our Business

We have a history of operating losses and may not in the future generate consistent revenues or profits. Since our inception, we have experienced a continued history of operating losses. For the quarter ended March 31, 2015 and for the years ended December 31, 2014 and 2013, we incurred a net loss of $2,578,988, $10,506,099 and $6,088,733, respectively. Our operating losses for the past several years are primarily attributable to the transformation of our company into an advertising technology corporation. We can provide no assurances that our operations will generate consistent or predictable revenue or be profitable in the future. This is particularly the case as we are shifting our business emphasis to focus on our Proximity Marketing business.

We are shifting our business from our legacy marketing and promotion business to our Mobiquity Networks integrated suite of proprietary location-based mobile advertising technologies, the success of which cannot be assured. Further, our Mobiquity Networks’ business may be subject to quarterly fluctuations in its operating results due to the seasonality of mall-based business. We operate through our wholly-owned subsidiaries, Ace Marketing & Promotions, Inc. and Mobiquity Networks, Inc. Ace Marketing is our legacy marketing and promotions business which provides integrated marketing services to our commercial customers. While Ace Marketing currently represents substantially all of our revenue, we anticipate that activity from Ace Marketing will represent a diminishing portion of corporate revenue as our attention is now principally focused on developing and executing on opportunities in our Mobiquity Networks business. We believe that our Mobiquity Networks business represents our growth opportunity going forward and that this business unit is positioned as a result of our early mover status and novel technology integration to address a growing segment of the digital advertising market – location based mobile marketing. We expect that Mobiquity Networks will generate the majority of our revenue by the end of 2015, although no assurances can be given in this regard. Further, we can provide no assurances that the implementation of our Mobiquity Networks’ business will meet our expectations in terms of generating a certain amount of revenue by a certain year. Also, the operating results of our Mobiquity Networks’ business may fluctuate quarterly due to the seasonality of mall-based businesses.

We cannot accurately predict the volume or timing of any future revenues. We may be unable to capture revenue from our new Mobiquity business in the manner in which we anticipate and we may incur substantial expenses and devote significant management effort and expense in developing customer adoption of our Mobiquity solution, which may not result in revenue generation. As such, we cannot accurately predict the volume or timing of any future revenues.

Our auditors have expressed a substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming our company will continue as a going concern. Our continued existence is dependent upon our ability to obtain additional debt and/or equity financing to advance its new technology revenue stream. We have incurred net losses for the quarter ended March 31, 2015 and for the years ending December 31, 2014 and 2013 of $2,578,988, $10,506,099 and $6,088,733, respectively. As of March 31, 2015 and December 31, 2014, we had an accumulated deficit of $32,590,854 and $30,011,866. We have had negative cash flows from operating activities of $1,986,140, $5,878,741 and $3,693,898 for the quarter ended March 31, 2015 and for the years ending December 31, 2014 and 2013, respectively. These factors raise substantial doubt concerning our ability to continue as a going concern.

Our business may become dependent on our agreement with Simon Property, which agreement expires on December 31, 2017. In April 2011, we entered into our agreement with Simon Property, a leading mall developer, which agreement was amended first in September 2013 and secondly in July 2014. While substantially all of our operating revenues are currently derived from our Ace Marketing subsidiary, we could in the future become dependent upon our agreement with Simon Property to execute on the development of our Proximity Marketing business and to attempt to achieve profitable operations. We have signed an agreement with Simon Property to create Mobiquity Networks in about 240 of their malls. This agreement expires on December 31, 2017. There is a risk that our agreement with Simon Property will not be extended beyond its original terms by Simon Property or that our operations will not be profitable. Also, our agreement with Simon Property requires us to maintain for each calendar year under said agreement, the minimum amount of fees under irrevocable standby letters of credit. For 2015, a non-affiliated stockholder and Thomas Arnost, our Executive Chairman, each provided the necessary letters of credit totaling $2,700,000 with one-half coming from each party. Also, each person who issued the letter of credit is receiving quarterly, while the letters of credit are outstanding, options to purchase 6,250 shares of our common stock, exercisable at the prevailing market price per share on the date of grant and interest at the rate of 8% per annum on the monies that they have had to set aside in their bank accounts and are unable to have access as a result of the letters of credit. In the event Simon Property finds it necessary to draw down on the letter(s) of credit, we have 30 days to obtain satisfactory replacement letters of credit. We can provide no assurance that we will be able to maintain the necessary letters of credit as required by the agreement. In the event of a default under our agreement with Simon Property, which is not cured within 30 days of notice of such breach, Simon Property may commence an action for damages or other appropriate relief and/or terminate the agreement. If we were to lose our agreement with Simon Property for these or any other reason, our business plan could be severely compromised, our business may suffer and our stock price could decrease significantly.

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Our business may also become dependent upon our agreement with Macerich, which agreement expires in April 2018. In April 2015, we entered into an agreement with Macerich, a leading mall developer. While substantially all of our operating revenues are currently derived from our Ace Marketing subsidiary, we could in the future become dependent upon our agreement with Macerich to execute on the development of our proximity marketing business and to attempt to achieve profitable operations. We signed an agreement with Macerich to create Mobiquity Networks in about 55 of their malls. There is a risk that our agreement with Macerich will not be extended beyond its original terms by Macerich or that our operations will not be profitable. Our agreement with Macerich has a term of three years expiring in April 2018, but is subject to earlier termination (i) with cause following a notice and cure period in the event of material breach of the agreement or (ii) without cause by Macerich after one year on 90 days’ prior written notice to us. If we were to lose our agreement with Macerich, for these or any other reason, our business plan could be severely compromised, our business may suffer and our stock price could decrease significantly.

We may be unable to realize the benefits of our agreement with IBM. In April 2015, we entered into a Joint Initiative Agreement with IBM and enrolled as an IBM Business Partner through IBM's PartnerWorld program.  We are teaming with IBM to deliver jointly developed solutions for mall-based tenants, including retail clients. These solutions leverage the Mobiquity Networks beacon platform deployed exclusively in the common areas of our mall footprint across the United States, as well as our SDK which can be embedded within mall clients' mobile apps, to deliver relevant content in real time to shoppers' smart phones as they visit these malls.  IBM has agreed to work with these clients to provide the analytics solutions needed to deliver personalized, one-on-one content to shoppers through Mobiquity's platform, and to help clients obtain insights from shopper transactions to drive improved customer experience and business performance. IBM services will also provide the integration capabilities needed to combine the Mobiquity Network platform in the mall common areas with the in-store server and network infrastructure, to optimize delivery of context-relevant content for the shopper. However, there is a risk that we may be unable to realize the benefits of this agreement, and a further risk that our agreement with IBM may not result in revenue generating or profitable operations of our company.

The reach of our Mobi-Beacons is dependent upon our successful integration of our SDK into various mobile applications (or apps) to allow us to communicate with our targeted audience. For us to create substantial revenues from our Mobi-Beacons, we are dependent upon entering into agreements with mobile application publishers to expand our targeted audience similar to the agreements described under “Business – Our Single Integrated Platform,” Our Mobi-Beacons communicate with our SDK which will be embedded into apps pursuant to agreements we negotiate with app publishers. The greater the number of publisher apps into which our SDK is embedded, the greater the chance of triggering a beacon engagement for which we get compensated by advertisers. We currently have entered into agreements with a limited number of third party app publishers. There is a risk that we will be unable to expand our third party publisher network on terms satisfactory to us, or at all, and if we are unable to do so, our results of operations and overall business prospects would suffer.

The location-based mobile marketing industry is relatively new and our competition may become extensive. In 2008, we became an authorized distributor, provider and reseller in the United States of mobile advertising solutions, in the location-based mobile advertising industry. In March 2013, we purchased the mobile advertising technology from our licensor. In 2011, we started transforming our company into a location-based mobile mall marketing enterprise with the formation of our Mobiquity Networks subsidiary. Currently, we have not generated significant revenue from this new and unproven segment of our business as our proximity marketing revenues totaled $149,500 and $162,500 for the years ended December 31, 2014 and 2013, respectively. While we intend to market our Mobiquity devices as a differentiated and advantageous mobile technology to attempt to capitalize on our location-based mobile mall network footprint, there is a risk that we will be unable to expand this business or generate substantial advertising revenues to support operations. Moreover, there is a risk that our location-based mobile mall network will be unable to compete with large, medium and small competitors that are in (or may enter) the proximity marketing industry with substantially larger resources and management experience. If our Mobiquity technology is unsuccessful for any reason in the marketplace, our business would be substantially harmed.

We expect to derive substantially all of our future revenues from our principal technology, which leaves us subject to the risk of reliance on such technology. Further, our principal technology is subject to pending patent applications which could be rejected by the United States Patent and Trademark Office. We expect to derive substantially all of our future revenues from our Mobiquity location-based mobile advertising technology. As such, any factor adversely affecting our ability to offer and implement our solution to new customers, including regulatory issues, market acceptance, competition, performance and reliability, reputation, price competition and economic and market conditions, would likely harm our operating results. Also, we may be unable to develop our principal technology, which would also harm our operating results. Moreover, in spite of our efforts related to the registration of our technology with the United States Patent and Trademark Office, if patent protection is not available for our principal technology because of rejection of our patent applications, the viability of our Mobiquity offering would likely be adversely impacted to a significant degree, which would materially impair our business prospects and results of operations.

If our Mobiquity technology fails to satisfy current or future customer requirements, we may be required to make significant expenditures to redesign the technology, and we may have insufficient resources to do so. Our Mobiquity technology is designed to address an evolving marketplace and must comply with current and evolving customer requirements in order to gain market acceptance. There is a risk that we will not meet anticipated customer requirements or desires, including those of our key property licensor, Simon Property Group. If we are required to redesign our technologies to address customer demands or otherwise modify our business model, we may incur significant unanticipated expenses and losses, and we may be left with insufficient resources to engage in such activities. If we are unable to redesign our technology, develop new technology or modify our business model to meet customer desires or any other customer requirements that may emerge, our operating results would be materially and adversely affected.

If we fail to respond quickly to technological developments, our service may become uncompetitive and obsolete. The location-based mobile advertising market in which we plan to compete are expected to experience rapid technology developments, changes in industry standards, changes in customer requirements and frequent new improvements. If we are unable to respond quickly to these developments, we may lose competitive position, and our technologies may become uncompetitive or obsolete, causing revenues and operating results to suffer. In order to compete, we may be required to develop or acquire new technology and improve our existing technology and processes on a schedule that keeps pace with technological developments. We must also be able to support a range of changing customer preferences. For instance, our shopping mall customers may have different requirements from universities or other users of our technology and solution, and thus we may be required to adopt our platform to accommodate the different customers. We cannot guarantee that we will be successful in any manner in these efforts.

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We cannot predict our future capital needs and we may not be able to secure additional financing. Between January 2013 and April 2015, we raised approximately $14.5 million in private equity and debt financing to support our transformation from an integrated marketing company to an advertising technology company. Since we might be unable to generate recurring or predictable revenue or cash flow to fund our operations, we will likely need to seek additional (perhaps substantial) equity or debt financing even following this offering to provide the capital required to maintain or expand our operations. We may also need additional funding for developing products and services, increasing our sales and marketing capabilities, promoting brand identity, and acquiring complementary companies, technologies and assets, as well as for working capital requirements and other operating and general corporate purposes. We cannot predict our future capital needs with precision, and we may not be able to secure additional financing on terms satisfactory to us, if at all, which could lead to determination of our business.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings or other financing alternatives, as well as through sales of common stock to Aspire Capital under the purchase agreement which we intend to terminate upon the completion of this offering. Additional equity or debt financing may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing operational development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations. Failure to secure additional financing on favorable terms could have severe adverse consequences to us.

Our financing arrangement with Aspire Capital could be particularly dilutive and uncertain. In March 2014, we entered into a purchase agreement with Aspire Capital as a source of funding for up to $15 million and filed a registration statement with the Securities and Exchange Commission to register for sale the resale of 750,000 shares, including 100,000 shares which have already been issued. The prices at which we may sell shares to Aspire Capital are not fixed and are based on current market prices although they are subject to a floor. Therefore, if we elect to utilize this funding mechanism when our share price is low, the dilutive impact of such funding would be more significant than if we raised funds at higher prices. Moreover, the extent to which we utilize the purchase agreement with Aspire Capital as a future source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the purchase agreement on any given day and during the term of the agreement is limited. Additionally, we and Aspire Capital may not affect any sales of shares of our common stock under the purchase agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $3.20 per share. Even if we are able to access the full $15 million under the purchase agreement, we may still need additional capital to fully implement our business, operating and development plans. Upon the completion of this offering, we intend to terminate our financing arrangement with Aspire Capital.

Our future performance is materially dependent upon our management and their ability to manage our growth. Our future performance is substantially dependent upon the efforts and abilities of members of our existing management, particularly Thomas Arnost, Executive Chairman, Dean L. Julia, Co-Chief Executive Officer, Michael Trepeta, Co-Chief Executive Officer, Paul Bauersfeld, our Chief Technology Officer, and Sean Trepeta, President of Mobiquity Networks. This is particularly the case as we seek to ramp up our newer location-based mobile advertising network business in 2015 and beyond. Mr. Arnost has a three-year employment agreement with us expiring in 2017. Dean L. Julia and Michael Trepeta each have five-year employment agreements which renew for an additional one year if not terminated on or before December 30th of the prior calendar year. Mr. Bauersfeld and Sean Trepeta is each an employee at will. The loss of the services of the aforementioned key persons could have a material adverse effect on our business. We currently lack “key man” life insurance policies on any of our officers or employees. Competition for additional qualified management is intense, and we may be unable to attract and retain additional key personnel. The number of management personnel is currently limited and they may be unable to manage our expansion successfully and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

If our management team does not remain with us in the future, our business, operating results and financial condition could be adversely affected. Our future success depends in large part on our current senior management team and our ability to attract and retain additional high-quality management and operating personnel. Our senior management team’s in-depth knowledge of and deep relationships with the participants in our industry are extremely valuable to us. Our business also requires skilled technical and marketing personnel, who are in high demand and are often subject to competing offers. Competition for qualified employees is intense in our industry, and the loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business, could harm our operating results and impair our ability to grow. To attract and retain key personnel, we use various measures, including an equity incentive program and incentive bonuses for executive officers and other employees. These measures may not be enough to attract and retain the personnel we require to operate our business effectively. We also have a number of employees who were granted stock options over the past few years that have an exercise price per share that is significantly lower than the current fair market value. If we are successful as a public company, of which there can be no assurances, these employees may choose to exercise their options and sell the shares, recognizing a substantial gain. As a result, it may be difficult for us to retain such employees.

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If we are unable to attract additional management and sales representatives, or if a significant number of our manager or sales representatives leave us, our ability to increase our net revenues could be negatively impacted. Our ability to expand our business will depend, in part, on our ability to attract additional management and sales representatives. Competition for qualified managers and sales representatives can be intense, and we may be unable to hire additional team members when we need them or at all. Any difficulties we experience in attracting additional managers or sales representatives could have a negative impact on our ability to expand our retailer base, increase net revenues and continue our growth. In addition, we must retain our current management and sales representatives and properly incentivize them to obtain new relationships. If a significant number of our managers and sales representatives were to leave us, our net revenues could be negatively impacted. In certain circumstances, we have entered into agreements with our managers and sales representatives that contain non-compete provisions to mitigate this risk, but we may need to litigate to enforce our rights under these agreements, which could be time-consuming, expensive and ineffective. A significant increase in the turnover rate among our current managers or sales representatives could also increase our recruiting costs and decrease our operating efficiency, which could lead to a decline in our net revenues and profitability.

We presently do not hold any issued patents, and we will need to protect our intellectual property which we acquired from FuturLink and which we are developing on our own. In 2013, we acquired our proximity marketing intellectual property consisting of patent applications, source codes and trademark(s) from our licensor, FuturLink, at a cost of approximately $160,000. However, we do not own the rights to any issued patents. The patent applications acquired related to the hardware and associated process for identifying and acquiring connections to mobile devices and the process for delivering select content to users on an opt-in basis, but it is possible that no patents will issue from these applications, which could prevent us from realizing the full benefits of the underlying inventions. Additionally, significant “know how” was acquired with respect to managing remote hardware across a large physical network. We expect to leverage the hardware and software included in our purchase to expand our mall-based footprint in the United States, and should we lose access to this technology, our business prospects could be harmed. Also, since we acquired this technology, we have further developed our ability to manage large networks of hardware to include beacon technology, and we have expanded campaign management tools to optimize them to meet the demands of our customers. Importantly, we have also developed a proprietary method for encrypting and decrypting the beacon signals on a rolling basis to ensure that our beacon network remains fully secure and exclusively for the beneficial use of our clients.

We believe our intellectual property, much of which is only protected through trade secrets and could potentially be misappropriated by others, gives us a lead in the industry with respect to the sophisticated management of large-scale network deployments and campaign management. However, there is a risk that competitors with large financial resources will adapt and make changes that may overcome our perceived advantage. Most beacon providers focus on single-store applications and are not capable of managing beacons across multiple locations, much less manage a public network that will be accessed by multiple advertisers versus a single retailer. Our network-focused platform approach is a key selling tool when presenting our capabilities to property owners, such as mall developers, who understand the challenge associated with managing a large number of hardware solutions across hundreds of properties. However, there is a risk that we will be unable to protect our trade secrets from being misappropriated by others. In the event patents are granted, our intellectual property positions could be challenged, invalidated, circumvented or expire or we could fail to protect our future intellectual property through unsuccessful litigation. Any failure to protect our intellectual property, could adversely affect our business, and our future prospects depend in part on our ability to defend our intellectual property rights, which we may be unable to do for cost or technological reasons.

In addition, third parties may seek to challenge, invalidate or circumvent our intellectual property rights. Moreover, our intellectual property positions might not protect us against competitors with similar products or technologies because competing products or technologies may not infringe our intellectual property rights. Also, there are third parties who have patents or pending patent applications that they may claim necessitate payment of a royalty or prevent us from commercializing our proprietary rights in certain territories. Intellectual property disputes are frequent, costly and can preclude, delay or increase the cost of commercialization of products and/or services, which could damage our business if this should occur.

Our Mobiquity solution contains and is dependent upon open source software, which may pose particular risks to our proprietary software and solutions. We use open source software in our solutions and will use open source software in the future. Some licenses governing our use of open source software contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, if we combine our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot assure you that all open source software is reviewed prior to use in our solutions, that our programmers have not incorporated open source software into our solutions, or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our solutions. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software to others on unfavorable license terms. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our solutions, discontinue making our solutions available in the event re-engineering cannot be accomplished on a timely basis or take other remedial action. Any such re-engineering or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts. Further, in addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and operating results.

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We rely on information technology to operate our business and maintain competitiveness, and any failure to adapt to technological developments or industry trends could harm our business. We depend on the use of information technologies and systems. As our operations grow in size and scope, we will be required to continuously improve and upgrade our systems and infrastructure while maintaining or improving the reliability and integrity of our infrastructure. Our future success also depends on our ability to adapt our systems and infrastructure to meet rapidly evolving consumer trends and demands while continuing to improve the performance, features and reliability of our solutions in response to competitive services and product offerings. The emergence of alternative platforms will require new investment in technology. New developments in other areas, such as cloud computing, could also make it easier for competition to enter our markets due to lower up-front technology costs. In addition, we may not be able to maintain our existing systems or replace or introduce new technologies and systems as quickly as we would like or in a cost-effective manner.

If we fail to respond quickly to technological developments, our technology may become uncompetitive and obsolete. The mobile advertising market is expected to experience rapid technology developments, changes in industry standards, changes in customer requirements and frequent new product introductions and improvements. If we are unable to respond quickly to these developments, we may lose competitive position, and our solutions or technologies may become uncompetitive or obsolete, causing revenues and operating results to suffer. In order to compete, we may be required to develop or acquire new products or technologies and improve our existing technologies and processes on a schedule that keeps pace with technological developments and the requirements for products addressing a broad spectrum and designers and designer expertise in our industry. We must also be able to support a range of changing customer preferences. We cannot guarantee that we will be successful in any manner in these efforts, and our inability to do so could cause our business to suffer.

Our technology and associated business processes may contain undetected errors, which could limit our ability to provide our services and diminish the attractiveness of our offerings. Our Mobiquity technology may contain undetected errors, defects or bugs. As a result, our customers or end users may discover errors or defects in our technology or the systems incorporating our technology may not operate as expected. We may discover significant errors or defects in the future that we may not be able to fix. Our inability to fix any of those errors could limit our ability to provide our solution, impair the reputation of our brand and diminish the attractiveness of our product offerings to our customers.  In addition, we may utilize third party technology or components in our products and we rely on those third parties to provide support services to us. Failure of those third parties to provide necessary support services could materially adversely impact our business.

Interruptions or delays in service from key third parties could impair the delivery of our Mobiquity solutions and harm our business. Our Mobiquity business relies on bandwidth providers, internet service providers and mobile networks to deliver content. Any damage to, or failure of, the systems of our third-party providers could result in interruptions to our service. These providers may be vulnerable to damage or interruption from break-ins, computer viruses, denial-of-service attacks, acts of terrorism, vandalism or sabotage, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes and similar events. The occurrence of any of these events, a decision to close applicable facilities without adequate notice or other unanticipated problems could result in loss of data, lengthy interruptions in the availability of our services and harm to our reputation and brand. We have not adequately developed disaster recovery arrangements, thus leaving us at risk for disasters or similar events. As we depend on continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business, if we lose the services of one or more of our bandwidth providers for any reason or if their services are disrupted, we could experience disruption in our services or we could be required to retain the services of a replacement bandwidth provider, which could increase our operating costs and harm our business and reputation.

We cannot predict our future capital needs and we may not be able to secure additional financing.  Between January 2013 and April 2015, we raised approximately $14.5 million in private equity and debt financing to support our transformation from an integrated marketing company to an advertising technology company. Since we might be unable to generate recurring or predictable revenue or cash flow to fund our operations, we will likely need to seek additional equity or debt financing even following this offering to provide the capital required to maintain or expand our operations. We may also need additional funding for developing products and services, increasing our sales and marketing capabilities, promoting brand identity, and acquiring complementary companies, technologies and assets, as well as for working capital requirements and other operating and general corporate purposes. We cannot predict our future capital needs with precision, and we may not be able to secure additional financing on terms satisfactory to us, if at all.

Because we do not manufacture the promotional products we distribute, we are dependent upon third parties for the manufacture and supply of our promotional products. Our Ace Marketing subsidiary obtains all of our promotional products from third-party suppliers, both domestically and overseas primarily in China. We submit purchase orders to our suppliers who are not committed to supply products to us. Therefore, suppliers may be unable to provide the products we need in the quantities we request.  Because we lack control of the actual production of the promotional products we sell, we may be subject to delays caused by interruption in production based on conditions outside of our control. In the event that any of our third-party suppliers were to become unable or unwilling to continue to provide the products in required volumes, we would need to identify and obtain acceptable replacement sources on a timely cost effective basis. There is no guarantee that we will be able to obtain such alternative sources of supply on a timely basis, if at all. An extended interruption in the supply of our products would have an adverse effect on our results of operations, which most likely would adversely affect the value of our common stock.

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We entered into a convertible promissory note which is secured by all of our assets. This note has a current maturity date of December 31, 2015, but the noteholder has the right to call the note at any time, which could adversely affect our liquidity and capital resources. On June 12, 2012, we entered into a secured convertible promissory note due December 12, 2013 in the amount of $350,000 with TCA Global Credit Master Fund L.P. This note is secured by all of our assets. On December 12, 2013, Thomas Arnost our Executive Chairman, purchased the $350,000 Note from TCA (which principal amount has been reduced to $322,000) and, subsequently entered into an agreement with us to extend the due date of the note until December 12, 2014 and again he extended the due date to December 31, 2015, subject to his right to call the note at any time, in addition to certain other conditions. The payment of this Note at maturity or earlier if accelerated by Mr. Arnost at his sole discretion could come at a time when it would not be advantageous to us and could materially adversely affect our liquidity and capital resources. We can provide no assurances that we will be able to meet our obligations under the note. Upon the completion of this offering, we intend to retire this note from the proceeds of this offering, subject to Mr. Arnost’s conversion rights.

Changes in consumer sentiment or laws, rules or regulations regarding tracking technologies and other privacy matters could have a material adverse effect on our ability to generate net revenues and could adversely affect our ability to collect data on consumer shopping behavior. The collection and use of electronic information about user is an important element of our Mobiquity technology and solutions. However, consumers may become increasingly resistant to the collection, use and sharing of information, including information used to deliver advertising and to attribute credit to publishers in performance marketing programs, and take steps to prevent such collection, use and sharing of information. For example, consumer complaints and/or lawsuits regarding advertising or other tracking technologies in general and our practices specifically could adversely impact our business. In addition to this change in consumer preferences, if retailers or brands perceive significant negative consumer reaction to targeted advertising or the tracking of consumers’ activities, they may determine that such advertising or tracking has the potential to negatively impact their brand. In that case, advertisers may limit or stop the use of our solutions, and our operating results and financial condition would be adversely affected.

Our business practices with respect to data and consumer protection could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy, data protection and consumer protection. Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we collect. We strive to comply with all applicable laws, regulations, self-regulatory requirements and legal obligations relating to privacy, data protection and consumer protection, including those relating to the use of data for marketing purposes. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot assure you that our practices have complied, comply, or will comply fully with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with federal, state or international laws or regulations, including laws and regulations regulating privacy, data security, marketing communications or consumer protection, or other policies, self-regulatory requirements or legal obligations could result in harm to our reputation, a loss in business, and proceedings or actions against us by governmental entities, consumers, retailers or others. We may also be contractually liable to indemnify and hold harmless performance marketing networks or other third parties from the costs or consequences of noncompliance with any laws, regulations, self-regulatory requirements or other legal obligations relating to privacy, data protection and consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business. Any such proceeding or action, and any related indemnification obligation, could hurt our reputation, force us to incur significant expenses in defense of these proceedings, distract our management, increase our costs of doing business and cause consumers and retailers to decrease their use of our marketplace, and may result in the imposition of monetary liability.

As we develop and provide solutions, we may be subject to additional and unexpected regulations, which could increase our costs or otherwise harm our business. As we develop and provide solutions that address new market segments, we may become subject to additional laws and regulations, which could create unexpected liabilities for us, cause us to incur additional costs or restrict our operations. From time to time, we may be notified of or otherwise become aware of additional laws and regulations that governmental organizations or others may claim should be applicable to our business. Our failure to anticipate the application of these laws and regulations accurately, or other failure to comply, could create liability for us, result in adverse publicity or cause us to alter our business practices, which could cause our net revenues to decrease, our costs to increase or our business otherwise to be harmed.

We rely on information technology to operate our business and maintain competitiveness, and any failure to adapt to technological developments or industry trends could harm our business. We depend on the use of information technologies and systems. As our operations grow in size and scope, we must continuously improve and upgrade our systems and infrastructure while maintaining or improving the reliability and integrity of our infrastructure. Our future success also depends on our ability to adapt our systems and infrastructure to meet rapidly evolving consumer trends and demands while continuing to improve the performance, features and reliability of our solutions in response to competitive services and product offerings. In addition, we may not be able to maintain our existing systems or replace or introduce new technologies and systems as quickly as we would like or in a cost-effective manner.

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Government regulation of the Internet, e-commerce and m-commerce is evolving, and unfavorable changes or failure by us to comply with these laws and regulations could substantially harm our business and results of operations. We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet, e-commerce and m-commerce in a number of jurisdictions around the world. Existing and future regulations and laws could impede the growth of the Internet, e-commerce, m-commerce or other online services. These regulations and laws may involve taxation, tariffs, privacy and data security, anti-spam, data protection, content, copyrights, distribution, electronic contracts, electronic communications and consumer protection. It is not clear how existing laws and regulations governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet as the vast majority of these laws and regulations were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet, e-commerce or m-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet, e-commerce or m-commerce may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot assure you that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business, and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant resources in defense of these proceedings, distract our management, increase our costs of doing business, and cause consumers and retailers to decrease their use of our marketplace, and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of noncompliance with any such laws or regulations. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites and mobile applications or may even attempt to completely block access to our marketplace. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be adversely affected and we may not be able to maintain or grow our net revenues as anticipated.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company. Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. We have a limited accounting and finance staff, and such staff has relatively limited experience in operating the accounting function of a growing public company. As such, we may be unable to effectively establish, implement and update our internal control systems. This would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if properly in place, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially and adversely affect our business, reputation, stock price and results of operations.

Risks Relating To An Investment In Our Common Stock

Our future sales of common stock by management and other stockholders may have an adverse effect on the then prevailing market price of our common stock. In the event a public market for our common stock is sustained in the future, sales of our common stock may be made by holders of our public float or by holders of restricted securities in compliance with the provisions of Rule 144 of the Securities Act of 1933. In general, under Rule 144, a non-affiliated person who has satisfied a six-month holding period in a fully reporting company under the Securities Exchange Act of 1934, as amended, may, sell their restricted common stock without volume limitation, so long as the issuer is current with all reports under the Exchange Act in order for there to be adequate common public information. Affiliated persons may also sell their common shares held for at least six months, but affiliated persons will be required to meet certain other requirements, including manner of sale, notice requirements and volume limitations. Non-affiliated persons who hold their common shares for at least one year will be able to sell their common stock without the need for there to be current public information in the hands of the public. Future sales of shares of our public float or by restricted common stock made in compliance with Rule 144 may have an adverse effect on the then prevailing market price, if any, of our common stock.

A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common shares to drop significantly, even if our business is doing well. Sales of a substantial number of our common shares in the public market, or the perception in the market that the holders of a large number of shareholders intend to sell shares could reduce the market price of our common shares. After this offering, we will have                post-split common shares outstanding. This number includes the shares that we are selling in this offering, assuming the underwriters’ over-allotment option is exercised, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. While a portion of our outstanding shares are currently restricted as a result of securities laws or lock-up agreements, they will become eligible to be sold at various times after the offering. Significant sales of common shares could cause the market price of our common shares to drop significantly.

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Our management will have broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree or which do not produce beneficial results. We currently intend to use the net proceeds from this offering as described under Use of Proceeds, including a significant portion of the net proceeds for working capital and corporate purposes. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, and results of operation.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future as we do further financings and transactions. You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to                post-split common shares offered in this offering (                post-split common shares if the underwriters’ overallotment option is fully exercised) at the public offering price of $                per share, and after deducting the underwriting discount and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $                per share ($               per share if the underwriters’ overallotment is fully exercised). In addition, in the past, we have issued options, warrants and convertible notes to acquire our common shares and we may issue additional convertible debt and equity securities, options and warrants and preferred shares in the future. To the extent these options, warrants or convertible notes or preferred shares are ultimately exercised or converted, you will sustain further future dilution.

We do not intend to pay dividends. We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We lack an established trading market for our common stock, and you may be unable to sell your common stock at attractive prices or at all.  There is currently a limited trading market for our common stock on the OTCQB under the symbol “MOBQ.” There can be no assurances given that an established public market will be obtained for our common stock or that any public market will last. As a result, we cannot assure you that you will be able to sell your common stock at attractive prices or at all and we intend to apply for listing of our common stock on NYSE MKT. Although we believe that this offering and an exchange listing would improve the liquidity of our common shares, there can be no assurance that an active public market for our common shares will develop or be sustained.

If we become listed on NYSE MKT, we will be unable to access equity capital without shareholder approval if such equity capital sales would result in dilution above regulatory thresholds, and consequently we may be unable to obtain financing sufficient to sustain our business if we are unsuccessful in soliciting requisite shareholder approvals. If our common stock becomes listed on NYSE MKT, we would will be subject to rules requiring shareholder approval for certain capital raising transactions. The operation of these rules could limit our ability to raise capital through issuance of shares or convertible securities without jeopardizing our listing status. If we were to violate such rules, our company would be subject to delisting from NYSE MKT and share prices and trading volumes would likely suffer.

If we do not meet the continued listing standards of NYSE MKT our liquidity and share price may suffer. If our common stock is approved for listing on NYSE MKT, there is no assurance that our company will be able to continue to meet all necessary requirements for listing on NYSE MKT, as the NYSE MKT may suspend trading in, or remove our listing from trading, if in the opinion of the Exchange our financial condition and/or operating results appear to be unsatisfactory to the Exchange or if we fail to comply with the listing agreements with the Exchange; therefore, there is no assurance that our common shares will continue to trade on a national securities exchange. At any time when our shares do not trade on a national exchange, liquidity may be reduced and our stock price could decline.

The market price for our common stock may be highly volatile.  The market price for our common stock may be highly volatile. A variety of factors may have a significant impact on the market price of our common stock, including:

•	quarterly fluctuations of operating results due to the seasonality of our Mobiquity Networks mall-based business;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	changes in our industry and competitors;

•	our financial condition, results of operations and prospects;

•	any future issuances of our common stock, which may include primary offerings for cash, and the grant or exercise of stock options from time to time;

•	general market and economic conditions; and

•	any outbreak or escalation of hostilities, which could cause a recession or downturn in the U.S. economy.

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In addition, the markets in general can experience extreme price and volume fluctuations that can be unrelated or disproportionate to the operating performance of the companies listed or quoted. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business.

Our stockholders recently approved a reverse stock split which could adversely affect the market liquidity of our common stock, impair the value of your investment and harm our business. There are a number of risks associated with the reverse stock split that we expect to effect prior to the effectiveness of the registration statement of which this prospectus is a part, including that the reverse stock split may not result in a sustained increase in the per share price of our common shares. We cannot predict whether the reverse stock split will increase the market price for our common shares on a sustained basis. The history of similar stock split combinations for companies in like circumstances is varied, and we cannot predict whether:

•	the market price per share of our common shares after the reverse stock split will result in a sustained rise in proportion to the reduction in the number of shares of our common shares outstanding before the reverse stock split, i.e., that the post-split market price of our common shares will equal or exceed the pre-split price multiplied by the split ratio;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers;

•	the market price per share will equal or exceed the price required to qualify for initial listing or remain in excess of the minimum bid price as required by NYSE MKT for initial listing; or

•	that we will otherwise meet the requirements of NYSE MKT for continued inclusion for trading on NYSE MKT.

In addition, we reduced the number of shares available in the public float and this may impair the liquidity in the market for our common shares on a sustained basis, which may in turn reduce the value of our common shares. We may in the future undergo one or more additional stock splits, stock dividends and/or reverse stock splits. If we issue additional shares in the future, it will likely result in the dilution of our existing shareholders.

Our executive directors and executive officers have a material level of control over us, which could delay or prevent a change in our corporate control favored by our other stockholders. As of the date of this prospectus, our directors and executive officers beneficially own, in the aggregate, approximately ____% of our outstanding common stock. These figures include potential future exercises of outstanding options or warrants into shares of common stock. The interests of our current directors and executive officers may differ from the interests of other stockholders. As a result, these current directors and officers could have the ability to exercise material influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets and material financing transactions;

•	election of directors;

•	adoption of or amendments to stock option plans;

•	amendment of charter documents; or

•	issuance of “blank check” preferred stock.

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Our certificate of incorporation grants our board of directors the authority to issue a new series of preferred stock without further approval by our shareholders, which could adversely affect the rights of the holders of our common shares. Our board of directors has the power to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the power to issue preferred stock without further shareholder approval, subject to applicable listing regulations. As a result, our board of directors could authorize the issuance of new series of preferred stock that would grant to holders thereof certain preferred rights to (i) our assets upon liquidation: (ii) receive dividend payments ahead of holders of common shares; (iii) and the redemption of the shares, together with a premium, prior to the redemption of our common shares. In addition, our board of directors could authorize the issuance of new series of preferred stock that is convertible into our common shares, which could decrease the relative voting power of our common shares or result in dilution to our existing shareholders.

Research analysts do not currently publish research about our business, limiting information available to shareholders, and if this continues to be the case or if analysts do publish unfavorable commentary or downgrade our common shares it could adversely affect our stock price and trading volume. The trading market for our common shares will depend, in part, on the research and reports that research analysts publish about us and our business and industry. The price of our common shares could decline if one or more research analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. If one or more of the research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our common shares could decrease, which could cause our stock price or trading volume to decline.

As a public company, we are subject to complex legal and accounting requirements that will require us to incur significant expenses and will expose us to risk of non-compliance. As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our management team is relatively inexperienced in complying with these requirements, which may lead to errors in our accounting and financial statements and which may impair our operations. This inexperience may also increase the cost of compliance and may also increase the risk that we will fail to comply. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

We may be subject to shareholder litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations. The market for our common shares may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price may continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may become the target of similar litigation. Securities litigation will result in substantial costs and liabilities and will divert management’s attention and resources.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered “penny stock” and may be difficult to trade. The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock may be less than $5.00 per share and, therefore, may be designated as a “penny stock” according to SEC rules, unless our common shares are trading on a national exchange. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their common shares.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this prospectus, the statements contained in this prospectus are “forward-looking statements” that reflect our current view with respect to future events and financial results. We urge you to consider that statements that use the terms “anticipate,” “believe,” “do not believe,” “expect,” “plan,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause the actual results, performance, levels of activity, or our achievements, or industry results, to be materially different from any future results, performance, levels of activity, or our achievements expressed or implied by such forward-looking statements. Some of these risks are as follows:

•

we have a history of operating losses and an accumulated deficit of approximately $32.6 million at March 31, 2015 and our auditors have expressed a substantial doubt about our ability to continue as a going concern;

•	our business prospects and future growth could become dependent upon our rights agreement with Simon and our rights agreement with Macerich, each a top mall developer, to create exclusively in the common areas a location-based marketing network called Mobiquity Networks in about 295 malls across the United States. We can provide no assurance that we will be able to comply with all the requirements of each agreement and successfully extend the terms of each agreement. In the event that we lose our rights under either agreement, our business could be materially and adversely harmed. We intend to attempt to expand our mall network footprint into other malls and non-mall venues. We can provide no assurances that our expansion plans will be successful;

•	the location-based mobile marketing industry is relatively new and unproven. We will attempt to capitalize on our location-based mobile mall network footprint. We can provide no assurances that we will be able to generate substantial revenues to support our operations or to successfully compete against large, medium and small competitors that are in (or may enter) the proximity marketing industry with substantially larger resources and management experience;

•	our operations will require substantial additional financing to expand our mall footprint in other malls and outside of malls in other synergistic venues and to generally support our operations. The raise of additional capital will likely involve substantial dilution to our stockholders. We can also provide no assurances that additional financing will be available to us on favorable terms, if at all;

•	our location-based mobile marketing technology is based upon intellectual property which we originally licensed from an unrelated company and subsequently purchased. Our success will depend upon our ability to have patents issued from patent applications filed in connection with such intellectual property and also to defend our intellectual property rights from challenges or circumvention of our intellectual property rights by third parties;

•

our future performance is materially dependent upon our management and their ability to manage our growth as well as our ability to retain their services. The loss of our key management personnel could have a material adverse effect on our business. If we are unable to manage our expansion successfully and obtain substantial revenues for our location-based mobile mall network and outside of malls in other synergistic venues, the failure to do so could have a material adverse on our business, results of operations and financial condition; and

•	substantially all of our revenues to date have been generated by our integrated marketing subsidiary Ace Marketing. This subsidiary faces extensive competition with no company dominating the market in which our subsidiary operates.

Please see “Risk Factors” for a discussion of the risks that could have an effect on such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to publicly release any update or revision to any forward-looking statements to reflect new information, future events or circumstances, or otherwise after the date hereof.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $8,775,000. Assuming the over-allotment option is exercised in full by the underwriters and satisfied in full by us, we will receive an additional estimated $1,380,000 in net proceeds, after deducting underwriting discounts and estimated offering expenses payable by us, for a total net proceeds of approximately $10,155,000.

We expect to use the net proceeds from this offering to maintain our existing rights in about 295 Simon and Macerich malls, sales and marketing, hiring additional personnel, repayment of debt and general corporate purposes. Principal intended uses, in order of priority and subject to availability of funds are as follows:

•

Agreements with mall developers. Pursuant to our agreement with Simon Property Group, we have installed our proximity marketing hardware solutions in about 240 malls across the Simon mall network in the United States. Pursuant to our agreement with Macerich, on or before June 1, 2015, we intend to install our Mobi-Beacons in about 55 malls across the Macerich mall network across the United States. We have allocated approximately $4.5 million of the net proceeds of this offering to maintain our existing rights in the Simon and Macerich malls over the 12 months following the completion of this offering.

•	Additional personnel. We have allocated approximately $1.5 million of the net proceeds of this offering to hire additional qualified sales and marketing personnel to generate revenue on our proximity mall network and to hire additional engineers, developers, computer and technology support personnel.

•	To repay certain indebtedness. We have allocated $600,000 of the net proceeds of this offering to repay $322,000 of principal plus accrued interest to Thomas Arnost, Executive Chairman, and an additional $250,000 of principal plus accrued interest to four non-affiliated debt holders. Each of the aforementioned debt obligations may be repaid without penalty subject to the debt holders’ conversion rights.

•

For working capital and general corporate purposes. We have allocated $2.775 million for working capital and general corporate purposes, which amount will be increased to $4.155 million in the event the underwriters’ over-allotment option is exercised in full. Funds allocated for these purposes, plus any monies not utilized at management’s sole discretion for the estimated purposes described above, may be utilized for all proper corporate purposes, including, without limitation, expanding our mall footprint with other mall developers, compensation of executive officers, staff, consultants, payment of rent and general overhead.

The foregoing expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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MARKET PRICE OF COMMON STOCK

Our common stock trades on the OTCQB under the symbol "MOBQ" (formerly “AMKT”) on a limited basis. The OTCQB marketplace has effectively replaced the FINRA operated OTC Bulletin Board (OTCBB) as the primary market for SEC reporting securities that trade off exchanges. We intend to apply to list our common stock on the NYSE MKT with such listing to commence upon the closing of this offering. No assurances can be given that our application will be approved.

The following table sets forth the range of high and low sales prices of our common stock for at least the last two fiscal years on the OTCQB after giving retroactive effect to an adjustment for an assumed 1-for-20 reverse stock split which we expect to effect prior to the effectiveness of the registration statement of which this prospectus is a part, as if such reverse split had be effectuated on January 1, 2013.

Quarters Ended	High	Low
March 31, 2013	$10.00	$4.00
June 30, 2013	$12.00	$7.40
September 30, 2013	$11.00	$6.60
December 31, 2013	$10.60	$6.40
March 31, 2014	$15.60	$8.00
June 30, 2014	$12.00	$7.00
September 30, 2014	$13.60	$7.00
December 31, 2014	$9.00	$5.00
March 31, 2015	$7.60	$3.60

The closing sales price of our common stock on May 14, 2015 was $6.20 per share. All quotations provided herein reflect inter-dealer prices, without retail mark-up, markdown or commissions (and adjustment for our proposed 1-for-20 reverse stock split).

In the event a public market for our common stock is sustained in the future, sales of our common stock may be made by holders of our public float or by holders of restricted securities in compliance with the provisions of Rule 144 of the Securities Act of 1933. In general, under Rule 144, a non-affiliated person who has satisfied a six-month holding period in a fully reporting company under the Securities Exchange Act of 1934, as amended, may, sell their restricted common stock without volume limitation, so long as the issuer is current with all reports under the Exchange Act in order for there to be adequate common public information. Affiliated persons may also sell their common shares held for at least six months, but affiliated persons will be required to meet certain other requirements, including manner of sale, notice requirements and volume limitations. Non-affiliated persons who hold their common shares for at least one year will be able to sell their common stock without the need for there to be current public information in the hands of the public. Future sales of shares of our public float or by restricted common stock made in compliance with Rule 144 may have an adverse effect on the then prevailing market price, if any, of our common stock.

As of May 18, 2015, there were approximately 160 holders of record of our common stock. Also, there were approximately 566 additional beneficial holders of our common stock held in street name on September 23, 2014, the date of our last special meeting of stockholders. Our transfer agent is Continental Stock Transfer & Trust company, 17 Battery Place, 8th Floor, New York, NY 10004.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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CAPITALIZATION

The following table sets forth our consolidated working capital and capitalization as of March 31, 2015, on an actual basis and on a pro forma basis, to reflect our receipt of the net proceeds from our sale of shares of our common stock in this offering at an assumed public offering price of $               per share, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us. The pro forma column also gives effect to the issuance of 370,000 shares at a purchase price of $6.00 per share for a total of $2,220,000 subsequent to March 31, 2015 and prior to the commencement of this offering. The capitalization equity section shown below gives retroactive effect to the completion of the 1-for-20 reverse stock split and does not give effect to the application of the net proceeds of the offering.

	As of March 31, 2015
	Actual	Pro Forma

Working capital	$979,156	11,974,156
Total liabilities	5,042,652	5,042,652

Stockholders’ equity:
Preferred stock, $0.0001 par value: 5,000,000 shares authorized; no shares issued or outstanding	$–	–
Common stock, $0.0001 par value: 200,000,000 shares authorized; shares issued and outstanding, actual; and shares issued and outstanding on a pro forma basis
Additional paid-in capital
Accumulated other comprehensive income (loss)	(1,584)	(2,236)
Accumulated deficit	(32,590,854)	(32,590,854)
Total stockholders' equity (deficit)	(2,617,146)	13,612,146
Total capitalization	7,659,798	18,654,798

The number of shares of common stock set forth in the table above excludes:

•	excludes 1,632,030 common shares issuable upon exercise of outstanding warrants to purchase our common shares with a weighted average exercise price of approximately $10.20 per share as of the date of this prospectus;

•

excludes 871,500 common shares issuable upon exercise of outstanding options to purchase our common shares with a weighted average exercise price of approximately $9.80 per share as of the date of this prospectus;

•

excludes 25,000 common shares issuable upon conversion of outstanding convertible notes at $10.00 per share, 53,667 shares issuable upon conversion of notes at $6.00 per share and 450,000 shares issuable upon conversion of $2.7 million of letters of credit provided on our behalf by third parties, convertible at $6.00 per share;

•	excludes up to 5,000 shares of common stock and warrants to purchase up to 2,500 shares of common stock at an exercise price of $20 per share pursuant to the terms of a $50,000 convertible note issued on December 29, 2014, noting that the foregoing amounts do not include the possible issuance of shares and warrants upon conversion of accrued interest due and payable on said note.

•	excludes up to 1,000,000 shares of common stock, warrants to purchase up to 500,000 shares of common stock at $20.00 per share and additional warrants to purchase up to 150,000 shares at $10.00 per share in the event that debt financing is provided to us of up to $10 million as described under “Certain Relationships and Related Party Transactions,” $3,350,000 of which has been received by us, noting that we have the right to reject any debt financing that is provided to us; and

•	assumes no exercise by the underwriters of their option to purchase up to an additional common shares to cover over-allotments, if any.

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DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of our common stock in this public offering and the pro forma net tangible book value per share of our common stock immediately after closing of this offering.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock outstanding as of March 31, 2015. Our net tangible book value (deficit) as of March 31, 2015 was $( ) or $( ) per share, based on the shares of our common stock outstanding as of March 31, 2015. The net tangible book value at March 31, 2015, as adjusted for the sale of 370,000 shares at $6.00 per share for $2,220,000 was $________ or $________ per share.

After giving effect to the sale of                shares of common stock by us at the public offering price of $               per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of March 31, 2015 would have been approximately $              , or $               per share. This represents an immediate increase in pro forma net tangible book value of $               per share to our existing stockholders and an immediate dilution of $               per share to investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share			$
Adjusted net tangible book value (deficit) per share as of March 31, 2015	$(	)
Increase to pro forma net tangible book value per share attributable to new investors	$
Pro forma net tangible book value per share, after giving effect to this offering			$
Dilution of pro forma net tangible book value per share to new investors			$

The illustration of dilution shown above gives retroactive effect to the completion of the 1-for-20 reverse stock split, but excludes:

•	The exercise of the underwriters’ over-allotment option;

•	871,500 shares of our common stock issuable upon the exercise of options outstanding as of the date of this prospectus, with a weighted-average exercise price of approximately $9.80 per share;

•	1,632,030 shares of our common stock issuable upon the exercise of warrants outstanding as of the date of this prospectus, with a weighted-average exercise price of approximately $10.20 per share;

•

25,000 common shares issuable upon conversion of outstanding convertible notes at a minimum of $10.00 per share, 53,667 shares issuable upon conversion of notes at $6.00 per share and __________ shares issuable upon conversion of $2.7 million of letters of credit provided on our behalf by third parties, convertible at $______ per share;

•	excludes up to 5,000 shares of common stock and warrants to purchase up to 2,500 shares of common stock at an exercise price of $20 per share pursuant to the terms of a $50,000 convertible note issued on December 29, 2014, noting that the foregoing amounts do not include the possible issuance of shares and warrants upon conversion of accrued interest due and payable on said note.

•	excludes up to 1,000,000 shares of common stock, warrants to purchase up to 500,000 shares of common stock at $20.00 per share and additional warrants to purchase up to 150,000 shares at $10.00 per share in the event that debt financing is provided to us of up to $10 million as described under “Certain Relationships and Related Party Transactions,” $3,350,000 of which has been received by us, noting that we have the right to reject any debt financing that is provided to us; and

•	_________ shares of our common stock reserved for future issuance as of December 31, 2014 under our stock option plans.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those described below. You should read the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States.  The preparation of financial statements requires management to make estimates and disclosures on the date of the financial statements. On an on-going basis, we evaluate our estimates including, but not limited to, those related to revenue recognition. We use authoritative pronouncements, historical experience and other assumptions as the basis for making judgments. Actual results could differ from those estimates. We believe that the following critical accounting policies affect our more significant judgments and estimates in the preparation of our financial statements.

Revenue Recognition - Ace Marketing’s revenue is recognized when title and risk of loss transfers to the customer and the earnings process is complete. In general, title passes to our customers upon the customer’s receipt of the merchandise. Revenue is recognized on a gross basis since Ace Marketing has the risks and rewards of ownership, latitude in selection of vendors and pricing, and bears all credit risk. Advance payments made by customers are included in customer deposits. Ace Marketing records all shipping and handling fees billed to customers as revenues and related costs as cost of goods sold, when incurred. Additional source of revenue, derived from emails/texts directly to consumers are recognized under contractual arrangements. Revenue from this advertising method is recognized at the time of service provided.

Revenue Recognition – Mobiquity Networks. Mobiquity has three avenues of income with our beacon platform, Bluetooth Push and Wi-Fi. Revenue is realized with the signing of the advertising contract. The customer signs a contract directly with us for an advertising campaign with mutually agreed upon term and is billed on the start date of the advertising campaign, which is expected to be of short duration periods. Revenue is recognized the same way for the three mobile solutions. The first option to earn revenue with the beacon platform is for customers to contract for advertising campaigns, on our platform, either directly through their own app or through various 3rd party apps. The second option to earn revenue is through a revenue share with advertising exchanges and networks that deliver advertising campaigns to their customers based on our real-time location signal data. The third option would be through selling our historical data to data management platform companies.

Allowance For Doubtful Accounts. We are required to make judgments based on historical experience and future expectations, as to the realizability of our accounts receivable. We make these assessments based on the following factors: (a) historical experience, (b) customer concentrations, customer credit worthiness, (d) current economic conditions, and (e) changes in customer payment terms.

Accounting For Stock Based Compensation. Stock based compensation cost is measured at the grant date fair value of the award and is recognized as expense over the requisite service period.  The company uses the Black-Sholes option-pricing model to determine fair value of the awards, which involves certain subjective assumptions.  These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (“expected term”), the estimated volatility of the company’s common stock price over the expected term (“volatility”) and the number of options for which vesting requirements will not be completed (“forfeitures”). Changes in the subjective assumptions can materially affect estimates of fair value stock-based compensation, and the related amount recognized on the consolidated statements of operations.

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Plan of Operation

Our goal is to enhance the shopper experience with retail customers by providing valuable and relevant content in real-time based on location. We achieve this goal by providing our customers (such as retailers, brands, and the entertainment industry) with a highly targeted form of mobile marketing engagement. Our platform enables interaction and advertising based on time, location and personalization to create the most effective campaigns/experiences possible, in a way that is not possible without our network. We connect fans and brands in the retail space by increasing individual retail location app usage and driving foot traffic to such individual retail locations. We have deployed our Mobiquity hardware solutions in about 240 Simon malls in the United States. We intend to utilize the proceeds of this offering to expand our sales and marketing human resource capability to focus on generating revenue over our network. Our sales and marketing team will be seeking to generate revenue over our network through five primary verticals:

1.	Retailers, Brands and Apps relevant to the shopping experience.
2.	Shopping/Coupon related Apps with relevant offers.
3.	Entertainment Apps relevant to the shopper demographic.
4.	Advertising Networks and Exchanges serving location relevant ads.
5.	Data Analytic and Social Media Apps requesting real-time location based signal.

We plan to expand on our current footprint into the common areas of other malls and with additional synergistic venues that will allow for cross marketing opportunities. Such venues include but are not limited to; stadiums, arenas, college campuses, airports and retail chains. The purpose of this type of expansion will be to create a unified network that will allow relevant beacon companies the opportunity to become part of the Mobiquity network. They may find it advantageous to become part of our network, so they will have the ability to drive traffic into their stores. In the future, we may also build a Private Ad Exchange that will allow for programmatic buying where advertisers will be given permission to engage with shoppers through the Mobiquity network. Additionally, we plan to add other mobile services and plug-ins such as; loyalty programs, indoor mapping, security and mobile payments.

We anticipate continuing to rely on external financing from sales of our common stock to support our operations until cash flow from operations has a positive impact on operations, although no assurances can be given in this regard.

Results of Operations

Quarter Ended March 31, 2015 versus March 31, 2014

The following table sets forth certain selected unaudited condensed statement of operations data for the periods indicated in dollars and as a percentage of total net revenues. The following discussion relates to our results of operations for the periods noted and is not necessarily indicative of the results expected for any other interim period or any future fiscal year. In addition, we note that the period-to-period comparison may not be indicative of future performance.

	Three Months Ended March 31
	2015	2014
Revenue	$515,383	$626,572
Cost of Revenues	$437,424	$505,900
Gross Profit	$77,959	$120,672
Selling, General and Administrative Expenses	$2,578,105	$2,461,357
(Loss) from Operations	$(2,500,146)	$(2,340,685)

We generated revenues of $515,383 in the first quarter of 2015 compared to $626,572 in the same period of the prior year, an decrease in revenues of $111,189. As our mall network has only recently been constructed and is being expanded, at the current time, revenues from the use of our Mobiquity devices are not a material portion of our consolidated revenues. In the last six months of 2015, we anticipate our revenues increasing in our Mobiquity Networks subsidiary due to the implementation of our Mobi-Beacons and the expectation that advertisers will begin to utilize our mall network.

Cost of revenues was $437,424 or 84.8% of revenues in the first quarter of 2015 compared to $505,900 or 80.7% of revenues in the same fiscal period of the prior year. Cost of revenues includes purchases and freight costs associated with the shipping of merchandise to our customers. The decrease in cost of revenues of $68,476 in 2015 is related to volume and product mix of the products our customers purchased.

Gross profit was $77,959 for the first quarter of 2015 or 15.2% of net revenues compared to $120,672 in the same fiscal period of the prior year or 19.3% of revenues. Gross profits will vary period-to-period depending upon a number of factors including the mix of items sold and the volume of product sold. Also, it is our practice to pass freight costs on to our customers with low to no profit margin. As advertising revenue from the use of our Mobiquity devices increases, it is expected that our margins will increase significantly. As our mall network has only recently been constructed and is currently being expanded, at the current time, revenues from the use of our Mobiquity devices are not a material portion of our consolidated revenues.

Selling, general, and administrative expenses were $2,578,105 for the first quarter of 2015 compared to $2,461,357 in the comparable period of the prior year, an increase of approximately $116,748. Such operating costs include payroll and related expenses, commissions, insurance, rents, fee payments to Simon Property Group, professional (consulting) and public awareness fees. The increase in operating expenses was primarily due to the increase in salaries.

The net loss for the first quarter of 2015 was $2,500,146 as compared to $2,340,685 for the comparable period of the prior year. The increase in operating loss is attributable to the focused effort in creating the infrastructure required to move forward with the mall network, and the hiring of additional Company personnel to provide information technology support, sales and office employees.

No benefit for income taxes is provided for in the reported periods due to the full valuation allowance on the net deferred tax assets. Our ability to be profitable in the future is dependent upon the successful introduction and usage of our proximity marketing services.

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Year Ended December 31, 2014 versus Year Ended December 31, 2013

The following table sets forth certain selected condensed statement of operations data for the periods indicated in dollars. In addition, we note that the period-to-period comparison may not be indicative of future performance.

	Years Ended December 31
	2014	2013
Revenue	$3,257,950	$3,157,532
Cost of Revenues	2,104,203	2,142,162
Gross Profit	1,153,747	1,015,370
Operating Expenses	11,086,616	6,877,283
Loss from operations	(9,932,869)	(5,861,913)
Net Loss	(10,506,099)	(6,088,733)
Other comprehensive income (loss)	(3,504)	1,268
Net comprehensive loss	(10,509,603)	(6,087,465)
Net (Loss) per common Share	(.17)	(.14)
Weighted average common Shares outstanding	61,664,457	42,438,849

We generated revenues of $3,257,950 in fiscal 2014 compared to $3,157,532 in the same period for fiscal 2013, an increase in revenues of $100,418. As our mall network has only recently been constructed and is being expanded, at the current time, revenues from the use of our Mobiquity devices are not a material portion of our consolidated revenues. In 2015, we anticipate our revenues increasing in our Mobiquity Networks subsidiary due to the implementation of our Mobi-Beacons and the expectation that advertisers will begin to utilize our mall network.

Cost of revenues was $2,104,203 or 64.6% of revenues in fiscal 2014 compared to $2,142,162 or 67.8% of revenues in the same fiscal period of fiscal 2013. Cost of revenues includes purchases and freight costs associated with the shipping of merchandise to our customers. The decrease in cost of revenues of $37,959 in 2014 is related to volume and product mix of the products our customers purchased.

Gross profit was $1,153,747 for fiscal 2014 or 35.4% of net revenues compared to $1,015,370 in the same fiscal period of 2013 or 32.2% of revenues. Gross profits will vary period-to-period depending upon a number of factors including the mix of items sold and the volume of product sold. Also, it is our practice to pass freight costs on to our customers with low to no profit margin. As advertising revenue from the use of our Mobiquity devices increases, it is expected that our margins will increase significantly. As our mall network has only recently been constructed and is currently being expanded, at the current time, revenues from the use of our Mobiquity devices are not a material portion of our consolidated revenues.

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Selling, general, and administrative expenses were $11,086,616 for fiscal 2014 compared to $6,877,283 in the comparable period of the prior year, an increase of approximately $4,209,333. Such operating costs include payroll and related expenses, commissions, insurance, rents, fee payments to Simon Property Group, professional (consulting) and public awareness fees. The $4,208,333 increase in operating expenses was primarily due to the following:

•	Approximately $620,000 in increased fees paid to Simon Property Group;

•	Approximately $900,000 in salaries and payroll taxes paid to 10 new employees;

•	Approximately $600,000 in hardware, software and installation expenses associated with our mall network expansion;

•

Approximately $442,000 increase in non-cash based compensation. It should be noted that non-cash based compensation for 2014 included an expense value of $1,194,000, which pertained to our Co-Chief Executive Officers exchanging a total of 3 million options of Mobiquity Networks exercisable at $.01 per share for 3 million options of our parent corporation at an exercise price of $.30 per share. This exchange was necessitated in order for Mobiquity Networks to remain a wholly-owned subsidiary.Approximately $100,000 in interest costs as it pertains to letters of credit issued in connection with our agreement with Simon Property Group;

•	Approximately $486,000 increase in fees paid for professional services;

•	Approximately $322,000 on non-cash extinguishment of debt; and

•	Approximately $1,285,000 increase in non-cash based compensation. It should be noted that non-cash based compensation for 2014 included an expense value of $1,194,000, which pertained to our Co-Chief Executive Officers exchanging a total of 3 million options of Mobiquity Networks exercisable at $.01 per share for 3 million options of our parent corporation at an exercise price of $.30 per share. This exchange was necessitated in order for Mobiquity Networks to remain a wholly-owned subsidiary.

The net loss for 2014 was $10,506,099 as compared to $6,088,733 for the comparable period of the prior year. As a result of other comprehensive income (losses) totaling ($3,504) and $1,268, for 2014 and 2013 respectively, our net comprehensive loss for 2014 was $10,509,603 as compared to $6,087,465 for the comparable period of the prior year. The increase in operating loss is attributable to the focused effort in creating the infrastructure required to move forward with the mall network, and the hiring of additional company personnel to provide information technology support, sales and office employees.

No benefit for income taxes is provided for in the reported periods due to the full valuation allowance on the net deferred tax assets. Our ability to be profitable in the future is dependent upon the successful introduction and usage of our proximity marketing services.

Liquidity and Capital Resources

We had cash and cash equivalents of $1,515,175 at March 31, 2015. Cash used in operating activities for the three months ended March 31, 2015 was $1,986,140. This resulted primarily from a net loss of $2,578,988, offset by stock based payments of $453,941 a decrease in accounts receivable of $201,955 and an decrease in prepaid expenses and other assets of $32,056 and a decrease of accounts payable and accrued expenses of $160,548. We had an increase in investing activities of $3,508 with the purchase of equipment. Net cash was provided by financing activities of $1,850,000 from the sale of our common stock for the quarter ended March 31, 2015.

We had cash and cash equivalents of $1,654,171 at December 31, 2014.

Cash used by operating activities for the year ended December 31, 2014 was $5,878,741. This resulted from a net loss of $10,506,099, partially offset by non-cash expenses, including depreciation and amortization of $274,896, stock based compensation of $3,117,807, stock issued for services of $366,541 and loss on the extinguishment of debt of $322,000. Additionally, working capital components of current assets and current liabilities, to the exclusion of cash, provided $546,114. Cash used in investing activities amounted to $30,657, which funds were used to acquire property and equipment. Cash provided by financing activities of $5,826,084 was the result of the sale of our company common stock in the amount of $3,276,310, net of offering costs and proceeds from loans in the amount of $2,300,000, additional financing activities net of $249,774.

We had cash and cash equivalents of $2,503,087 at March 31, 2014. Cash used in operating activities for the three months ended March 31, 2014 was $1,254,272. This resulted primarily from a net loss of $2,350,763, offset by stock based compensation of $1,091,052 a decrease in accounts receivable of $98,430 and an increase in prepaid expenses and other assets of $7,622 and an decrease of accounts payable and accrued expenses of $77,073. We used $7,430 investing activities with the purchase of equipment. Net cash was provided by financing activities of $2,023,800 from the sale of our common stock for the quarter ended March 31, 2014.

Cash used by operating activities for the year ended December 31, 2013 was $3,693,898. This resulted from a net loss of $6,087,465, partially offset by non-cash expenses, including depreciation and amortization of $289,289, stock based compensation of $1,765,074, amortization of deferred financing costs of $51,624 and recognition of beneficial conversion feature of $116,667. Additionally, working capital components of current assets and current liabilities, to the exclusion of cash, provided $170,913. Cash used in investing activities amounted to $309,611, which funds were used to acquire property and equipment primarily for purchases of proximity marketing boxes.  Cash provided by financing activities of $5,380,632 was the result of the sale of our company common stock, net of offering costs.

Our company commenced operations in 1998 and was initially funded by our three founders, each of whom has made demand loans to our company that have been repaid. Since 1999, we have relied on equity financing and borrowings from outside investors to supplement our cash flow from operations and expect this to continue in 2015 and beyond until cash flow from our proximity marketing operations become substantial.

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Recent Financings

Since 1999, we have relied primarily on equity financings from outside investors to supplement our cash flow from operations. Since January 1, 2013, we have completed the various financing summarized below, it being understood that all share, per share and warrant amounts give retroactive effect to the 1-for-20 reverse stock split.

Date		Dollar Amount	# of Securities Sold

During 2013		$5,562,816	Issued 956,280 common shares and warrants to purchase 478,100 shares
January/February 2014		$2,160,300	Issued 360,050 common shares and warrants to purchase 180,000 shares
March 2014		$500,000	Issued 100,000 common shares.
July 2014		$1,000,000	Issued 100,000 shares and warrants to purchase 50,000 shares
July 2014		$250,000	Issued convertible note in the principal amount of $250,000 and warrants to purchase 6,250 shares
November 2014	(1)	$1,000,000	Issued two-year promissory note in the principal amount of $1,000,000
December 2014	(1)	$1,050,000	Issued two-year promissory note in the principal amount of $1,050,000
January 2015	(1)	$500,000	Issued two-year promissory note in the principal amount of $500,000
February 2015	(1)	$850,000	Issued two-year promissory note in the principal amount of $850,000
March 2015		$500,000	Issued 83,334 common shares and warrants to purchase 83,334 shares.
April 2015		$1,710,000	Issued 285,000 common shares and warrants to purchase 285,000 shares
May 2015		$510,000	Issued 85,000 common shares and warrants to purchase 85,000 shares

__________

(1)	See “Certain Transactions and Related Party Transactions.”

Agreement with Carl E. Berg

On December 15, 2014, we entered into a letter agreement with Carl E. Berg. The agreement recognized that Carl and Mary Ann Berg 2011 CRT, Carl Berg Trustee, and Clyde Berg 2011 CRT, Carl Berg Trustee, will have provided $2.5 million of unsecured loans to us between November and December 2014. Pursuant to said letter agreement, we agreed that these unsecured loans may be sold, assigned or transferred to Clyde J. Berg, Carl E. Berg and/or Kara Ann Berg or any entity controlled by any of the aforementioned individuals in an combination of the aforementioned persons or entities. This letter agreement, as amended, provides that if Mr. Carl E. Berg or any permitted transferee purchases or otherwise acquires the $2.5 million of unsecured notes, that these notes shall be convertible at any time prior to maturity or redemption thereof at a conversion price of $10.00 per share. For every $20.00 in principal converted, a five-year warrant to purchase one additional share of common stock at an exercise price of $20.00 per share will be issued. In the event that $2.5 million is timely converted on or before June 30, 2015, we will also issue as a bonus warrants to purchase 50,000 shares of common stock, exercisable at $10.00 per share over a five year period from the date of issuance. We also agreed to grant Mr. Berg the right to lend us up to an additional $7.5 million of optional loans on the same terms and conditions described above on or before June 30, 2015. In the event such optional loan is converted into common stock on or before June 30, 2015, we will also issue as an additional bonus warrants to purchase up to 100,000 shares of common stock at an exercise price of $10.00 per share from the date of issuance. All bonus warrants contain cashless exercise provisions. The 100,000 bonus warrants described above assumes full funding of the $7.5 million optional loans and 100% conversion on or before June 30, 2015. In the event the amount of optional loans is less than an aggregate of $7.5 million converted prior to June 30, 2015, then the bonus warrants to purchase an aggregate of 100,000 shares will be proportionately reduced. In summary, in the event all $10 million is provided to us, including an additional $7.5 million on a timely basis, subject to our right of acceptance or rejection in our sole discretion, and all loans are timely converted on or before the dates described above, we will have issued 1 million shares of common stock, 500,000 warrants to purchase shares of common stock at an exercise price of $20 per share, plus five year bonus warrants to purchase 150,000 shares of our common stock at an exercise price of $10 per share with cashless exercise provisions pertaining to the bonus warrants. Also, in the event the $10 million of funding is completed, Mr. Berg has the right to appoint one independent member to the board, which nominee will be subject to normal background checks.

Agreement with Aspire Capital

On March 31, 2014, we entered into a common stock purchase agreement with Aspire Capital Fund, LLC, an Illinois limited liability company, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $15.0 million of our shares of common stock over the approximately 24-month term of the purchase agreement. In consideration for entering into the purchase agreement, we issued to Aspire Capital 50,000 shares of our common stock as a commitment fee and we sold to Aspire Capital an additional 50,000 shares of common stock at a purchase price of $500,000 for a total of 100,000 shares. Concurrently with entering into the purchase agreement, we also entered into a registration rights agreement with Aspire Capital in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the purchase agreement.

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Pursuant to our agreements with Aspire Capital, we registered 750,000 shares of our common stock under the Securities Act, which includes the 100,000 shares that have already been issued to Aspire Capital and an additional 650,000 shares of common stock which we may issue to Aspire Capital after the registration statement is declared effective under the Securities Act. Said Registration Statement was declared effective by the SEC on April 28, 2014.

Since April 28, 2014, the effective date of our registration statement, on any trading day on which the closing sale price of our common stock exceeds $3.20, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 10,000 shares of our common stock per trading day, provided that the aggregate price of such purchase shall not exceed $250,000 per trading day, up to $15.0 million of our common stock in the aggregate at a per share price calculated by reference to the prevailing market price of our common stock.

In addition, on any date on which we submit a purchase notice for 10,000 shares to Aspire Capital and the closing sale price of our stock is equal to or greater than $10.00 per share of common stock, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the company’s common stock traded on the OTCQB on the next trading day, subject to a maximum number of shares we may determine and a minimum trading price.

Other than a trading floor price of $3.20 per share, there are no trading volume requirements or restrictions under our Aspire purchase agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the purchase agreement. There are no limitations on use of proceeds, financial or business covenants or restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. The purchase agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us. We anticipate terminating our agreements with Aspire Capital upon consummation of this offering.

Secured Promissory Note with Executive Chairman

In June 2012, we issued a convertible promissory note in the principal amount of $350,000 to TCA Global Credit Master Fund, an institutional lender, secured by all of our assets. In December 2012, Thomas Arnost, one of our directors and currently Executive Chairman, purchased from TCA Global Credit Master Fund, our then indebtedness in the amount of $350,000, which has been reduced to $322,000. Subsequently, Mr. Arnost agreed with us to fix the conversion price of the note at $6.00 per share, extend the due date of the Note to December 31, 2015, subject to Mr. Arnost’s right to call the note at any time in his sole discretion, and increase the interest rate to 15% per annum. We have the right to prepay the note, subject to Mr. Arnost’s right of conversion.

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BUSINESS

Overview

We operate a national location-based mobile advertising network and have developed a consumer-focused proximity network which we believe is unlike any other in the United States. Our integrated suite of proprietary location based mobile advertising technologies allows clients to execute more personalized and contextually relevant experiences, driving brand awareness and incremental revenue.

Leveraging our agreement with Simon, the largest mall operator in the U.S. in terms of number of properties, we have installed our location-based mobile advertising solutions in the common areas of approximately 240 Simon retail destinations across the U.S. to create “smart malls” using Bluetooth-enabled iBeacon compatible technology. In April 2015, we entered into an agreement with Macerich to expand our mall footprint into approximately 55 Macerich malls by June 1, 2015. We plan to expand our mall footprint into the common areas of other malls and outside of malls with additional synergistic venues that will allow for cross marketing opportunities, including venues such as stadiums, arenas, additional college campuses, airports and retail chains. For example, we have entered into an agreement with the New York State University at Stony Brook to deploy a mobile advertising network in their new arena. This type of installation will enable fan engagement, cross-marketing opportunities, sponsorship activation and create interactive event experiences. This is our first installation in the university market.

We operate through our wholly-owned subsidiaries, Ace Marketing & Promotions, Inc. and Mobiquity Networks, Inc. Ace Marketing is our legacy marketing and promotions business which provides integrated marketing services to our commercial customers. While Ace Marketing currently represents substantially all of our revenue, we anticipate that activity from Ace Marketing will represent a diminishing portion of corporate revenue as our attention is now principally focused on developing and executing on opportunities in our Mobiquity Networks business.

We believe that our Mobiquity Networks business represents our greatest growth opportunity going forward. We believe this business unit is well positioned as a result of our early mover status and novel technology integration to address a rapidly growing segment of the digital advertising market – location based mobile marketing. We expect that Mobiquity Networks will generate the majority of our revenue by the end of 2015, although no assurances can be given in this regard.

Mobiquity Hardware Solutions

Our Mobiquity hardware solutions are currently deployed in retail locations (and in the future may be deployed at other venues such as stadiums, arenas, college campuses and airports) to create the Mobiquity network. Our hardware solutions include Mobi-Units, Mobi-Beacons and Mobi-Tags, which can be used in different combinations as the setting requires.

Mobi-Units utilize both Bluetooth and Wi-Fi to communicate with all mobile devices, including smart phones and feature phones. When our Mobi-Units are in use, consumers have the choice through an opt-in process to receive only desired content and offers. Additionally, through the use of Wi-Fi, consumers can connect to view content and receive special offers.

Mobi-Beacons, which utilize Bluetooth LE 4.0 technology, can dramatically enhance the in-app experience through the use of hyper accurate location event data. Our Mobi-Beacons have been developed to meet or exceed all iBeacon standards. Importantly, we have also developed a proprietary method for encrypting and decrypting its beacon signals on a rolling basis to ensure that its beacon network remains fully secure, and exclusively for the beneficial use of our clients.

Mobi-Tags interact with smart phones utilizing quick response codes and near field communication and can promote app downloads, social media engagement and database building.

Our Single Integrated Platform

Our Mobiquity Platform employs a number of core mobile solutions such as; Bluetooth, Wi-Fi, Near Field Communication and Quick Response Codes in order to engage with nearly 100% of mobile device types. The platform also allows for plug-in solutions to be added to increase our service offerings and add complementary revenue streams. For example, in addition to our advertising network, numerous plug-ins can be added for services such as loyalty programs, indoor mapping and mobile payments. We have developed an online platform that integrates the hardware and facilitates campaign management and reporting across the installed network. Our clients can use the network to deploy mobile ad campaigns simultaneously across multiple delivery methods, paying a cost per engagement fee. Alternatively, clients can subscribe to our Location Signal Service to access real-time contextual beacon signals to drive localized in-app user activity. Management believes that no other competitive solution offers a platform that integrates the depth and range of mobile advertising tools combined with a nationally deployed hardware network.

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A diagram of our basic network architecture is as follows:

The following graphic depicts a typical mall-shopper engagement from our customers’ viewpoint:

Our Mobiquity Networks business monetizes its network by providing clients with access to our exclusive common-area beacon signals. By incorporating our software development kit (or SDK), the client app (or campaign-specific third party app) can access the beacon signals provided by our network, and leverage those signals plus the associated contextual information provided by our platform to trigger location-based campaign messaging. We plan to generate revenue several ways including by collecting a fee based on the engagement rate of our customer advertising campaigns, selling the data gathered by our network and licensing our location signals.

In order to expand our customer reach and potential app engagement, we are currently in discussions with numerous third party app publishers and entered into agreements with app publishers in January and February 2015 with Relevant Solutions and ShopAdvisor, among others. In November 2014, we entered into a partnership agreement with Mobile Roadie, one of the largest mobile app and marketing platforms with clients in over 70 countries. By integrating the Mobiquity Networks SDK with the Mobile Roadie platform, Mobile Roadie clients will have the ability to add beacon campaigns to their existing mobile marketing applications, and will be able to leverage our public beacon network. Mobile Roadie has powered thousands of apps in the Apple App Store and Google Android Market. Mobile Roadie clients will be able to use their platform and our Mobi-Beacons to power the clients’ own private networks in their respective locations. Our relationship with Mobile Roadie and its client base potentially brings significant additional reach to our advertisers. Additionally, the context provided by our network gives shoppers more value as their app experiences are made more expansive and relevant as they shop. Each Mobile Roadie app can potentially be an advertiser or publisher on our network. We will continue to attempt to enter into agreements with other app publishers, as the more apps containing our SDK integration, the greater chance of triggering a beacon engagement for which we get compensated by the advertiser.

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Our Agreement with Mall Property Owners/Managers and IBM

Simon Properties

We entered into an initial agreement with Simon Property in April 2011. This agreement was amended in September 2013 and July 2014 to, among other things, expand the number of Simon mall properties covered by the agreement. Pursuant to our agreement with Simon, we have the right, on an exclusive basis, to install Bluetooth proximity marketing equipment to send information across the air space of the common areas of our Simon mall network, which includes approximately 240 malls across the United States. Under a master agreement and related agreements between us and Simon covering approximately 240 Simon malls, Simon is entitled to receive fees from us equal to a minimum fee plus the greater of a pre-set, per mall fee or a percentage of revenues derived from within the Simon mall network as well as certain commission fees based on revenues generated through Simon’s sales efforts. We believe that the revenue share in which Simon participates will exceed the minimum annual mall fees if we generate revenues within the Simon network of approximately $14 million or more in a calendar year. Our agreement with Simon requires us to maintain letters of credit for each calendar year under the agreement represented by the minimum amount of fees due for such calendar year as well as certain levels of insurance. The agreement also provides for Simon to adjust the number of malls subject to the agreement from time to time based upon changes in its beneficial ownership interest in the malls.

Our agreement with Simon requires us to maintain letters of credit for each calendar year under the agreement represented by the minimum amount of fees due for such calendar year as well as certain levels of insurance. For 2015, the minimum fees of $2.7 million has been secured through two bank letters of credit, one of which was issued in the amount of $1,350,000 utilizing the funds of a non-affiliated stockholder and the second letter of credit was obtained in the same amount through the funds of Thomas Arnost, our Executive Chairman. In the event Simon draws down upon either letter of credit, we have 30 days after the draw down to obtain replacement letters of credit. Each person who secured our letters of credit has the opportunity to notify us that they wish to turn the cash funds securing the letters of credit over to us and to convert such funds into shares of our common stock. Also, each person who issued the letter of credit is receiving quarterly, while the letters of credit are outstanding, options to purchase 6,250 shares of common stock, exercisable at the prevailing market price per share on the date of grant and interest at the rate of 8% per annum on the monies that they have had to set aside in their bank accounts and are unable to have access to such monies.

Our agreement with Simon expires on December 31, 2017. Our agreement with Simon is subject to earlier termination by either us or Simon following a notice and cure period in the event of a material breach of the agreement.

Macerich

In April 2015, we entered into a license agreement with Macerich. Pursuant to our agreement with Macerich, we have the right to install Mobi-Beacons to send information across the air space of the common areas of our Macerich mall network, which will, when fully installed we estimate to include approximately 55 malls, across the United States. Our right to install our Mobi-Beacons to market and sell third party paid advertising in the interior common areas of these malls shall be exclusive. Under a Macerich license agreement between us and Macerich currently covering 55 malls, Macerich is entitled to receive fees from us equal to a minimum fee plus the greater of a pre-set per mall fee or a percentage of revenues derived from within the Macerich mall network as well as certain commission fees based on revenues generated through Macerich’s sales efforts. We believe that the revenue share in which Macerich participates will exceed the minimum annual mall fees if we generate revenues with the Macerich network of approximately $3 million or more in a calendar year. The agreement also provides for Macerich to adjust the number of malls subject to the agreement from time-to-time based upon changes in its beneficial ownership in the malls. Our agreement with Macerich has a term of three years but is subject to earlier termination (i) with cause following a notice and cure period in the event of material breach of the agreement or (ii) without cause by Macerich after one year on 90 days’ prior written notice to us. In the event of termination of the agreement without cause, Macerich will reimburse us for certain out-of-pocket expenses.

IBM

In April 2015, we entered into a Joint Initiative Agreement with IBM and enrolled as an IBM Business Partner through IBM's PartnerWorld program.  We are teaming with IBM to deliver jointly developed solutions for mall-based tenants, including retail clients. These solutions leverage the Mobiquity Networks beacon platform deployed exclusively in the common areas of our mall footprint across the United States, as well as our SDK which can be embedded within mall clients' mobile apps, to deliver relevant content in real time to shoppers' smart phones as they visit these malls.  IBM has agreed to work with these clients to provide the analytics solutions needed to deliver personalized, one-on-one content to shoppers through our platform, and to help clients obtain insights from shopper transactions to drive improved customer experience and business performance. IBM services will also provide the integration capabilities needed to combine the Mobiquity Network platform in the mall common areas with the in-store server and network infrastructure, to optimize delivery of context-relevant content for the shopper.  Together, our Joint Initiative Agreement with IBM can help their mall clients provide enhanced omni-channel marketing solutions and optimize business results. The agreement has an initial terms of two years and may be extended by agreement of the parties.

The Mall Network

Through our agreement with Simon, we have installed our Mobiquity hardware solutions in about 240 of Simon's top shopping malls across the United States. As a result of our recently executed agreement with Macerich, we intend to install our Mobiquity hardware solutions in about 55 of their top malls across the United States. Our agreements with Simon and Macerich provide exclusive Bluetooth advertising rights in the common areas of each such malls. Our hardware solutions mesh together to create our network, which according to Simon, provides advertisers the opportunity to reach approximately 2.6 billion annual mall visits with mobile content and offers when they are most receptive to spending, while located in the Simon malls. The 2014 annual report for the International Council of Shopping Centers (ICSC) indicates that shoppers spend on average over $97 per shopping mall visit in 2013, which represents over $250 billion of annual spending.  We believe our network provides advertisers the ability to influence a percentage of these shoppers who carry smartphones.

Mobiquity Advantages

We believe our agreements with Simon and Macerich provide us with a major advantage over our competitors as it gives us a national network. Our technology allows us the opportunity to reach nearly 100% of mobile device types by utilizing our Mobiquity hardware solutions integrated into a single platform. Our platform monitors and reports hardware activity in real time, manages campaigns, delivers highly targeted content and provides third party access to our Mobiquity network through our licensing of software development kits and the integration of an application program interface. Specifically as it relates to our lead service offering – Location Signals and Campaign Management via Beacons – campaigns require an app that has integrated our software development kit (SDK) in order to engage with our network. The more apps that have integrated the Mobiquity SDK, the more opportunities to engage with mall shoppers in our network. We are carefully selecting app partners that have a direct relevance to the mall shopping experience and to the mall shopper demographic. For example, the apps of retailers and brands are obvious partners. Additionally, we intend to partner with shopping apps such as coupon distribution platforms, and apps. We are in various stages of SDK integration with dozens of additional mobile app properties that represent tens of millions of active app users and in negotiations with various venues in regard to network expansion. Management believes that our ability to deliver a significant national audience via a single network is a significant advantage when creating app relationships.

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Favorable Industry Trends

We believe the demand for location based mobile marketing services represents a large and growing market opportunity. Consumers are increasingly using smartphones and, according to a December 2014 report by IAB Mobile Marketing Center of Excellence, 88% of consumer mobile internet time is spent in apps where we expect to derive the majority of our revenue. According to the blog Asymco, a ComScore survey on U.S. smartphones shows that the smartphone penetration rate in the U.S. at the end of 2013 was approximately 62.5%, representing 149 million users and is expected to grow to 90% penetration or approximately 230 million users by December 2016.

Importantly, according to eMarketer, mobile ad spending grew 83% from 2013 to 2014 and the trend is expected to continue as the share of advertising spend on mobile is still disproportionately small relative to the amount of time spent by consumers on their mobile devices. A 2014 report by leading venture capital firm Kleiner Perkins reported that 20% of media time is spent on mobile however mobile represented only 4% of total advertising spending share.

Despite the growth in e-commerce, 90% of all purchases are still made in traditional brick and mortar stores according to A.T. Kearney, and 75% of Americans visit a mall at least once a month according to JCDecaux. Smartphone devices were estimated to influence $593 billion or 19% of in-store sales in 2013 and are expected to influence $4.5 trillion or 81% of in-store sales by 2018 according to a survey commissioned by Deloitte Consulting LLP. Finally, 54% of marketers currently use or plan to use beacons in the next 12 to deliver location based content according to a 2014 Holiday Shopping Recap by Adobe Digital Index.

We believe these trends will help drive demand for our Mobiquity Networks business as consumers increasingly engage with advertising content on their mobile devices and marketers seek to increase both the share of advertising dollars spent on mobile as well as the use of location technologies to personalize content delivered to consumers.

Our Strategy

Our goal is to enhance the shopper experience with retail customers by providing valuable and relevant content in real-time based on location. We achieve this goal by providing our customers (such as retailers, brands, and the entertainment industry) with a highly targeted form of mobile marketing engagement. Our platform enables interaction and advertising based on time, location and personalization to create the most effective campaigns/ experiences possible, in a way that is not possible without our network. We connect customers to brands in the retail space by increasing individual retail location app usage and driving foot traffic to such individual retail locations. We have deployed our Mobiquity hardware solutions to expand the capability of the Mobiquity network in approximately 240 Simon malls in the United States and we intend to expand to 55 Macerich malls by June 1, 2015. We intend to utilize the proceeds of this offering to expand our sales and marketing human resource capability to focus on generating revenue over our network. Our sales and marketing team will be seeking to generate revenue over our network through five primary verticals:

•	Retailers, brands and apps relevant to the shopping experience.

•	Shopping/coupon related apps with relevant offers.

•	Entertainment apps relevant to the shopper demographic.

•	Advertising networks and exchanges serving location relevant ads.

•	Data analytic and social media apps requesting real-time location based signal.

We plan to expand on our current footprint into the common areas of other mall operations as well as outside of the malls with additional synergistic venues that will allow for cross marketing opportunities. Such venues include but are not limited to; stadiums, arenas, college campuses, airports and retail chains. The purpose of this type of expansion will be to create a unified network that will allow relevant beacon companies the opportunity to become part of the Mobiquity network. They may find it advantageous to become part of our network, so they will have the ability to drive traffic into their stores. In the future, we may also build a private advertising exchange system that would allow for programmatic buying where advertisers will be given permission to engage with shoppers through the Mobiquity network. Additionally, we plan to add other mobile services and plug-ins such as; loyalty programs, indoor mapping, security and mobile payments.

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Sales and Marketing

We have allocated approximately $1.5 million of the net proceeds of this offering to hire additional qualified sales and marketing personnel to generate revenue on our proximity mall network and to hire additional engineers, developers, computer and technology support personnel.

The key elements of our distribution and marketing strategy are as follows:

•	Direct Sales. Our internal salesforce will call on retailers, brands and relevant advertisers to advertise on the network.

•	Resellers. We intend to engage with third parties, such as technology consultants, integrators, advertising agencies and out-of-home companies to sell advertising on the network.

•	Publishers. We intend to engage with app developers, ad networks, ad exchanges and other companies that have existing relationships with access to a large number of apps to increase our reach and provide an alternative to advertisers with limited app downloads or no app.

•	Data Signals. We intend to engage with social media companies, ad networks and ad exchanges to provide real-time location-based data to increase the relevance and value of their in-app ad serving.

•	Data Platforms. We intend to engage with data management companies to provide historical location-based data which will enable personalized online, offline and mobile campaigns to targeted audiences.

Our Proprietary Technology

In March 2013, we formed Mobiquity Networks and Mobiquity Wireless in Spain. Mobiquity Wireless then acquired the assets of our then licensor, FuturLink. These assets include, without limitation, the FuturLink technology which consists of patent applications, source codes and trademark(s). The patent applications acquired related to the hardware and associated process for identifying and acquiring connections to mobile devices and the process for delivering select content to users on an opt-in basis. Additionally, significant “know how” was acquired with respect to managing remote hardware across a large physical network. As the technology owner, we realized immediate benefits and will leverage the hardware and software included in our purchase to expand our mall-based footprint in the United States. Our acquisition of FuturLink’s technology and corresponding patent applications provided us with the flexibility and autonomy to improve, upgrade and integrate new ideas and cutting edge technologies into our existing platform. This will allow us to evolve as new technologies emerge.

We believe that our intellectual property is a valuable asset to us as we move forward with our technology platform. Since we acquired this technology, we have further developed our ability to manage large networks of hardware to include beacon technology. Additionally, we have expanded campaign management tools to optimize them to meet the demands of our customers. Importantly, we have also developed a proprietary method for encrypting and decrypting the beacon signals on a rolling basis to ensure that our beacon network remains fully secure and exclusively for the beneficial use of our clients. We believe our intellectual property gives us a lead in the industry with respect to the sophisticated management of large-scale network deployments and campaign management. We believe that most beacon providers focus on single-store applications and are not capable of managing beacons across multiple locations, much less manage a public network that will be accessed by multiple advertisers versus a single retailer. Our network-focused platform approach is a key selling tool when presenting our capabilities to property owners, such as mall developers, who understand the challenge associated with managing a large number of hardware solutions across hundreds of properties.

Integrated Marketing Company

Our subsidiary, Ace Marketing & Promotions, Inc. (or Ace Marketing), has historically represented substantially all of our operating revenues. Ace Marketing is an integrated marketing company focused on working with clients to grow their business. Ace’s core business is to provide a wide range of quality promotional products to a wide range of corporate, non-profit and educational clients. In addition, Ace Marketing offers brand analysis and development, website analysis and development, database analysis and building, and integrated marketing campaigns using: direct mail, email marketing, mobile marketing, promotional products and other mediums that help our clients connect with their customers and acquire new business.

Although the majority of Ace Marketing’s revenue is derived from the sale of promotional products, it is through the use of our four-step process supported by marketing technology platforms that allows us to attract and retain clients. The sale of promotional products alone can be considered a commodity business, so by offering our value-added services, we believe we have created a competitive advantage. We believe a client will be less likely to leave if we created their logo, built their website and/or appended their customer database.

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Ace Marketing derives revenues from each of the following resources:

•	Brand analysis and development.

•	Website analysis and development.

•	Database analysis and building.

•	Integrated marketing solutions.

Substantially all of our resources and marketing efforts are dedicated toward deriving revenues from the operations of Mobiquity Networks. No substantial portion of the proceeds of the offering will be utilized to expand the marketing and sales activities of Ace.

Competition

We compete in the advertising technology and location-based mobile marketing business and in all other facets of our business against small, medium and large companies throughout the United States. Some examples include companies such as Gimbal, Shopkick, Swirl and Estimote. Although we can give no assurance that our business will be able to compete against other companies with greater resources, we believe we have a competitive advantage with our mall network, software and proprietary technology platform. As previously mentioned, we have the exclusive rights to provide Bluetooth advertising in the common area for Simon malls. This gives us the ability to compete with these other companies to provide in-store advertising, but they cannot compete with us in the common area of the malls as the mall operators prohibit the individual retail stores from sending proximity marketing signals and information beyond the perimeter of their retail store. Additionally, the software we created for our beacons have a proprietary security feature which protects the beacons from being hacked or spoofed. Our technology platform also allows us to integrate other companies’ beacons onto our network. These means that if a retailer has already purchased beacons from a competitor, we still have the ability to work with them by adding their beacons to our network and so can provide the service and run advertising.

With respect to our integrated marketing subsidiary, while our competition in this business vertical is extensive, we believe that this industry is extremely fragmented and that there are no companies that dominate the market in which we operate.  We compete within the industry on the basis of service, competitive prices, personal relationships and competitive commissions to our sales representatives to sell promotional products for us rather than our competitors. Competitors’ advantages over us may include better financing, greater experience, lower margins and better personal relationships than us.

Employees

We have approximately 35 full time employees, including executive management, technical personnel, salespeople, and support staff employees. We also utilize several additional firms/persons who provide services to us on a non-exclusive basis as independent consultants.

Properties

In February 2012, we entered into a 63-month lease agreement for new executive office space of approximately 4,200 square feet located at 600 Old Country Road, Suite 541, Garden City, NY 11530. The annual rent under this office facility for the first year is estimated at $127,000, including electricity, subject to an annual increase of 3%. In the event of a default in which the company is evicted from the office space, Mobiquity would be responsible to the landlord for an additional payment of rent of $160,000 in the first year of the lease, an additional payment of $106,667 in the second year of the lease and an additional payment of rent of $53,333 in the third year of the lease. Such additional rent would be payable at the discretion of the company in cash or in shares of common stock of our company.

Our lease for approximately 2,000 square feet of space at an annual cost of approximately $28,600 (inclusive of taxes) at 1105 Portion Road, Farmingville, NY 11738 expired in November 2014. We currently lease this property on a month to month basis for approximately $24 million per month beginning December 2014, with a 5% increase in rent each month.

In March 2013, we entered into a two-year lease for an approximately 1,200 square foot facility of office and warehouse space in Barcelona, Spain, at monthly cost of approximately $2,200. We are currently negotiating an extension to this lease and expect to extend this lease on a month-to-month basis.

In March of 2014, we entered into a month-to-month lease agreement for approximately 400 square feet of office space located in Manhattan, NY at a monthly cost of $3,700.

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MANAGEMENT

Our executive officers and directors and their respective ages and positions as of the date of this Prospectus are:

Name (1) (2)	Age	Position

Executive Officers:
Thomas Arnost	68	Chairman of the Board
Dean L. Julia (1)	47	Co-Chief Executive Officer/Secretary/Treasurer/Co-Founder
Michael D. Trepeta	44	Co-Chief Executive Officer/President/Director/ Co-Founder
Paul Bauersfeld	52	Chief Technology Officer
Sean J. McDonnell, CPA	54	Chief Financial Officer
Sean Trepeta (1)	47	President of Mobiquity Networks

Independent Directors (2)
Anthony F. Abbruzzese	68	Director
Richard Suth	47	Director
Mark Meulenberg	44	Director

________________

(1)

Prior to the date of this prospectus, Dean L. Julia and Sean Trepeta have been serving as a director of our company. Their resignation from the board will become effective on the listing date of our common stock on the NYSE MKT.

(2)	Each independent director identified above has agreed to become a director of our company and to serve as a member of our audit committee, compensation committee and nominating and corporate governance committee, on the listing date of our common stock on the NYSE MKT.

Directors are elected at the annual meeting of stockholders and hold office until the following annual meeting. The terms of all officers expire at the annual meeting of directors following the annual stockholders meeting. Officers serve at the pleasure of our board of directors and may be removed, either with or without cause, by our board of directors, and a successor elected by a majority vote of our board of directors, at any time. Nevertheless, the foregoing are subject to the employment contracts of our executive officers.

Executive Officers

Thomas Arnost. Mr. Arnost has been a director of our company since December 2011, he has served as Chairman of the Board since October 2013 and he has served as Executive Chairman of the Board since October 2014. Mr. Arnost served as the Co-President of Univision Television Group, from 1997 to 2006, and prior to that as Executive Vice President of Univision Television Group from 1994 to 1996. Previously he served as the Co-President of Univision Communications, Inc. Station Group, which he joined in 1994. In 2002, Mr. Arnost helped in the successful launch of the Telefutura Station Group which has since significantly contributed to Univision’s overall growth. During his tenure with Univision, total station group revenue grew from under $120 million in 1993 to approximately $700 million in 2006. Also during his tenure, Univision’s market value grew from roughly $500 million to over $14 billion. Mr. Arnost’s extensive business, financial, management and leadership experience in the telecommunications industry particularly qualifies him for serving on the company’s board as an independent director. Mr. Arnost graduated from the University of Arizona with a BS in Finance.

Dean L. Julia. Mr. Juilia has served as Chief Executive Officer of Mobiquity since December 2000 and as Co-CEO since March 2012. In 1998, Mr. Julia co-founded Mobiquity and became an officer, director and principal stockholder of our company. Mr. Julia is responsible for establishing our overall strategy and fostering key relationships with technology partners and developers. Mr. Julia has also served as COO of Mobiquity’s wholly-owned subsidiary, Mobiquity Networks since its formation in January 2011, where he is responsible for the integration of the sales and intellectual property departments of Mobiquity. From September 1996 through February 1998, Mr. Julia served as President and Chief Executive Officer of DLJ Consulting, a financial intermediary consultant for public and private companies. Mr. Julia is a founder of our company and has served on the board since its inception. He is expected to resign from the board on the listing date of our common stock on the NYSE MKT. Mr. Julia received his Bachelor of Business Administration from Hofstra University in 1990.

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Michael D. Trepeta. Mr. Trepeta is Co-CEO of Mobiquity since March 2012. In 1998, Mr. Trepeta co-founded Mobiquity and became President, director and principal stockholder of our company. Mr. Trepeta is also Chief Executive Officer of our wholly-owned subsidiary, Mobiquity Networks since its formation in 2011. Mr. Trepeta is responsible for the continued roll-out of Mobiquity’s national proximity marketing network by securing long term strategic partnerships with key property owners and management companies while simultaneously forming key partnerships with out of home agencies who control the media assets within those properties. In 1998, Mr. Trepeta co-founded Mobiquity as an officer, director and principal owner of the company. Mr. Trepeta is responsible for establishing the strategy for all integrated marketing efforts at Mobiquity through the development of models and solutions that leverage the attributes of cutting edge marketing technologies. From September 1996 through February 1998, he served as President of MDT Consulting Group, Inc., a corporation contracted by various companies to serve as a financial intermediary to investment bankers and to assist in developing products, services, and business strategies. Mr. Trepeta is a founder of the company and has demonstrated his management ability at senior levels and he is expected to continue to serve on the board. Mr. Trepeta received a Bachelor of Science Degree in Applied Economics and Business Management with a minor in Communications from Cornell University in 1993. Mr. Trepeta is the brother of Sean Trepeta.

Paul Bauersfeld. Mr. Bauersfeld has served as Chief Technology Officer of our company since June 2013. Mr. Bauersfeld is a technology executive and engineer with over 20 years’ experience in software product development and entrepreneurial organizations. In 2003, Mr. Bauersfeld founded Varsity Networks, a leading online media and services company dedicated to serving the local sports market through technology. He served as CEO of Varsity Networks from its formation through 2013, where he was responsible for expanding the network to include over 10,000 local sports communities with millions of monthly visitors. Prior to his positions at Varsity Network, he held positions at a number of Fortune 100 and startup companies in the technology and media industries. Mr. Bauersfeld has also acted as an advisor to a number of technology developmental corporations. His roles have included Co-founder and CEO of MessageOne from 2000 to 2001, which enterprise was later acquired by Dell Computer Corp., VP of ecommerce at Ziff-Davis from 1999 to 2000, Technology Director at Viacom’s Nickelodeon Online from 1997 to 1999, Founder of GiftOne in 1996, where he served in the position of President, which entity was acquired by Skymall 1997, as well as engineering positions at Apple Computer from 1998 to 1993 and Xerox Corporation from 1986 to 1988. He has a BS in Electrical Engineering from Rochester Institute of Technology, which degree he received in 1986.

Sean J. McDonnell, CPA. Mr. McDonnell has been our Chief Financial Officer since January 2005. Since January 1990, Mr. McDonnell has also owned and operated a private accounting and tax practice handling many different types of business entities and associations. Mr. McDonnell has spent much of his time helping his customers grow their companies and acquire financing for the purchase of buildings and equipment. Prior to starting his own practice, he was employed from 1985 through 1990 as a senior staff member at the accounting firm of Breiner & Bodian CPA’s. After graduating from Dowling College in 1984 with a Bachelor in Business Administration, he was employed by Kenneth Silver C.P.A. from 1984 to 1985. Mr. McDonnell has been a certified public accountant for almost 20 years.

Sean Trepeta. Mr. Trepeta has been a director of our company since December 2011. Mr. Trepeta is also serving as President of Mobiquity Networks, where he is responsible for sales and marketing strategies. Mr. Trepeta continues to foster strategic relationships with agencies and national brands. Prior to joining the Mobiquity Networks team in May 2011, Mr. Trepeta was President of Varsity Networks, a leading online portal dedicated to serving the High School sports market, from 2007 to 2011. Prior to this, from 1998 to 2007, Mr. Trepeta was the President and Co-Founder of OPEX Communications, Inc., a leading telecommunication service provider which was located in Chicago, specializing in traditional long-distance, wireless, and dedicated services. Before OPEX, from 1996 to 1998, Mr. Trepeta was the vice president of sales and marketing for the US Buying Group, Inc. (USBG) responsible for developing a small business-buying program, which included value added services such as overnight shipping, office supplies, and computer software products, as well as a full line of telecommunications services. Mr. Trepeta also developed and implemented the agent and carrier divisions of USBG. Prior to joining USBG, he was with MCI Telecommunications and NYNEX in New York City. As Mr. Trepeta holds a Bachelor of Science degree from the State University of New York at Cortland. Mr. Trepeta is expected to resign from the board on the listing date of our common stock on the NYSE MKT. Mr. Trepeta is the brother of Michael Trepeta.

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Independent Directors

On the effective date of the listing of our common stock on the NYSE MKT, each of the persons identified below will become an independent director of our company.

Anthony F. Abbruzzese. Mr. Abbruzzese retired in 2010 as Chief Operating Officer of Aon Horizon Consultants, a division of Aon Plc, a global provider of risk management solutions, insurance and reinsurance brokerage and HR Solutions. He is a certified public accountant and has over 40 years’ experience developing business strategies for Fortune 100 companies in the retail, communications, manufacturing and financial services industries. His prior positions included senior audit manager for Arthur-Andersen & Co. for approximately nine years, assistant Chief Financial Officer and a founder of Horizon Consulting Group, which was acquired by Aon Plc in 2001. Mr. Abbruzzese received a Bachelor of Science degree with an accounting major from St. John’s University and is a member of both the American and New York Societies of CPAs. He is also a director of the Saint Padre Miracle Foundation. Mr. Abbruzzese has extensive practical experience successfully executing organic revenue growth and long term business development. As a board member and Chairman of the Audit Committee, he will supply strategic leadership and guidance in administration and accounting across all areas of our company.

Richard Suth. From July 2004 until he retired in February 2015, Mr. Suth served as a partner at Goldman Sachs and had been working in the Equities Division – Trading. Mr. Suth was co-head of the Global Synthetic Product Group and oversaw the Macro Equity Trading teams in the Securities Division. Previously, he was the head of Americas SPG Trading desk. Mr. Suth is a member of the Retirement Committee for the firm’s US retirement plans. Mr. Suth joined Goldman Sachs in 2004 and was named managing director in 2006 and partner in 2010. Prior to joining Goldman Sachs, Mr. Suth worked as an equity derivatives trader and desk manager in the equity structured products groups of CIBC and CDX IXIX from 1996 to 2004. Mr. Suth serves on the Board of Trustees of the Holy Child Academy in Old Westbury, NY. Mr. Suth earned an MBA in Statistics and Finance from the Stern School of business at New York University in 1998 and a BA in Economics from Bucknell University in 1992.

Mark Meulenberg. Since September, 2013, Mr. Meulenberg has served as the Chief Investment Officer (CIO) of VNB Wealth Management, a wholly-owned subsidiary of Virginia National Bank which itself is owned by Virginia National Bankshares, a publicly-traded company under the symbol VABK. In this capacity Mr. Meulenberg holds the title of Executive Vice President and is the acting Chairman of the firm’s Investment Policy Committee. Mr. Meulenberg is responsible for the generation of investment ideas, the management of portfolios, and oversees the research and trading efforts of the firm. The firm’s main investment product, the Enhanced Core Strategy, was established by Mr. Meulenberg and he continues to manage that product. Prior to assuming his current duties, Mr. Meulenberg was a portfolio manager and research analyst for VNBTrust (now doing business as VNB Wealth Management), since January 2008. In this capacity, Mr. Meulenberg researched opportunities and managed portfolios for VNBTrust clients. Immediately prior to joining VNBTrust, Mr. Meulenberg ran the long/short public equity portfolio for a multi-strategy hedge fund in Charlotte, NC. From 2000 to 2007, he worked within the investment management arm of Brown Brothers Harriman & Co. During his time with the firm, he served as a member of the firm’s Investment Policy Committee for three years and was the Chairman of the Committee until his departure. Prior to joining Brown Brothers Harriman & Co., he worked for U.S. Trust Company as a Portfolio Manager. Mr. Meulenberg began his career in money management with Sanford Bernstein & Co. Inc. and left the firm as an Associate Portfolio Manager. Mr. Meulenberg is an active member of his community and has served on the Albemarle County School Finance Advisory Board as well as the Advancement Committee and Steering Committee of The Covenant School, both in Charlottesville, Virginia. Mr. Meulenberg graduated from Cornell University with a B.S. in Applied Economics and Business Management in 1993. He is a Chartered Financial Analyst.

Composition of Our Board of Directors

Prior to our listing of our common stock on the NYSE MKT, our board of directors consists of four members, including, Dean L. Julia and Sean Trepeta, each of whom will resign from the board upon our listing of our common stock on the NYSE MKT, but remain as executive officers of our company. Our three independent directors who will join our then five member board and each of our newly formed audit committee, compensation committee and nominating and corporate governance committee upon our uplisting on NYSE MKT.

Our nominating and governance committee and board of directors may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity and is not limited to race, gender or national origin. We have no formal policy regarding board diversity. Our nominating and corporate governance committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

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Our bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in an annual election of directors. Such vacancy occurring by reason of removal for cause may only be filled by the stockholders. All other vacancies in the board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Director Independence

Our board of directors has determined that Anthony F. Abbruzzese, Richard Suth and Mark Meulenberg, each of which will become directors upon the listing of our common stock on the NYSE MKT, are independent, as determined in accordance with the rules of the NYSE MKT. In making such independence determination, the board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Upon the listing of our common stock on the NYSE MKT, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable requirements of the NYSE MKT and the rules and regulations of the SEC. There are no family relationships among any of our independent directors or executive officers, except that Michael Trepeta, Co-Chief Executive Officer and a director, and Sean Trepeta, President of Mobiquity Networks, Inc. are brothers.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of our Chairman of the board and Chief Executive Officer are presently separated at our company. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure. Although our bylaws do not require our Chairman and Chief Executive Officer positions to be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our newly formed board committees will oversee the management of our company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer will report to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee will meet privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The audit committee will oversee the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Board Committees

Upon our listing on the NYSE MKT, our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate pursuant to a separate charter adopted by our board of directors. The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE MKT and Securities and Exchange Commission rules and regulations.

Audit Committee

Anthony F. Abbruzzese, Richard Suth and Mark Meulenberg will serve on the audit committee, which will be chaired by Mr. Meulenberg. Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the rules of the Securities and Exchange Commission and the applicable NYSE MKT rules. Our board of directors has designated Mr. Abbruzzese as an “audit committee financial expert.”

The term “Financial Expert” is defined under the Sarbanes-Oxley Act of 2002, as amended, as a person who has the following attributes: an understanding of generally accepted accounting principles and financial statements; has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions.

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The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	reviewing the code of business conduct and ethics and granting waivers for executive officers and directors thereunder;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing earnings releases.

Compensation Committee

Upon the listing of our common stock on the NYSE MKT, Anthony F. Abbruzzese, Richard Suth and Mark Meulenberg will serve on the compensation committee, which will be chaired by Mr. Abbruzzese. Our board of directors has determined that each member of the compensation committee is “independent” as that term is defined in the applicable NYSE MKT rules. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential current compensation advisors in accordance with the independence standards identified in the applicable NYSE MKT rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies for the grant of non-cash compensation and perquisites;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement; and

•	reviewing the compensation discussion and analysis to be included in our annual proxy statement.

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Nominating and Corporate Governance Committee

Upon the listing of our common stock on the NYSE MKT, Anthony F. Abbruzzese, Richard Suth and Mark Meulenberg will serve on the nominating and corporate governance committee, which will be chaired by Mr. Suth. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable NYSE MKT rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	overseeing the evaluation of the board of directors and the chief executive officer.

Our board of directors may establish other committees from time to time.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Corporate Governance

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code will be posted on the Corporate Governance section of our website, which is located at www.mobiquitytechnologies.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Indemnification

The New York Business Corporation Law contains provisions permitting and, in some situations, requiring New York corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our certificate of incorporation and bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

In addition, we have entered into employment agreements with several of our executive officers/directors providing contractually for indemnification consistent with the certificate of incorporation and bylaws. The New York Business Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy and is, therefore, unenforceable.

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EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth the overall compensation earned over the fiscal year ended December 31, 2014 and 2013 by (1) each person who served as the principal executive officer of the company during fiscal year 2014 and 2013; (2) the company’s most highly compensated (up to a maximum of two) executive officers as of December 31, 2014 and 2013 with compensation during fiscal year 2014 and 2013 of $100,000 or more; and (3) those two individuals, if any, who would have otherwise been in included in section (2) above but for the fact that they were not serving as an executive of the company as of December 31, 2014. It should be noted that the option awards shown below for Dean L. Julia and Michael D. Trepeta include options valued at $846,150 each. Included in this number was an exchange of 1,500,000 options exercisable at $.01 per share in our subsidiary, Mobiquity Networks, which were exchanged for 75,000 post-split options in our company at an exercise price of $6.00 per share. This exchange was undertaken in January 2014 in order to keep Mobiquity Networks as a wholly-owned subsidiary of our company.

						Salary Compensation
Name and Principal		Salary	Bonus	Stock	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)	($)	Awards	($)(1)	($)	($)	($)(2)(3)	($)
Dean L. Julia	2014	$362,408	$28,000	–	$846,150	–	–	$42,428	$1,278,986
Co-CEO of the company	2013	$357,210	$–	–	$35,743	–	–	$30,707	$423,160

Michael D. Trepeta	2014	$362,408	$28,000	–	$846,150	–	–	$49,285	$1,285,843
Co-CEO of the company	2013	$357,210	$–	–	$35,743	–	–	$30,707	$423,160

Sean Trepeta	2014	$230,000	$–	–	$47,900	–		$24,908	$302,808
President of Mobiquity Networks	2013	$127,500	$–	–	$6,450	–	–	$30,207	$164,157

Paul	2014	$235,000	$–	–	$270,900	–	–	$24,903	$530,803
Bauersfeld Chief Technology Officer	2013	$125,000	$–	–	$118,334	–	–	$–	$243,334

________________

(1)	The options and restricted stock awards presented in this table for fiscal 2014 and 2013 reflect the full grant date fair value, as if the total dollar amount were earned in the year of grant. The stock awards are valued based on the fair market value of such Shares on the date of grant and are charged to compensation expense over the related vesting period. The options are valued at the date of grant based upon the Black-Scholes method of valuation, which is expensed over the service period over which the options become vested. As a general rule, for time-in-service-based options, the company will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option.
(2)	Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from the company except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, the company relating to life insurance for the benefit of the named executive officer; and (vii) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.
(3)	Includes compensation for service as a director described under Director Compensation, below.

For a description of the material terms of each named executive officers’ employment agreement, including the terms of the terms of any common share purchase option grants, see that section of this prospectus captioned “Employment Agreements.”

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No outstanding common share purchase option or other equity-based award granted to or held by any named executive officer in the past three years were repriced or otherwise materially modified, including extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined, nor was there any waiver or modification of any specified performance target, goal or condition to payout, except as follows:

•	On March 1, 2013, we extended for an additional five years options to purchase 2,500 shares of our common stock which were originally granted to each of Dean Julia and Michael Trepeta in March 2008 and we lowered the exercise price from $16.00 per share to $7.00 per share; and

•

On December 19, 2014, we agreed to issue to Dean Julia and Michael Trepeta effective January 2, 2015, options to purchase 12,500 shares of our common stock at an exercise price of $7.00 per share over a term of 10 years. These options were issued to replace a similar number of options exercisable at $20.00 per share due to expire in January 2015.

Executive Officer Outstanding Equity Awards at December 31, 2014

The following table provides certain information concerning any common share purchase options, stock awards or equity incentive plan awards held by each of our named executive officers and Thomas Arnost that were outstanding as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dean L.	12,500	–	–	$20.00	01/03/15	–	–	–	–
Julia (1)	10,000	–	–	$24.00	12/28/15	–	–	–	–
	7,500	–	–	$24.00	08/22/17	–	–	–	–
	2,500	–	–	$7.60	03/01/18	–	–	–	–
	2,500	–	–	$13.00	03/02/19	–	–	–	–
	2,500	–	–	$10.80	03/25/20	–	–	–	–
	10,000	–	–	$10.00	04/07/20	–	–	–	–
	5,000	–	–	$5.20	02/28/21	–	–	–	–
	5,000	–	–	$12.60	02/28/22	–	–	–	–
	2,500	–	–	$5.00	02/13/23	–	–	–	–
	5,000	–	–	$9.00	04/01/23	–	–	–	–
	75,000	–	–	$6.00	01/17/24	–	–	–	–
	5,000	–	–	$10.80	03/01/24	–	–	–	–
	12,500	–	–	$10.00	07/16/24	–	–	–	–

Michael D.	12,500	–	–	$20.00	01/03/15	–	–	–	–
Trepeta	10,000	–	–	$24.00	12/28/15	–	–	–	–
(1)	7,500	–	–	$24.00	08/22/17	–	–	–	–
	2,500	–	–	$7.60	03/01/18	–	–	–	–
	2,500	–	–	$13.00	03/02/19	–	–	–	–
	2,500	–	–	$10.80	03/25/20	–	–	–	–
	10,000	–	–	$10.00	04/07/20	–	–	–	–
	5,000	–	–	$5.20	02/28/21	–	–	–	–
	5,000	–	–	$12.60	02/28/22	–	–	–	–
	2,500	–	–	$5.00	02/13/23	–	–	–	–
	5,000	–	–	$9.00	04/01/23	–	–	–	–
	75,000	–	–	$6.00	01/17/24	–	–	–	–
	5,000	–	–	$11.80	03/03/24	–	–	–	–
	12,500	–	–	$10.00	07/16/24	–	–	–	–

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Sean	2,500	–	–	$15.00	05/07/22	–	–	–	–
Trepeta	2,500	–	–	$5.00	02/13/23	–	–	–	–
(1) (2)	5,000	–	–	$11.80	03/03/24
	–	75,000	–	$10.00	12/19/24

Thomas	12,500	–	–	$10.00	07/16/24	–	–	–	–
Arnost	6,250	–	–	$9.00	07/08/19	–	–	–	–
(3)	5,000	–	–	$11.80	03/03/24	–	–	–	–
	12,500	–	–	$8.00	12/13/23	–	–	–	–
	2,500	–	–	$15.00	05/07/22	–	–	–	–
	2,500	–	–	$5.00	02/13/23	–	–	–	–
	10,000	–	–	$12.00	12/20/16	–	–	–	–
	6,250			$8.60	10/07/19

Paul	19,452	5,548	–	$9.00	06/11/18	–	–	–	–
Bauresfeld	5,000	–	–	$11.80	03/03/24	–	–	–	–
(1)	15,420	84,580	–	$10.00	07/15/19	–	–	–	–
	–	50,000	–	$10.00	12/19/24	–	–	–	–

Sean	2,500	–	–	$20.00	01/03/15	–	–	–	–
McDonnell	12,500	–	–	10.00	01/17/24	–	–	–	–
(4)

________________

(1)	All options contain cashless exercise provisions.
(2)	Sean Trepeta owns warrants to purchase 7,500 shares at $10.00 per share which are not granted under a compensation plan, which warrants he purchased from the company as part of a private placement offering which was primarily sold to non-affiliated persons.
(3)

Thomas Arnost owns 53,667 shares issuable upon conversion of outstanding notes, as well as 67,500 shares issuable upon conversion of certain letters of credit and 50,000 shares issuable upon exercise of warrants purchased in private placement offerings.

(4)	Sean McDonnell owns warrants to purchase 4,167 shares at $10.00 per share which are not granted under a compensation plan, which warrants he purchased from the company as part of a private placement offering which was primarily sold to non-affiliated persons.

Employment Agreement of Executive Chairman

In December 2014, we entered into a three-year employment agreement with Thomas Arnost serving as Executive Chairman of the board. Mr. Arnost receives a monthly salary of $10,000 plus an annual grant of options for serving on the board of directors. In the event of his termination, by Mr. Arnost or by the company for cause, Mr. Arnost will receive his pay through the termination date. In the event that Mr. Arnost is terminated without cause, he shall be entitled to receive his salary paid through the end of the term of his agreement. Mr. Arnost may terminate the agreement at any time by giving three months prior written notice to our board of directors. Mr. Arnost will also be entitled to indemnification against all claims, judgments, damages, liabilities, costs and expenses (including reasonably legal fees) arising out of, based upon or related to his performance of services to us, to the maximum extent permitted by law.

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Employment Agreements of Co-Chief Executive Officers

Each of the following executive officers is a party to an employment agreement with the company.

Name	Position	Monthly Salary (1)	Bonus

Dean L. Julia	Co-Chief Executive Officer	$ 30,000	(2)
Michael Trepeta	Co-Chief Executive Officer	$ 30,000	(2)

________________

(1)	Compensation of each executive officer named in the table above has his monthly base salary increased by $2,000 each subsequent March 1st during the term of the agreement and any extensions thereof. Each officer has deferred the March 1, 2015 increase of $2,000 until additional financing is raised.
(2)	Annual bonuses are paid by us by the last business day of March for the preceding calendar (fiscal) year, except in the event of termination prior to the end of any fiscal year (other than termination for cause), a pro rata portion of the annual bonus shall be paid within 30 days of termination. In 2013, we approved amending the employment agreements of Messrs. Julia and Trepeta to provide that each officer may choose an annual bonus equal to 5% of pre-tax earnings for the most recently completed year before deduction of annual bonuses paid to officers or, in the event majority control of the company is acquired by a person or a group of persons during the prior fiscal year, the officer may choose to receive the aforementioned bonus or 1% of the control consideration paid by acquirer(s) to acquire majority control of the company.

A summary of each Executive’s employment agreement, as amended, is as follows:

Each executive’s employment agreement has a term of five years and automatically renews for a period of one year thereafter effective on March 1st of each new calendar year unless the employment agreement is terminated in accordance with its terms on or prior to December 30th of the prior calendar year. As of the date of this prospectus, each executive’s employment agreement currently expires on February 28, 2020. Each executive may terminate his employment agreement upon written three-month notice. In such event, we shall be relieved of all of our obligations under the agreement, except for payment of the executive’s base salary and annual bonus earned and unpaid through the effective date of termination, those obligations with respect to indemnification and director and officer insurance and severance pay as described below.

We may terminate the Executive’s employment for cause as defined in each agreement. In the event the employment agreement is terminated for cause, the executive’s base salary and any unearned annual bonus, severance pay and all benefits shall terminate immediately upon such discharge, and we shall have no further obligations to the executive except for payment and reimbursement for any monies due which right to payment or reimbursement accrued prior to such termination.

We may terminate the employment agreement upon the disability as defined in the agreement or death of the executive by giving written notice to the executive. In the case of disability, such termination will become effective immediately upon the giving of such notice unless otherwise specified by us. Upon any such termination, we shall be relieved of all our obligations under the executive’s employment, except for payment of the executive’s base salary and annual bonus earned and unpaid through the effective date of termination and severance pay.

In the event of termination by us of executive’s employment agreement without cause, then the executive shall be entitled to receive on the termination date termination pay of one-year base salary based upon the scheduled annual salary of each executive officer for the next contract year, plus the amount of bonuses paid or entitled to be paid to the executive for the current fiscal year or the preceding fiscal year, whichever is higher. In the event of termination, the executives will continue to receive all salary and benefits included in the employment agreement through the scheduled expiration date of said employment agreement prior to the acceleration of the termination date thereof.

We have agreed to defend and indemnify each Executive in his capacity as an officer against all claims, judgments, damages, liabilities, costs and expenses (including reasonable attorney’s fees) arising out of, based upon, or related to his performance of services to us, to the maximum extent permitted under law. We will also use our reasonable best efforts to include each Executive as an insured under all applicable directors’ and officers’ liability insurance policies maintained by us.

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Each Executive is currently entitled to the following additional benefits:

•	$2,000 per month pay raise on each March 1 during the term of the Agreement and any extension thereof;

•	As an executive officer, the annual grant on March 1 of each year of ten-year stock options to purchase 5,000 shares at an exercise price equal to the then fair market value of our common stock as determined by our board of directors. As a director of the company, each Executive also receives as a board member the number of options granted annually to each other board member;

•	Election to our board of directors and during the term of employment, the board’s nomination for re-election to the board;

•	Paid disability insurance and term life insurance for the benefit of each Executive’s family in an amount fixed by our board of directors at a cost not to exceed $10,000 per annum;

•	Use of company automobile with all related costs paid for by us;

•	Health insurance; and

•	Right to participate in any pensions of our company.

Upon the listing of our common stock on NYSE MKT, Mr. Julia’s employment agreement will be amended to remove the requirement that he be nominated for re-election to the board.

In the past, we agreed to compensate Dean Julia and Michael Trepeta with options to purchase Mobiquity Network Inc.’s common stock in the event such entity raised financing as a stand-alone enterprise for its operations. In order to terminate this arrangement, in January 2014, our board of directors approved an exchange of Mobiquity Network options previously issued Messrs. Julia and Trepeta for options to purchase 75,000 shares of our common stock at the then fair market value of our common stock, under our 2009 Stock Option Plan as described below.

Employment Agreement – Paul Bauersfeld

In December 2014, we entered into an employment agreement with Paul Bauersfeld, our Chief Technology Officer, who is an employee at will. Mr. Bauersfeld, as a full-time employee, is to be paid a salary at the rate of $25,000 per month. Upon the execution of the agreement, he received 10-year options to purchase 50,000 shares of our common stock vesting quarterly over a period of three years commencing in January 2015. For calendar 2015, he will be entitled to a bonus of $125,000 upon revenues of Mobiquity Networks achieving a minimum of $6 million in revenues and a further bonus of $125,000 for a total of $250,000 at such time as Mobiquity Network’s revenues achieve a minimum of $12 million, it being understood that any revenues which do not have a 30% margin shall not count toward these totals. The foregoing compensatory arrangements with Mr. Bauersfeld is in addition to the non-statutory stock options to purchase 130,000 shares of our common stock previously granted to Mr. Bauersfeld. All options granted to Mr. Bauersfeld will become immediately vested in the event of a change of control of our company or sale of substantially all of our assets. In the event we terminate Mr. Bauersfeld without cause. Mr. Bauersfeld is entitled to receive six months’ severance pay.

Employment Agreement – Sean Trepeta

In December 2014, Mobiquity Networks entered into an employment agreement with Sean Trepeta, to serve as President of Mobiquity Networks as an employee at will. Mr. Trepeta, as a full-time employee, is to be paid a salary at the rate of $20,000 per month. Upon the execution of the agreement, he received 10-year options to purchase 75,000 shares of our common stock vesting quarterly over a period of three years commencing in January 2015. For calendar 2015, he will be entitled to a bonus of $125,000 upon revenues of Mobiquity Networks achieving a minimum of $6 million in revenues and a further bonus of $125,000 for a total of $250,000 at such time as Mobiquity Network’s revenues achieve a minimum of $12 million, it being understood that any revenues which do not have a 30% margin shall not count toward these totals. All options granted to Mr. Trepeta will become immediately vested in the event of a change in control of our company or sale of substantially all of our assets. In the event we terminate Mr. Trepeta without cause, after six months of continued employment under the employment agreement, Mr. Trepeta is entitled to receive three months’ severance pay.

Employment Arrangements

Sean McDonnell, our Chief Financial Officer, is an employee at will and is currently receiving a salary of $132,000 per annum.

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Director Compensation

Stock Options

Stock options and equity compensation awards to our non-employee / non-executive directors are at the discretion of our board of directors. On the date that our new independent directors, namely, Richard Suth, Mark Meulenberg and Anthony Abbruzzese, become members of our board and our committees thereof as described herein, it is expected that each such independent board member will receive 10 year options to purchase 15,000 shares of our common stock exercisable immediately at an exercise price equal to the then prevailing market price per share. See Director Compensation table below.

Cash Compensation

Our non-employee / non-executive director is eligible to receive a fee of $500 to be paid for attending each board of directors meeting; however, no fees were paid in 2013 or 2014. Mr. Arnost received consulting fees of $30,000 in fiscal 2013, $10,000 of which pertained to his services in fiscal 2012. Mr. Arnost was a non-executive officer of our company until December 5, 2014 at which time he became Executive Chairman of the board of our company. Mr. Arnost received fees of $80,000 in fiscal 2014.

Travel Expenses

All directors shall be reimbursed for their reasonable out of pocket expenses associated with attending the meeting.

The following table shows the overall compensation earned for the 2014 fiscal year with respect to each non-employee and non-executive director as of December 31, 2014.

	DIRECTOR COMPENSATION
Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)

Thomas Arnost, Director (4)	$80,000	–	$170,440	–	–	–	$250,440
Robert Hussey, Former Director	$–	–	$–	–	–	–	$–

____________________

(1)	The restricted stock awards and options presented in this table for 2013 reflect the full grant date fair value as if the total dollar amount were earned in the year of grant. As a general rule, for time-in-service-based options, the company will immediately expense any restricted stock awards and option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the restricted stock awards and options.
(2)	Excludes awards or earnings reported in preceding columns.
(3)	Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from the company except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, the company relating to life insurance for the benefit of the director; (vii) any consulting fees earned, or paid or payable; (viii) any annual costs of payments and promises of payments pursuant to a director legacy program and similar charitable awards program; and (ix) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.
(4)	Fees exclude $103,200 paid in interest charges for monies borrowed or posted as a letter of credit. See “Certain Relationships and Related Party Transactions.”

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Employee Benefit and Consulting Services Compensation Plans

On January 3, 2005, we established an Employee Benefit and Consulting Services Compensation Plan (the “2005 Plan”) covering 100,000 shares, which 2005 Plan was ratified by our stockholders on February 9, 2005.  On August 12, 2005, our stockholders approved a 100,000 share increase in the 2005 Plan to 200,000 shares. On August 28, 2009, our board of directors adopted the “2009 Plan” which is identical to the 2005 Plan with 200,000 shares under the 2009 Plan. In September 2013, the company’s stockholders ratified a board amendment to increase the number of shares covered by the 2009 Plan to 500,000 shares. All references to “the Plans” include the 2005 Plan and 2009 Plan. As the 2005 and 2009 Plans are identical other than the number of shares covered by each Plan, it is the company’s intention to first utilized the number of shares issuable (available) under the 2005 Plan prior to issuing shares under the 2009 Plan. In February 2015, our Board approved an increase in the number of shares covered by the 2009 Plan from 500,000 shares to 1,000,000 shares, subject to stockholder approval within one year.

Administration

Our board of directors administers the Plans, has the authority to determine and designate officers, employees, directors and consultants to whom awards shall be made and the terms, conditions and restrictions applicable to each award (including, but not limited to, the option price, any restriction or limitation, any vesting schedule or acceleration thereof, and any forfeiture restrictions). The board may, in its sole discretion, accelerate the vesting of awards.

Types of Awards

The Plans are designed to enable us to offer certain officers, employees, directors and consultants of us and our subsidiaries equity interests in us and other incentive awards in order to attract, retain and reward such individuals and to strengthen the mutuality of interests between such individuals and our stockholders.  In furtherance of this purpose, the Plans contain provisions for granting non-statutory stock options and incentive stock options and common stock awards.

Stock Options. A “stock option” is a contractual right to purchase a number of shares of common stock at a price determined on the date the option is granted. An incentive stock option is an option granted under the Internal Revenue Code of 1986 to our employees with certain tax advantages to the grantee over non-statutory stock options. The option price per share of common stock purchasable upon exercise of a stock option and the time or times at which such options shall be exercisable shall be determined by our board of directors or the compensation committee thereof at the time of grant. Such option price in the case of incentive stock options shall not be less than 100% of the fair market value of the common stock on the date of grant and may be granted below fair market value in the case of non-statutory stock options. Incentive stock options granted to owners of 10% or more of our common stock must be granted at an exercise price of at least 110% of the fair market value of our common stock and may not have a term greater than five years. Also, the value of incentive options vesting to any employee cannot exceed $100,000 in any calendar year. The option price of our options must be paid in cash, money order, check or common stock of the company.  The non-statutory stock options may also contain at the time of grant, at the discretion of the board, certain other cashless exercise provisions. These cashless exercise provisions are included in the currently outstanding non-statutory stock options granted by our board of directors or the compensation committee thereof.

Options shall be exercisable at the times and subject to the conditions determined by our board of directors or the compensation committee thereof at the date of grant, but no option may be exercisable more than ten years after the date it is granted. If the optionee ceases to be an employee of our company for any reason other than death, any incentive stock option exercisable on the date of the termination of employment may be exercised for a period of thirty days or until the expiration of the stated term of the option, whichever period is shorter. In the event of the optionee’s death, any incentive stock option exercisable at the date of death may be exercised by the legal heirs of the optionee from the date of death until the expiration of the stated term of the option or six months from the date of death, whichever event first occurs.  In the event of disability of the optionee, any incentive stock options shall expire on the stated date that the Option would otherwise have expired or 12 months from the date of disability, whichever event first occurs.  The termination and other provisions of a non-statutory stock option shall be fixed by the board of directors at the date of grant of each respective option.

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Common Stock Award. Common stock awards are shares of common stock that will be issued to a recipient at the end of a restriction period, if any, specified by the board if he or she continues to be an employee, director or consultant of us. If the recipient remains an employee, director or consultant at the end of the restriction period, the applicable restrictions will lapse and we will issue a stock certificate representing such shares of common stock to the participant. If the recipient ceases to be an employee, director or consultant of us for any reason (including death, disability or retirement) before the end of the restriction period unless otherwise determined by the board, the restricted stock award will be terminated.

As of April 28, 2015, we granted under the Plans and outside the Plans a total of options to purchase 871,500 shares of our common stock with a weighted average of $9.80 per share. The board has granted options with varying terms.

It is not possible to predict the individuals who will receive future awards under the Plans or outside the Plans or the number of shares of common stock covered by any future award because such awards are wholly within the discretion of our board of directors or the compensation committee thereof. The table below contains information as of March 31, 2015 on the known benefits provided to certain persons and group of persons who own options under or outside the Plans.

	Number of Shares Subject to Options	Range of Exercise Price ($) per Share	Value of Unexercised Options at April 29. 2015 (1)
Dean L. Julia, Co-CEO	172,500	5.00 – 24.00	$18,000
Michael D. Trepeta, Co-CEO	172,500	5.00 – 24.00	$18,000
Sean McDonnell, Chief Financial officer	15,000	7.00 – 10.00	$–
Sean Trepeta, President, Mobiquity Networks	94,000	5.00 – 10.80	$4,000
Thomas Arnost, Executive Chairman	75,000	5.00 – 12.00	$4,000
Paul Bauersfeld	180,000	9.00 – 10.80	–
Six Executive Officers as a group	705,000	5.00 – 24.00	$44,000
Non-Executive Officer, Employees and Consultants	166,000	2.00 – 24.00

________________

N/A	Not applicable.
(1)

Value is normally calculated by multiplying (a) the difference between the market value per share at period end (i.e. $6.20 based upon a last sale on (or the last trade date before) April 29, 2015) and the option exercise price by (b) the number of shares of common stock underlying the option.

In the past, we have granted certain employees and consultants, stock awards for services for the prior year with vesting to occur after the passage of an additional 12 months. These awards totaled 2,250 shares for 2008, subject to continued services with the company through December 31, 2009. These awards totaled 2,550 shares for 2009 subject to continued services with the company through December 31, 2010. These awards totaled 5,250 shares for 2010 subject to continued services with the company through December 31, 2011. These awards totaled 2,250 shares for 2011, subject to continued services with the company through December 31, 2012. A total of 10,175 shares were issued under the 2005 Plan pursuant to the stock award program described above (net of cancellations). No stock awards were granted in fiscal 2012 or fiscal 2013.

Eligibility

Our officers, employees, directors and consultants of Mobiquity and our subsidiaries are eligible to be granted stock options, and common stock awards.

Termination or Amendment of the Plans

The board may at any time amend, discontinue, or terminate all or any part of the Plans, provided, however, that unless otherwise required by law, the rights of a participant may not be impaired without his or her consent, and provided that we will seek the approval of our stockholders for any amendment if such approval is necessary to comply with any applicable federal or state securities laws or rules or regulations.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below all transactions and series of similar transactions, other than compensation arrangements, during our last three fiscal years, to which we were a party or will be a party in which:

•	the amounts exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus.

Sales and Purchases of Securities

From January 1, 2013 through February 28, 2014, we raised approximately $7.7 million in gross proceeds from the sale of our common stock at $6.00 per share. Each investor received 50% matching warrants, exercisable at $10.00 per share through December 15, 2017. Thomas Arnost, Sean Trepeta and Sean McDonnell, officers and directors of our company, purchased $200,000, $90,000 and $50,000, respectively, of securities pursuant to said offering. In August 2013, Sean Trepeta also exercised warrants to purchase 5,000 shares of our common stock at an exercise price of $6.00 per share.

Clyde Berg, a greater than 5% stockholder our company, made the following purchases of securities:

Date	Dollar Amount	Description of Securities

May 2011	$ 405,000	45,000 shares of common stock and 90,000 warrants at exercise prices ranging from $10.00 to $12.00 per share.
July 2011	250,000	25,000 shares and 12,500 warrants at $12.00 per share.
April 2012	270,000	Exercised 45,000 warrants at a reduced price of $6.00 per share
April 2013	150,000	25,000 shares of common stock and 12,500 warrants exercisable at $10.00 per share.
November 2013	500,000	83,334 shares and warrants to purchase 41,667 shares at $10.00 per share
January 2014*	200,000	33,334 shares and 16,667 warrants exercisable at $10.00 per share
December 2014	150,000	Exercised 25,000 warrants at $6.00 per share

* The January 2014 purchase was made by the Clyde Berg Trust in which Mr. Berg has 25% income interest.

In November 2014, Carl and Mary Ann Berg 2011 CRT, Carl Berg Trustee, loaned us $1,000,000 pursuant to a two-year unsecured loan. This loan is repayable in November 2016 with interest at the rate of 4% per annum. In December 2014, the Clyde Berg 2011 CRT with Carl Berg as Trustee, loaned us $1,000,000 pursuant to a two-year unsecured loan. This loan is repayable in December 2016 with interest at the rate of 4% per annum. Carl Berg is the brother of Clyde Berg. We have an agreement for an additional $500,000 to be loaned to us by one of the aforementioned trusts in December 2014 in exchange for a two-year promissory note in the amount of $500,000 bearing interest at the rate of 4% per annum. The $500,000 was received by us in January 2015. On December 29, 2014, Clyde Berg’s daughter, Sherri Berg Zorn, loaned us $50,000 pursuant to a two-year note. The principal and accrued interest thereon is convertible at any time by the noteholder into shares of common stock at a conversion price of $10.00 per share. For every $20 of principal and accrued interest thereon converted, the noteholder will also receive a five-year warrant to purchase one share of common stock at an exercise price of $20 per share. In February 2015, Berg & Berg Enterprises loaned us $850,000 and it received a two-year note in the amount of $850,000.

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Agreement with Carl E. Berg

On December 15, 2014, we entered into a letter agreement with Carl E. Berg. The agreement recognized that Carl and Mary Ann Berg 2011 CRT, Carl Berg Trustee, and Clyde Berg 2011 CRT, Carl Berg Trustee, will have provided $2.5 million of unsecured loans to us between November and December 2014. Pursuant to said letter agreement, we agreed that these unsecured loans may be sold, assigned or transferred to Clyde J. Berg, Carl E. Berg and/or Kara Ann Berg or any entity controlled by any of the aforementioned individuals in a combination of the aforementioned persons or entities. This letter agreement, as amended, provides that if Mr. Carl E. Berg or any permitted transferee purchases or otherwise acquires the $2.5 million of unsecured notes, that these notes shall be convertible at any time prior to maturity or redemption thereof at a conversion price of $10.00 per share. For every $20.00 in principal converted, a five-year warrant to purchase one additional share of common stock at an exercise price of $20.00 per share will be issued. In the event that $2.5 million is timely converted on or before June 30, 2015, we will also issue as a bonus warrants to purchase 50,000 shares of common stock, exercisable at $10.00 per share over a five year period from the date of issuance. We also agreed to grant Mr. Berg the right to lend us up to an additional $7.5 million of optional loans on the same terms and conditions described above on or before June 30, 2015, $850,000 was received by us in February 2015. In the event such optional loan is converted into common stock on or before June 30, 2015, we will also issue as an additional bonus warrants to purchase up to 100,000 shares of common stock at an exercise price of $10.00 per share from the date of issuance. All bonus warrants contain cashless exercise provisions. The 100,000 bonus warrants described above assumes full funding of the $7.5 million optional loans and 100% conversion on or before June 30, 2015. In the event the amount of optional loans is less than an aggregate of $7.5 million converted prior to June 30, 2015 then the bonus warrants to purchase an aggregate of 100,000 shares will be proportionately reduced. In summary, in the event all $10 million is provided to us, including an additional $7.5 million on a timely basis, subject to our right of acceptance or rejection in our sole discretion, and all loans are timely converted on or before the dates described above, we will have issued 1 million shares of common stock, 500,000 warrants to purchase shares of common stock at an exercise price of $20 per share, plus five year bonus warrants to purchase 150,000 shares of our common stock at an exercise price of $10 per share with cashless exercise provisions pertaining to the bonus warrants. Also, in the event the $10 million of funding is completed, Mr. Berg has the right to appoint one independent member to the board, which nominee will be subject to normal background checks.

Agreements and Transactions with Thomas Arnost, Executive Chairman

In June 2012, we issued a convertible promissory note in the principal amount of $350,000 to TCA Global Credit Master Fund, an institutional lender, secured by all of our assets. In December 2013, Thomas Arnost, one of our directors and currently Executive Chairman, purchased from TCA Global Credit Master Fund, our then indebtedness in the amount of $350,000. Subsequently, Mr. Arnost agreed with us to fix the conversion price of the note at $3.00 per share, extend the due date of the note to December 31, 2015, subject to Mr. Arnost’s right to call the note at any time in his sole discretion, and increase the interest rate to 15% per annum. We have the right to prepay the note, subject to Mr. Arnost’s right of conversion. In December 2013, Mr. Arnost gifted promissory notes in the amount of $28,000 to his children, who then converted the principal of these notes into common stock at $6.00 per share. As of the date of this prospectus, we owe Mr. Arnost $322,000 in principal under the secured notes.

Our agreement with Simon Properties requires us to maintain letters of credit for each calendar year under the agreement represented by the minimum amount of fees due for such calendar year. For 2015, the minimum fees of $2.7 million has been secured through two bank letters of credit, one of which was issued in the amount of $1,350,000 utilizing the funds of a non-affiliated stockholder and the second letter of credit was obtained in the same amount through the funds of Thomas Arnost, our Executive Chairman. In the event Simon draws down upon either letter of credit, we have 30 days after the draw down to obtain replacement letters of credit. Each person who secured our letters of credit has the opportunity to notify us that they wish to turn the cash funds securing the letters of credit over to us and to convert such funds into our common stock. In the event Mr. Arnost were to elect to convert his letter of credit into shares of our common stock, he would receive 225,000 shares of our common stock. Also, each person who issued the letter of credit is receiving quarterly, while the letters of credit are outstanding, options to purchase 6,250 shares of our common stock, exercisable at the prevailing market price per share on the date of grant and interest at the rate of 8% per annum on the monies that they have had to set aside in their bank accounts and are unable to have access to such monies.

Executive Compensation

Please see “Executive Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into employment agreements with Thomas Arnost, Executive Chairman, Dean L. Julie, Co-Chief Executive Officer and Michael D. Trepeta, Co-Chief Executive Officer. These agreements also provide for us to indemnify such officers and/or directors to the maximum extent permitted by law. We also carry directors and officers liability insurance which protects each of our officers and directors up to the policy maximum of $4.0 million, subject to a deductible of $100,000 for securities claims and $75,000 for other claims. For more information regarding our employment agreements and indemnification provisions, see “Executive Compensation.”

Policies for Approval of Related Party Transactions

Our board of directors reviews and approves transactions with directors, officers and holders of 5% or more of our voting securities and their affiliates, or each, a related party. Prior to this offering, the material facts as to the related party’s relationship or interest in the transaction are disclosed to our board of directors prior to their consideration of such transaction. In connection with this offering, we intend to adopt a written related party transactions policy that such transactions must be approved by our audit committee or another independent body of our board of directors.

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PRINCIPAL STOCKHOLDERS

As of May 18, 2015, we have 3,704,853 shares of common stock outstanding. The only persons of record who presently hold or are known to own (or believed by the company to own) beneficially more than 5% of the outstanding shares of such class of stock is listed below. The following table also sets forth certain information as to holdings of our common stock of all officers and directors individually, and all officers and directors as a group.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner (1)	Number of Common Shares	Percentage (%)

Thomas Arnost (2)	460,017	11.5
Michael D. Trepeta (3)	213,320	5.6
Dean L. Julia (3)	211,845	5.6
Anthony Abbruzzese (4)	196,917	5.3
Sean Trepeta (5)	75,833	2.0
Sean McDonnell (6)	27,500	*
Paul Bauersfeld (7)	70,000	1.9
Mark Meulenberg (8)	9,555	*
Richard Suth (9)	37,500	1.0
All directors and officers as a group (nine persons) (10)	1,302,487	30.9
Clyde Berg (11)	340,000	9.4

 ________________

*Represents less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by voting powers and/or investment powers with respect to securities. Unless otherwise noted, all of such shares of common stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them. Such person or entity’s percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity, which are exercisable within sixty (60) days from the date hereof, have been exercised or converted as the case may be, but not for the purposes of determining the number of outstanding shares held by any other named beneficial owner. All addresses are c/o Mobiquity Technologies, Inc. 600 Old Country Road, Suite 541, Garden City, NY 11530.
(2)	Includes 75,000 shares, warrants to purchase 50,000 shares, options to purchase 63,750 shares, a note in the principal amount of $322,000 convertible into 53,667 shares and 225,000 shares issuable in the event Mr. Arnost agrees to convert $1,350,000 issued pursuant to a letter of credit into our common stock. Does not include options to purchase 5,000 shares under the 2009 Plan as the shares are not exercisable until stockholder approval is obtained for the increase in the number of shares covered by the Plan.
(3) (4)

Mr. Trepeta’s beneficial ownership includes 50,820 shares and options to purchase 162,500 shares.

Mr. Julia’s beneficial ownership includes 49,345 shares and options to purchase 162,500 shares.

In each case does not include options to purchase 15,000 shares under the 2009 Plan as the shares are not exercisable until stockholder approval is obtained for the increase in the number of shares covered by the Plan.

Includes 105,917 shares owned directly by Mr. Abbruzzese and his spouse, 12,500 shares owned by a trust and warrants/options to purchase 78,500 shares. Does not include options to purchase 15,000 shares to be granted to Mr. Abbruzzese upon his appointment to the Board and committees thereof, which will be subject to stockholder approval of an increase in the number of shares underlying the 2009 Plan.

(5)	Includes 50,000 shares and options/warrants to purchase 19,583 shares, which excludes options to purchase 72,917 shares which won’t vest prior to August 1, 2015. Does not include options to purchase 5,000 shares under the 2009 Plan as the shares are not exercisable until stockholder approval is obtained for the increase in the number of shares covered by the Plan.
(6)	Includes 8,334 shares and options/warrants to purchase 19,167 shares.
(7)	Includes 5,000 shares and options to purchase 65,000 shares which excludes 115,000 shares which will not vest until at least August 1, 2015.
(8)	Includes 9,555 shares owned directly by him. Does not include options to purchase 15,000 shares to be granted to Mr. Meulenberg upon his appointment to the board and committees thereof, which will be subject to stockholder approval of an increase in the number of shares underlying the 2009 Plan.
(9)	Includes 25,000 shares and warrants to purchase 12,500 shares currently owned by Mr. Suth. Does not include options to purchase 15,000 shares to be granted to Mr. Suth upon his appointment to the board and committees thereof., which will be subject to stockholder approval of an increase in the number of shares underlying the 2009 Plan.
(10)	Includes 391,565 shares of common stock and options/warrants to purchase 591,000 shares, notes convertible into 53,667 shares and 225,000 shares issuable in the event Mr. Arnost agrees to convert $1,350,000 issued pursuant to a letter of credit into our common stock. Excludes unvested options referenced in note (2) through (9) above.
(11)	Includes 265,833 shares and warrants to purchase 74,167 shares. Mr. Berg’s beneficial ownership excludes shares and warrants owned in a charitable remainder trust in which Mr. Berg has a 25% income interest in the trust.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation, as amended and bylaws, as amended. The summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended and bylaws, as amended, all of which are incorporated by reference as exhibits to the registration statement in connection with our public offering and the applicable provisions of New York law.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. The discussion that follows gives effect to the completion of an assumed 1-for-20 reverse stock split to be effected prior to the closing of this offering.

Common Stock

Outstanding Shares

As of the date of this prospectus, we have 3,704,853 shares of common stock outstanding. This amount does not give effect to the following:

•	shares of common stock to be sold in this offering, which will increase to shares in the event that the underwriters exercise their entire over-allotment option;

•	1,632,030 common shares issuable upon exercise of outstanding warrants to purchase our common shares with a weighted average exercise price of approximately $10.20 per share as of the date of this prospectus;

•

871,500 common shares issuable upon exercise of outstanding options to purchase our common shares with a weighted average exercise price of approximately $9.80 per share as of the date of this prospectus;

•	excludes up to 5,000 shares of common stock and warrants to purchase up to 2,500 shares of common stock at an exercise price of $20 per share pursuant to the terms of a $50,000 convertible note issued on December 29, 2014, noting that the foregoing amounts do not include the possible issuance of shares and warrants upon conversion of accrued interest due and payable on said note;

•	excludes up to 1,000,000 shares of common stock, warrants to purchase up to 500,000 shares of common stock at $20.00 per share and additional warrants to purchase up to 150,000 shares at $10.00 per share in the event that debt financing is provided to us of up to $10 million as described under “Certain Relationships and Related Party Transactions,” $3,350,000 million of which has been received by us, noting that we have the right to reject any debt financing that is provided to us over the original $2.5 million;

•	25,000 common shares issuable upon conversion of outstanding convertible notes at $10.00 per share, 53,667 shares issuable upon conversion of notes at $6.00 per share and 450,000 shares issuable upon conversion of $2.7 million of letters of credit provided on our behalf by third parties, convertible at $6.00 per share; and

•	assumes no exercise by the underwriters of their option to purchase up to an additional common shares to cover over-allotments, if any.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, if any, and any other restrictions, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the company’s board of directors out of legally available funds. The company and its predecessors have not declared any dividends in the past. Further, the company does not presently contemplate that there will be any future payment of any dividends on common stock.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

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Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering, when paid for, will be fully paid and nonassessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, $.0001 par value, in series with rights, preferences and privileges as determined by resolution of our board of directors. As of the date of this prospectus, no shares of preferred stock are issued and outstanding.

Anti-Takeover Provisions

Our Articles of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for us. Our board of directors may, without action of our stockholders, issue authorized but unissued common stock and preferred stock. The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The existence of unissued preferred stock may enable our board of directors, without further action by the stockholders, to issue such stock to persons friendly to current management or to issue such stock with terms that could render more difficult or discourage an attempt to obtain control of us, thereby protecting the continuity of our management. Our shares of preferred stock could therefore be issued quickly with terms that could delay, defer, or prevent a change in control of us, or make removal of management more difficult.

Stock Options

As of the date of this prospectus, we have outstanding options to purchase an aggregate of 871,500 shares of our common pursuant to our stock option plans and options granted outside of such plans, at a weighted-average exercise price of $9.80.

Warrants

As of the date of this prospectus, we have outstanding warrants to purchase an aggregate of 1,632,030 shares of our common stock at a weighted-average exercise price of $10.20 per share.

Listing

Our common stock is listed on the OTCQB and we intend to apply to list our common stock on NYSE MKT, with trading expected to commence concurrently with the effectiveness of this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 17 Battery Place, 8th Floor, New York, New York 10004.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market, including shares issued upon exercise of outstanding options and warrants, or the conversion of debt, or the perception that such sales may occur, could adversely affect the market price of our common stock and also could adversely affect our future ability to raise capital through the sale of our common stock or our other equity-related securities at times and prices we believe appropriate. All of outstanding shares described herein are currently available for sale pursuant to Rule 144 of the Securities Act or otherwise as free trading shares, except for restricted shares totaling               shares sold by the company in the last six months prior to this offering and shares held by officers and/or directors which are subject to lock-up agreements for a period of 180 days following the completion of this offering. Sales of our common stock in the public market or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon the closing of this offering, based on our 3,704,853 shares outstanding as of the date of this prospectus,               shares of our common stock will be outstanding, or               shares of common stock if the underwriters elect to exercise its option to purchase additional shares in full. All of the shares of common stock sold in our public offering will be freely tradable without restriction or further registration under the Securities Act unless these shares are held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

We may issue shares of our common stock from time to time for a variety of corporate purposes, including in capital raising activities through future public offerings or private placements, in connection with the exercise of stock options and warrants, the conversion of debt into common stock and any other issuances relating to our employee benefit plans, and as consideration for future acquisitions, investments or other purposes. The number of shares of our common stock that we may issue may be significant, depending on the events surrounding such issuances. In some cases, the shares we issue may be freely tradable without restriction or further registration under the Securities Act. In other cases, we may grant registration rights covering the shares issued in connection with these issuances, in which case the holders of the common stock will have the right, under certain circumstances, to cause us to register any resale of such shares to the public.

Lock-Up Agreements

In connection with this offering, we and our executive officers, directors and certain stockholders have entered into lock-up agreements with the underwriters and agreed, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days, except with the prior written consent of National Securities Corporation. See “Underwriting – Lock-up Agreements.”

Rule 144

In general, under Rule 144 as currently in effect, now that we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act, for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. To the extent that shares were acquired from one of our affiliates, a person’s holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Stock Options

We have filed a registration statement on Form S-8 under the Securities Act, which registered the issuance of all shares of our common stock authorized under our 2005 stock option plan covering 200,000 shares and we intend to file a form S-8 registration statement to register the 1,000,000 shares underlying our 2009 stock option plan. Shares covered by such registration statement are eligible for sale in the public market, subject to vesting restrictions and, to the provisions of the lock-up agreements described above and Rule 144 limitations applicable to affiliates.

Warrants

As of the date of this prospectus, warrants entitling holders to purchase an aggregate of 1,632,030 shares of our common stock at a weighted-average exercise price of $10.20 per share will be outstanding. Such shares issued upon exercise of the warrants may be able to be sold after the expiration of the lock-up periods described above subject the requirements of Rule 144 described above.

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UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and National Securities Corporation, the representative of the underwriters of this offering, we have agreed to sell to the underwriters the number of shares of our common stock indicated below:

Underwriter	Number of Shares
National Securities Corporation
H.C. Wainwright & Co.
Total

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $              per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the company	$	$	$

We will reimburse the underwriters for their expenses related to this offering, including due diligence costs, road show expenses and legal fees, up to a maximum of $150,000. We provided an advance of $25,000 to National Securities Corporation to be applied against the underwriters’ anticipated actual out of pocket expenses, which advance will be reimbursed to us to the extent it is not used to pay the underwriters’ actual out of pocket expenses if this offering is terminated.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 45 days after the date of this prospectus, to purchase up to             additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, the underwriters will be obligated, subject to conditions contained in the underwriting agreement, to purchase the number of additional shares which the underwriters elect to purchase via the exercise of this option.

Underwriters Warrant

At the closing of this offering, we will issue to National Securities Corporation or its designees, for $100 of consideration, a warrant to purchase a number of shares of our common stock equal to four percent (4%) percent of the aggregate number of shares of common stock sold in this offering.  Such warrant shall have an exercise price equal to 120% of the offering price, or $ per share, terminate 5 years from effectiveness of the registration statement of which this prospectus is a part, have a cashless exercise provision and will not be subject to redemption by us.  Such warrant will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the date of effectiveness of the registration statement of which this prospectus forms a part, neither the warrant nor any warrant shares issued upon exercise of the warrants shall be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person. The shares of common stock underlying the warrant carry “piggyback” registration rights for a period ending on the seventh anniversary of the effective date of the registration statement of which this prospectus is a part.

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Other Terms

Pursuant to the underwriting agreement, we have granted to National Securities Corporation, for a period commencing on the closing of the offering contemplated hereby and ending on the 12 month anniversary of such closing, a right of first refusal to participate as a financial advisor, placement agent or underwriter for a of minimum 20% of any registered or unregistered securities offerings we undertake during such period.

Lock-up Agreements

Pursuant to the underwriting agreement, we have agreed that we will not, for a period of one hundred eighty (180) days from the date of the registration statement of which this prospectus is a part, without the prior written consent of National Securities Corporation, directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, other than (i) the sale of the shares contemplated by this prospectus, (ii) the issuance of common stock or any equity awards (including the issuance of common stock upon exercise or settlement of such equity awards) to our officers, directors and employees pursuant to our employee benefit plans, stock option and or equity incentive plans or other employee or director compensation plans, as such plans are in existence on the date hereof and described in this prospectus, (iii) the issuance of common stock upon the vesting or exercises of convertible notes, options, restricted stock units, warrants or rights outstanding on the date hereof and described in this prospectus, (iv) the issuance of common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with strategic merger or acquisitions transactions or joint ventures, (v) the issuance of common stock or any securities convertible into or exercisable or exchangeable for common stock to consultants or advisers in the ordinary course of business and (vi) the issuance of common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with a bank or institutional debt financing, provided that (A) the total number of shares of common stock issued in the transactions listed in clauses (ii) through (vi) on an as converted basis does not exceed 5% of our issued and outstanding shares of common stock following the consummation of the offering described in this prospectus and (B) each of the transactions listed in clauses (ii) through (iv) are approved by the independent members of our Board of Directors.

Our executive officers and directors have also agreed not to sell or transfer any of our common stock or securities convertible into, exchangeable for, exercisable for, or repayable with our common stock, for 180 days after the date of this prospectus without first obtaining the written consent of National Securities Corporation.

Exchange Listing

We intend to apply to list our common stock on the NYSE MKT with such listing to commence upon the effectiveness of this offering. No assurances can be given that our application will be approved.

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriter and selling group members from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by an underwriter of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE MKT, in the over-the-counter market or otherwise.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, the underwriters make no representation that they will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

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Passive Market Making

In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in the common stock on the NYSE MKT in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer of shares to the public has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);
(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2˚ and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2˚ and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

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Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each of our executive officers and directors reside in and are citizens of the United States.

59

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Morse & Morse PLLC, Westbury, New York. Ellenoff Grossman & Schole LLP, New York, New York is representing the underwriters in the offering.

EXPERTS

The consolidated financial statements as of December 31, 2014 and for the year in the period ended December 31, 2014, included in this Prospectus have been so included in reliance on the report of Sadler Gibb & Associates, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2013 and for the year in the period ended December 31, 2013, included in this Prospectus have been so included in reliance on the report of Messineo & Co., CPAs, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock that we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

For further information about us and our common stock, you may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.mobiquitytechnologies.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

60

MOBIQUITY TECHNOLOGIES, INC.

FORMERLY KNOWN AS ACE MARKETING & PROMOTIONS, INC.

F-1

MOBIQUITY TECHNOLOGIES, INC.

Condensed Balance Sheets

	March 31,	December 31,
	2015	2014
	Unaudited	Audited
Assets

Current Assets:
Cash and cash equivalents	$1,515,175	$1,654,171
Accounts receivable, net	243,937	445,892
Inventory, net	149,278	190,854
Prepaid expenses and other current assets	184,558	152,502
Total Current Assets	2,092,948	2,443,419

Property and equipment, net	211,650	262,480

Intangible assets, net	87,167	94,328

Other Assets	33,741	33,741
Total Assets	$2,425,506	$2,833,968

Liabilities and Stockholders' Deficit

Current Liabilities:
Accounts payable	$453,738	$609,957
Accrued expenses	338,054	369,383
Convertible promissory note	322,000	322,000
Total Current Liabilities	1,113,792	1,301,340

Long-term portion of convertible notes	3,928,860	2,573,979
Total Liabilities	5,042,652	3,875,319

Stockholders' Deficit:
Preferred Stock, $.0001 par value; 5,000,000 shares authorized, zero and 220,000 shares issued and outstanding at March 31, 2015 and December 31, 2014 respectively	-	-
Common stock, $.0001 par value; 200,000,000 and 100,000,000 shares authorized; 66,652,053 and 64,818,243 shares issued and outstanding at 2015 and 2014, respectively	6,667	6,482
Additional paid-in capital	29,968,625	28,966,269
Accumulated other comprehensive income (loss)	(1,584)	(2,236)
Accumulated deficit	(32,590,854)	(30,011,866)
Total Stockholders' Deficit	(2,617,146)	(1,041,351)
Total Liabilities and Stockholders' Deficit	$2,425,506	$2,833,968

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

MOBIQUITY TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

Three Months Ended March 31,

	2015	2014
	Unaudited	Unaudited

Revenues, net	$515,383	$626,572
Cost of Revenues	437,424	505,900
Gross Profit	77,959	120,672

Operating Expenses:
Selling, general and administrative expenses	2,578,105	2,461,357
Total Operating Expenses	2,578,105	2,461,357

Loss from Operations	(2,500,146)	(2,340,685)

Other Income (Expense):
Interest expense	(78,866)	(10,129)
Interest income	24	51
Total Other Income (Expense)	(78,842)	(10,078)

Net Loss	$(2,578,988)	$(2,350,763)

Other Comprehensive Income (Loss)	$-	$-
Net Comprehensive Loss	$(2,578,988)	$(2,350,763)

Net Loss Per Common Share:

Basic and Diluted	$(0.04)	$(0.04)

Weighted Average Common Shares Outstanding:

Basic and Diluted	64,933,423	56,936,376

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

MOBIQUITY TECHNOLOGIES, INC.

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31,

	2015	2014
	Unaudited	Unaudited
Cash Flows from Operating Activities:
Net loss	$(2,578,988)	$(2,350,763)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	61,499	80,685
Stock-based compensation	453,941	1,091,052
Stock issued for services	21,600	-
Debt discount on deferred financing	4,881	-
Changes in operating assets and liabilities:
(Increase) decrease in operating assets:
Accounts receivable	201,955	98,430
Inventory	41,576	(82,990)
Prepaid expenses and other assets	(32,056)	(7,622)
Increase (decrease) in operating liabilities:
Accounts payable	(156,219)	16,199
Accrued expenses	(4,329)	(93,272)
Changes in foreign currency translation	-	(5,990)
Net Cash Used in Operating Activities	(1,986,140)	1,096,492

Cash Flows from Investing Activities:
Purchase of property and equipment	(3,508)	(7,431)
Net Cash Used in Investing Activities	(3,508)	(7,431)

Cash Flows from Financing Activities:
Proceeds from Loan(s)	1,350,000	-
Proceeds from issuance of stock	500,000	2,023,800
Net Cash Provided by Financing Activities	1,850,000	2,023,800

Net Increase (Decrease) in Cash and Cash Equivalents	(139,648)	762,098
Cash and Cash Equivalents, beginning of period	1,654,171	1,740,989
Change in foreign currency	652	-
Cash and Cash Equivalents, end of period	$1,515,175	$2,503,087

Supplemental Disclosure Information:
Cash paid for interest	$39,075	$10,129
Cash paid for taxes	$-	$-

Non-cash Disclosures:
Stock issued for interest	$27,000	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

MOBIQUITY TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(UNAUDITED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS —

On September 10, 2013, Mobiquity Technologies, Inc. changed its name from Ace Marketing & Promotions, Inc. (the "Company" or "Mobiquity"). We operate through two wholly-owned U.S. subsidiaries, namely, Mobiquity Networks, Inc. and Ace Marketing & Promotions, Inc. Mobiquity Networks owns 100% of Mobiquity Wireless S.L.U, a company incorporated in Spain. This corporation has an office in Spain to support our U.S. operations.

We operate a national location-based mobile advertising network that has developed a consumer-focused proximity network which we believe is unlike any other in the United States. Our integrated suite of proprietary location based mobile advertising technologies allows clients to execute more personalized and contextually relevant experiences, driving brand awareness and incremental revenue.

Leveraging our agreement with Simon Property Group,. Inc. (which we refer to herein as Simon or Simon Property), the largest mall operator in the U.S. in terms of number of properties, we have installed our location-based mobile advertising solutions in the common areas of approximately 240 Simon retail destinations across the U.S. to create "smart malls" using Bluetooth-enabled iBeacon compatible technology. In April 2015, we entered into an agreement with Macerich Partnership, L.P. (which we refer to herein as Macerich) to expand our mall footprint into approximately 55 Macerich malls by June 1, 2015. We plan to expand our mall footprint into the common areas of other malls and outside of malls with additional synergistic venues that will allow for cross marketing opportunities, including venues such as stadiums, arenas, additional college campuses, airports and retail chains. For example, we have entered into an agreement with the New York State University at Stony Brook to deploy a mobile advertising network in their new arena. This type of installation will enable fan engagement, cross-marketing opportunities, sponsorship activation and create interactive event experiences. This is our first installation in the university market.

Ace Marketing is our legacy marketing and promotions business which provides integrated marketing services to our commercial customers. While Ace Marketing currently represents substantially all of our revenue, we anticipate that activity from Ace Marketing will represent a diminishing portion of corporate revenue as our attention is now principally focused on developing and executing on opportunities in our Mobiquity Networks business.

Our Agreements with Mall Property Owners/Managers and IBM

Simon Properties

We entered into an initial agreement with Simon Property in April 2011. This agreement was amended in September 2013 and July 2014 to, among other things, expand the number of Simon mall properties covered by the agreement. Pursuant to our agreement with Simon, we have the right, on an exclusive basis, to install Bluetooth proximity marketing equipment to send information across the air space of the common areas of our Simon mall network, which includes approximately 240 malls across the United States. Under a master agreement and related agreements between us and Simon covering approximately 240 Simon malls, Simon is entitled to receive fees from us equal to a minimum fee plus the greater of a pre-set, per mall fee or a percentage of revenues derived from within the Simon mall network as well as certain commission fees based on revenues generated through Simon's sales efforts. We believe that the revenue share in which Simon participates will exceed the minimum annual mall fees if we generate revenues within the Simon network of approximately $14 million or more in a calendar year. Our agreement with Simon requires us to maintain letters of credit for each calendar year under the agreement represented by the minimum amount of fees due for such calendar year as well as certain levels of insurance. The agreement also provides for Simon to adjust the number of malls subject to the agreement from time to time based upon changes in its beneficial ownership interest in the malls. Our agreement with Simon expires on December 31, 2017. Our agreement with Simon is subject to earlier termination by either us or Simon following a notice and cure period in the event of a material breach of the agreement.

F-5

Macerich

In April 2015, we entered into a license agreement with Macerich. Pursuant to our agreement with Macerich, we have the right to install Mobi-Beacons to send information across the air space of the common areas of our Macerich mall network, which will, when fully installed we estimate to include approximately 55 malls, across the United States. Our right to install our Mobi-Beacons to market and sell third party paid advertising in the interior common areas of these malls shall be exclusive. Under a Macerich license agreement between us and Macerich currently covering 55 malls, Macerich is entitled to receive fees from us equal to a minimum fee plus the greater of a pre-set per mall fee or a percentage of revenues derived from within the Macerich mall network as well as certain commission fees based on revenues generated through Macerich's sales efforts. We believe that the revenue share in which Macerich participates will exceed the minimum annual mall fees if we generate revenues with the Macerich network of approximately $3 million or more in a calendar year. The agreement also provides for Macerich to adjust the number of malls subject to the agreement from time-to-time based upon changes in its beneficial ownership in the malls. Our agreement with Macerich has a term of three years but is subject to earlier termination (i) with cause following a notice and cure period in the event of material breach of the agreement or (ii) without cause by Macerich after one year on 90 days' prior written notice to us. In the event of termination of the agreement without cause, Macerich will reimburse us for certain out-of-pocket expenses.

IBM

In April 2015, we entered into a Joint Initiative Agreement with IBM and enrolled as an IBM Business Partner through IBM's PartnerWorld program. We are teaming with IBM to deliver jointly developed solutions for mall-based tenants, including retail clients. These solutions leverage the Mobiquity Networks beacon platform deployed exclusively in the common areas of our mall footprint across the United States, as well as our SDK which can be embedded within mall clients' mobile apps, to deliver relevant content in real time to shoppers' smart phones as they visit these malls. IBM has agreed to work with these clients to provide the analytics solutions needed to deliver personalized, one-on-one content to shoppers through our platform, and to help clients obtain insights from shopper transactions to drive improved customer experience and business performance. IBM services will also provide the integration capabilities needed to combine the Mobiquity Network platform in the mall common areas with the in-store server and network infrastructure, to optimize delivery of context-relevant content for the shopper. Together, our Joint initiative Agreement with IBM can help their mall clients provide enhanced omni-channel marketing solutions and optimize business results. The agreement has an initial terms of two years and may be extended by agreement of the parties.

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Mobiquity Technologies, Inc., formerly known as Ace Marketing & Promotions, Inc., and its wholly owned subsidiaries, Mobiquity Networks, Inc., Ace Marketing, Inc., (which has had its name changed to Ace Marketing & Promotions, Inc. and Mobiquity Wireless S.L.U.). All intercompany accounts and transactions have been eliminated in consolidation.

The Condensed Consolidated Balance Sheets as of March 31, 2015 and December 31, 2014, the Condensed Consolidated Statements of Operations for the three months ended March 31, 2015 and 2014 and the Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2015 and 2014 have been prepared by us without audit, and in accordance with the requirements of Form 10-Q and, therefore, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. In our opinion, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly in all material respects our financial position as of March 31, 2015, results of operations for the three months ended March 31, 2015 and 2014 and cash flows for the three months ended March 31, 2015 and 2014. All such adjustments are of a normal recurring nature. The results of operations and cash flows for the three months ended March 31, 2015 are not necessarily indicative of the results to be expected for the full year. We have evaluated subsequent events through the filing of this Form 10-Q with the SEC, and determined there have not been any events that have occurred that would require adjustments to our unaudited Condensed Financial Statements.

F-6

The information contained in this report on Form 10-Q should he read in conjunction with our Form 10-K for our fiscal year ended December 31, 2014.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS - Effective January 1, 2008, the Company adopted FASB ASC 820, "Fair Value Measurements and Disclosures" ("ASC 820"), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, and establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company's financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity's own assumptions.

Cash and cash equivalents include money market securities that are considered to be highly liquid and easily tradable as of March 31, 2015 and December 31, 2014. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within our fair value hierarchy.

The carrying amounts of financial instruments, including accounts receivable, accounts payable and accrued liabilities, and promissory note, approximated fair value as of March 31, 2015 and December 31, 2014, because of the relatively short-term maturity of these instruments and their market interest rates. No instruments are carried at fair value.

RECLASSIFICATIONS - Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported losses.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid debt instruments with a maturity of three months or less, as well as bank money market accounts, to be cash equivalents. As of March 31, 2015 and December 31, 2014, the balances were $1,515,175 and $1,654,171, respectively.

CONCENTRATION OF CREDIT RISK - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade receivables and cash and cash equivalents.

Concentration of credit risk with respect to trade receivables is generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across geographic areas principally within the United States. The Company routinely addresses the financial strength of its customers and, as a consequence, believes that its receivable credit risk exposure is limited.

F-7

The Company places its temporary cash investments with high credit quality financial institutions. At times, the Company maintains bank account balances, which exceed FDIC limits. As of March 31, 2015 and December 31, 2014, the Company exceeded FDIC limits by $1,136,541 and $1,292,227, respectively.

REVENUE RECOGNITION — The Company recognizes revenue, for all revenue streams, when it is realized or realizable and estimable in accordance with ASC 605, "Revenue Recognition". The Company will recognize revenue only when all of the following criteria have been met:

•	Persuasive evidence for an agreement exists;

•	Service has been provided;

•	The fee is fixed or determinable; and,

•	Collection is reasonably assured.

ACE MARKETING — Ace Marketing's revenue is recognized when title and risk of loss transfers to the customer and the earnings process is complete. In general, title passes to our customers upon the customer's receipt of the merchandise. Revenue is recognized on a gross basis since Ace Marketing has the risks and rewards of ownership, latitude in selection of vendors and pricing, and bears all credit risk. Advance payments made by customers are included in customer deposits. Ace Marketing records all shipping and handling fees billed to customers as revenues and related costs as cost of goods sold, when incurred. Additional source of revenue, derived from emails/texts directly to consumers are recognized under contractual arrangements. Revenue from this advertising method is recognized at the time of service provided.

MOBIQUITY NETWORKS — Mobiquity Networks. Mobiquity has three avenues of income with our beacon platform, Bluetooth Push and Wi-Fi. Revenue is realized with the signing of the advertising contract. The customer signs a contract directly with us for an advertising campaign with mutually agreed upon term and is billed on the start date of the advertising campaign, which are normally in short duration periods. Revenue is recognized the same way for the three mobile solutions. The first option to earn revenue with the beacon platform is for customers to contract for advertising campaigns, on our platform, either directly through their own app or through various third party apps. The second option to earn revenue is through a revenue share with advertising exchanges and networks that deliver advertising campaigns to their customers based on our real-time location signal data. The third option would be through selling our historical data to data management platform companies.

ALLOWANCE FOR DOUBTFUL ACCOUNTS - Management must make estimates of the collectability of accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. As of March 31, 2015 and December 31, 2014, allowance for doubtful accounts were $40,000 and $40,000, respectively.

INVENTORY — Inventory is recorded at cost (First In, First Out) and is comprised of finished goods. The Company maintains an inventory on hand for its largest customer's frequent order items. All items held are branded for the customer, therefore are not available for public distribution. The Company has an agreement with this customer, for cost recovery, if vendor relationship is terminated. There have been minimal reserves placed on inventory, based on this arrangement. As of March 31, 2015 and December 31, 2014, the Company has reserved against $31,676 and $31,676, respectively.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is expensed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are being amortized using the straight-line method over the estimated useful lives of the related assets or the remaining term of the lease. The costs of additions and improvements, which substantially extend the useful life of a particular asset, are capitalized. Repair and maintenance costs are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the account and the gain or loss on disposition is reflected in operating income.

F-8

LONG LIVED ASSETS - Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. We did not recognize any impairment losses for any periods presented.

WEBSITE TECHNOLOGY - Website technology developed during the prior years were capitalized for the period of development and testing. Expenditures during the planning stage and after implementation have been expensed in accordance with ASC985.

ADVERTISING COSTS - Advertising costs are expensed as incurred. For the years ended March 31, 2015 and March 31, 2014, there were advertising costs of $200 and $288, respectively.

ACCOUNTING FOR STOCK BASED COMPENSATION. Stock based compensation cost is measured at the grant date fair value of the award and is recognized as expense over the requisite service period. The Company uses the Black-Sholes option-pricing model to determine fair value of the awards, which involves certain subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them ("expected term"), the estimated volatility of the Company's common stock price over the expected term ("volatility") and the number of options for which vesting requirements will not be completed ("forfeitures"). Changes in the subjective assumptions can materially affect estimates of fair value stock-based compensation, and the related amount recognized on the consolidated statements of operations. Refer to Note 8 "Stock Option Plans" in the Notes to Consolidated Financial Statements in this report for a more detailed discussion.

BENEFICIAL CONVERSIONS - Debt instruments that contain a beneficial conversion feature are recorded as deemed interest to the holders of the convertible debt instruments. The beneficial conversion is calculated as the difference between the fair values of the underlying common stock less the proceeds that have been received for the debt instrument limited to the value received.

FOREIGN CURRENCY TRANSLATIONS - The Company's functional and reporting currency is the U.S. dollar. We own a subsidiary in Europe. Our subsidiary's functional currency is the EURO. All transactions initiated in EUROs are translated into U.S. dollars in accordance with ASC 830-30, "Translation of Financial Statements," as follows:

(i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date.
(ii)	Fixed assets and equity transactions at historical rates.
(iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are deferred until realization and are included as a separate component of stockholders' equity as a component of comprehensive income or loss. Therefore, translation adjustments are not included in determining net income (loss) but reported as other comprehensive income.

No significant realized exchange gains or losses were recorded since March 7, 2013 (date of acquisition of subsidiary) to March 31, 2015.

INCOME TAXES - Deferred income taxes are recognized for temporary differences between financial statement and income tax basis of assets and liabilities for which income tax or tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets, if it is more likely than not, that all or some portion of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

F-9

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

We have reviewed the FASB issued Accounting Standards Update ("ASU") accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation's reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

NOTE 2: LOSS PER SHARE

Basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Dilutive loss per share gives effect to stock options and warrants, which are considered to be dilutive common stock equivalents. Basic loss per common share was computed by dividing net loss by the weighted average number of shares of common stock outstanding. The number of common shares potentially issuable upon the exercise of certain options and warrants that were excluded from the diluted loss per common share calculation was approximately 45,878,110 and 33,554,000 because they are anti-dilutive as a result of a net loss for the three months ended March 31, 2015 and 2014, respectively.

NOTE 3: CONVERTIBLE PROMISSORY NOTE

Summary of Convertible Promissory Notes:

	March 31,	March 31,
	2015	2014
Arnost Note (a)	$322,000	$322,000
Cavu Notes (b), net of $43,140 debt discounts	206,860	-
Berg Notes (c)(d)	3,722,000	-
Total Debt	4,250,860	322,000
Current portion of debt	322,000	322,000
Long-term portion of debt	$3,928,860	$-

(a)	On June 12, 2012, the Company closed on a security agreement (the "Security Agreement") with TCA related to a $350,000 Convertible promissory note issued by the Company in favor of TCA (the "Convertible Note"), which Convertible Note was funded by TCA on June 12, 2012. The maturity date of the Convertible Note was December 2013, and the Convertible Note bears interest at a rate of twelve percent (12%) per annum. The Convertible Note is convertible into shares of the Company's common stock at a price equal to ninety-five percent (95%) of the average of the lowest daily volume weighted average price of the Company's common stock during the five (5) trading days immediately prior to the date of conversion. The Convertible Note may be prepaid in whole or in part at the Company's option without penalty. The Security Agreement granted to TCA a continuing, first priority security interest in all of the Company's assets, wheresoever located and whether now existing or hereafter arising or acquired. The Company's wholly-owned subsidiary, Mobiquity Networks, Inc., also entered into a similar Security Agreement and Guaranty Agreement. On December 12, 2013, TCA sold its entire interest in the Company's $350,000 secured promissory note to Thomas Arnost, a director of the Company, at face value. Mr. Arnost entered into an amendment to the note to extend the maturity date of the note to June 12, 2014, which was later extended to December 12, 2014 and again extended to December 31, 2015, subject to his right to declare the note due and payable at any time in his sole discretion. Also, the interest rate was raised from 12% per annum to 15% and the conversion price of the shares issuable upon conversion of the note was fixed at $.30 per share. The aforementioned note is convertible at the sole discretion of the noteholder. The Company recognized a beneficial conversion, in the amount of $116,667, based on the fixed conversion price, compared to the fair market trading value at the date of the agreement. The noteholder immediately converted $28,000 into 93,334 shares of common stock in December 2013. The balance on the note is $322,000 as of March 31, 2015 and December 31, 2014.

F-10

(b)	In July 2014, the Company raised $250,000 in gross proceeds from the sale of convertible promissory notes in the principal amount of $250,000 with a maturity date of July 31, 2017. The noteholders also received Class CC Warrants to purchase 125,000 shares of common Stock, exercisable at $1.20 per share through July 31, 2017. The placement agent received $17,500 in cash, 25,000 shares of restricted Common Stock and five-year warrants to purchase 7,500 shares of Common Stock at an exercise price of $.60 per share. The notes bear interest at the rate of 6% per annum with semi-annual payments to be paid on January 31' and July 31' of each year with the first interest payment due on January 31, 2015. At the option of the noteholder, the principal and accrued interest thereon is convertible at the greater of $.50 per share or 85% of the average daily volume weighted average price of the Company's Common Stock on the OTCQB during the 20 trading days immediately preceding the applicable interest date or conversion date. In the event the Company's Common Stock has a closing sales price of at least $1.00 per share on the OTCQB for a period of at least 10 trading days with an average daily volume weighted average of at least 25,000 shares, then the Company's promissory notes shall automatically converted into shares of the Company's Common Stock at 85% of the average VWAP during the 20 trading days immediately preceding the conversion date.

The Company evaluated the terms of the new note in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity's Own Stock. The Company determined that the conversion feature did not meet the definition of a derivative and therefore did not bifurcate the conversion feature and account for it as a separate derivative liability. The Company valued the warrants and allocated $33,362 to the warrants; increasing additional paid in capital and off-setting the notes by the warrant value as debt discount. The Company is amortizing the debt discount over the term of the notes, accreting the costs until the note balance equals the face value of the note. The Company recognized $9,110 of interest due to the amortization of the debt discount. The Company evaluated the conversion feature for a beneficial conversion feature. The effective conversion price was compared to the market price on the date of the note and was deemed to be less than the market value of underlying common stock at the inception of the note. Therefore, the Company recognized the beneficial conversion feature in the amount of $59,379 in 2014. The beneficial conversion feature was recorded as an increase in additional paid-in capital.

(c)	In November 2014, Carl and Mary Ann Berg 2011 CRT, Carl Berg Trustee, loaned us $1,000,000 pursuant to a two-year unsecured loan. This loan is repayable in November 2016 with interest at the rate of 4% per annum. Carl Berg is the brother of Clyde Berg. In December 2014, the Clyde Berg 2011 CRT with Carl Berg as Trustee, loaned us $1,000,000 pursuant to a two-year unsecured loan. This loan is repayable in December 2016 with interest at the rate of 4% per annum. We have an agreement with the Bergs to loan us an additional $500,000 on the same terms. These monies were received by us in January 2015. On December 29, 2014, Clyde Berg's daughter loaned us $50,000 pursuant to a two-year note. The principal and accrued interest thereon is convertible at any time by the noteholders into shares of common stock at a conversion price of $.50 per share. For every $1.00 of principal and accrued interest thereon converted, the noteholder will also receive a five-year warrant to purchase one share of common stock at an exercise price of $1.00 per share.

(d)	On December 15, 2014, we entered into a letter agreement with Carl E. Berg. The agreement recognized that Carl and Mary Ann Berg 2011 CRT, Carl Berg Trustee, and Clyde Berg 2011 CRT, Carl Berg Trustee, will have provided $2.5 million of unsecured loans to us between November and December 2014 ($2 million received in 2014, $500,000 received in January 2015). The notes mature two years from the origination date and bear interest at 4%. Pursuant to said letter agreement, we agreed that these unsecured loans may be sold, assigned or transferred to Clyde J. Berg, Carl E. Berg and/or Kara Ann Berg or any entity controlled by any of the aforementioned individuals in a combination of the aforementioned persons or entities. This letter agreement provides that if Mr. Carl E. Berg or any permitted transferee purchases or otherwise acquires the $2.5 million of unsecured notes, that these notes shall be convertible at any time prior to maturity or redemption thereof at a conversion price of $.50 per share. For every $1.00 in principal converted, a five-year warrant to purchase one additional share of common stock at an exercise price of $1.00 per share will be issued. In the event that $2.5 million is timely converted on or before January 30, 2015, we will also issue as a bonus warrants to purchase 1,000,000 shares of common stock, exercisable at $.50 per share over a five year period from the date of issuance. We also agreed to grant Mr. Berg the right to lend us up to an additional $3.75 million of optional loans on the same terms and conditions described above on or before February 15, 2015, 850,000 of which was received by us in February 2015. In the event such optional loan is converted into common stock on or before March 31, 2015, we will also issue as an additional bonus warrants to purchase up to 1,000,000 shares of common stock at an exercise price of $.50 per share from the date of issuance. We also agreed to grant him the right to lend us up to an additional $3.75 million on the same terms and conditions on or before May 15, 2015 and in the event such additional optional loan is converted into common stock on or before June 30, 2015, we will also issue bonus warrants to Mr. Berg to purchase up to 1,000,000 shares of common stock at an exercise price of $.50 per share over a period of five years from the date of issuance. All bonus warrants contain cashless exercise provisions. The 2,000,000 bonus warrants described above assumes full funding of the $7.5 million optional loans and 100% conversion on or before the dates described above. In the event the amount of optional loans is less than an aggregate of $3.75 million converted prior to March 31, 2015 and an additional $3.75 million converted prior to June 30, 2015, then the bonus warrants to purchase an aggregate of 2,000,000 shares will be proportionately reduced. In summary, in the event all $10 million is provided to us, including an additional $7.5 million on a timely basis, subject to our right of acceptance or rejection in our sole discretion, and all loans are timely converted on or before the dates described above, we will have issued 20 million shares of common stock, 10 million warrants to purchase shares of common stock at an exercise price of $1.00 per share, plus five year bonus warrants to purchase 3,000,000 shares of our common stock at an exercise price of $.50 per share with cashless exercise provisions pertaining to the bonus warrants. Also, in the event the $10 million of funding is completed, Mr. Berg has the right to appoint one independent member to the board, which nominee will be subject to normal background checks.

F-11

The Company evaluated the terms of December 15, 2014 agreement and accounted for the modification of the original notes as an extinguishment of the old notes and fair valued the new note agreement. The Company valued the note with conversion features and warrants and determined that the value of the new agreement resulted in a $322,000 loss on the extinguishment of debt and a corresponding premium to the loan value.

NOTE 4: STOCKHOLDERS' EQUITY (DEFICIT)

During 2014, the Company has raised gross proceeds of $3,276,310, net of offering costs of $283,990, from the sale of its Common Stock, at $0.30 to $0.50 per share, in exchange for 10,867,669 common shares and warrants to purchase 4,433,839 shares at an exercise price of $.50 to $1.00 per share through December 31, 2017 and 2019.

During 2014 the Company received $175,000 of the stock subscription receivables from 2013.

During 2014, the Company issued to consultants and employees, 784,000 shares of stock for services rendered, at a fair market value of $366,541. Also, the Company issued another 135,000 shares of the common stock to a consultant for prepaid services, at a fair market value of $53,055.

During 2014, the Company recorded 3,117,000 for stock based compensation related to warrants and options. The Company also recorded a beneficial conversion feature of $59,379 related to a convertible promissory note for $250,000.

December 2014, the Company issued 500,000 common shares for the receipt of $150,000 cash, from the exercise of 500,000 warrants.

During the year ending December 2014, cashless exercise of warrants resulted in the issuance of 66,536 shares of common stock.

During 2014, the Company issued 62,791 common shares, valued at $27,000, in payment of interest expense.

In March 2015, the Company commenced a private placement offering at an offering price of $.30 per share with matching warrants issued to purchase an additional share of common stock at $.45 per share through March 31, 2015. Three investors purchased and aggregate of $500,000 of our private placement offering on March 30, 2015. In conjunction with the equity purchase, one of the investors who had previously provided a letter of credit to Simon Properties in the amount of $1,350,000 negotiated the right to convert the cash underlying the letter of credit into additional common stock at a reduced exercise price of $.30 per share.

F-12

During the quarter ended March 31, 2015, the Company issued or was required to issue 90,000 shares of common stock in exchange for services rendered.

NOTE 5: STOCK COMPENSATION

Compensation costs related to share-based payment transactions, including employee stock options, are recognized in the financial statements utilizing the straight line method for the cost of these awards.

The Company's results for the three month periods ended March 31, 2015 and 2014 include employee share-based compensation expense totaling $453,941 and $1,091,052, respectively. Such amounts have been included in the Condensed Consolidated Statements of Operations within selling, general and administrative expenses. No income tax benefit has been recognized in the statement of operations for share-based compensation arrangements due to a history of operating losses.

The following table summarizes stock-based compensation expense for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
	2015	2014
Employee stock-based compensation - option grants	$368,691	$14,791
Employee stock-based compensation - stock grants	-	-
Non-Employee stock-based compensation - option grants	82,250	920,261
Non-Employee stock-based compensation - stock grants	-	156,000
Non-Employee stock-based compensation-stock warrant	-	-

Total	$453,941	$1,091,052

NOTE 6: STOCK OPTION PLAN

During Fiscal 2005, the Company established, and the stockholders approved, an Employee Benefit and Consulting Services Compensation Plan (the "2005 Plan") for the granting of up to 2,000,000 non-statutory and incentive stock options and stock awards to directors, officers, consultants and key employees of the Company. On June 9, 2005, the Board of Directors amended the Plan to increase the number of stock options and awards to be granted under the Plan to 4,000,000. During Fiscal 2009, the Company established a plan of long-term stock-based compensation incentives for selected Eligible Participants of the Company covering 4,000,000 shares. This plan was adopted by the Board of Directors and approved by stockholders in October 2009 and shall be known as the 2009 Employee Benefit and Consulting Services Compensation Plan (the "2009 Plan"). in September 2013, the Company's stockholders approved an increase in the number of shares covered by the 2009 Plan to 10,000,000. In February 2015, the board approved, subject to stockholder approval within one year, an increase in the number of shares under the 2009 Plan to 20,000,000 shares. (The 2005 and 2009 Plans are collectively referred to as the "Plans" and the Company has a combined 14,000,000 shares, which will increase to 24,000,000 shares upon stockholder approval of the increase in the 2009 Plan, available for issuance under the Plans.)

All stock options under the Plans are granted at or above the fair market value of the common stock at the grant date. Employee and non-employee stock options vest over varying periods and generally expire either 5 or 10 years from the grant date. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. For option grants, the Company will take into consideration payments subject to the provisions of ASC 718 "Stock Compensation", previously Revised SFAS No. 123 "Share-Based Payment" ( "SFAS 123 (R)"). The fair values of these restricted stock awards are equal to the market value of the Company's stock on the date of grant, after taking into certain discounts. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. Previously, such assumptions were determined based on historical data.

F-13

The weighted average assumptions made in calculating the fair values of options granted under the Plans during the three months ended March 31, 2015 and 2014 are as follows:

	Three Months Ended March 31,
	2015	2014
Expected volatility	162.32%	30.88%
Expected dividend yield	-	-
Risk-free interest rate	1.47%	2.66%
Expected term (in years)	10	9.82

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Share	Price	Term	Value

Outstanding	16,980,000	.51	5.74	$160,100
Granted	850,000	.53	8.62
Exercised	-
Cancelled	(600,000)
Outstanding, March 31, 2015	17,230,000	.42	7.75	5,000
Options exercisable, March 31, 2015	13,154,169	.51	5.43	$8,400

The weighted-average grant-date fair value of options granted during the three months ended March 31, 2015 and 2014 was $.53 and $.27, respectively.

The aggregate intrinsic value of options outstanding and options exercisable at March 31, 2015 is calculated as the difference between the exercise price of the underlying options and the market price of the Company's common stock for the shares that had exercise prices, that were lower than the $0.24 closing price of the Company's common stock on March 31, 2015.

As of March 31, 2015, the fair value of unamortized compensation cost related to unvested stock option awards was $1,095,825.

The weighted average assumptions made in calculating the fair value of warrants granted during the three months ended March 31, 2015 and 2014 are as follows:

	Three Months Ended March 31,
	2015	2014
Expected volatility	182.46%	0.00%
Expected dividend yield	-	-
Risk-free interest rate	2.12%	0.00%
Expected term (in years)

F-14

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Share	Price	Term	Value

Outstanding	23,773,914	$.58	2.50	$53,500
Granted	1,666,667	$.41	5.01
Exercised	-	-
Cancelled		-
Outstanding, March 31, 2015	25,440,581	$.69	4.36	7,000
Options warrants exercisable, March 31, 2015	25,440,581	$.72	2.58	$7,000

NOTE 7: COMMITMENTS AND CONTINGENCIES

COMMITMENTS—

In April 2011, we entered into our agreement with Simon Property Group, which agreement was amended first in September 2013 and then in July 2014. This second amendment provides for us to expand our location-based mobile mall network footprint to about 240 Simon malls across the United States. Our agreement with Simon currently expires December 31, 2017. Simon is entitled to receive fees from us equal to the greater of a pre-set per mall fee or a percentage of revenues derived from within the Simon Mall network. The revenue share agreement in which Simon participates will exceed the minimum annual mall fees if the Company has generated revenues within the Simon network of about $15 million or more in a calendar year. Our agreement with Simon requires the company to maintain letters of credit for each calendar year under the agreement represented by the minimum amount of fees due for such calendar year. For 2015, the minimum fees of $2.7 million has been secured through two bank letters of credit, one of which was issued in the amount of $1,350,000 utilizing the funds of a non-affiliated stockholder and the second letter of credit was obtained in the same amount through the funds of Thomas Arnost, our Executive Chairman. In the event Simon draws down upon either letter of credit, we have 30 days after the draw down to obtain replacement letters of credit. Each person who secured our letters of credit has the opportunity to notify us that they wish to turn the cash funds securing the letters of credit over to us and to convert such funds into Common Stock originally at a conversion price of $1.00 per share and recently adjusted to $.30 per share. Also, each person who issued the letter of credit is receiving quarterly, while the letters of credit are outstanding, options to purchase 125,000 shares of Common Stock, exercisable at the prevailing market price per share on the date of grant and interest at the rate of 8% per annum on the monies that they have had to set aside in their bank accounts and are unable to have access to such monies.

In February 2012, the Company entered into a lease agreement for new executive office space of approximately 4,200 square feet located at 600 Old Country Road, Suite 541, Garden City, NY 11530. The lease agreement is for 63 months, commencing April 2012 and expiring June 2017. The annual rent under this office facility for the first year is estimated at $127,000, including electricity, subject to an annual increase of 3%. In the event of a default in which the Company is evicted from the office space, Mobiquity would be responsible to the landlord for an additional payment of rent of $160,000 in the first year of the lease, an additional payment of $106,667 in the second year of the lease and an additional payment of rent of $53,333 in the third year of the lease. Such additional rent would be payable at the discretion of the Company in cash or in Common Stock of the Company.

The Company leases office space under non-cancelable operating leases in Farmingville, NY which expired in November 2014. The Company is currently operating on a month to month basis with an increase of 5% in rents. The Company is obligated for the payment of real estate taxes under these leases. The Company also leases on a month to month basis another office in the 600 Old Country Road building which is approximately 800 square feet at a cost of $1650 per month. The Company also leases approximately 1,200 square feet of office and warehouse space in Spain at a monthly cost of approximately $2,200.

F-15

In March of 2014, the Company entered into a month to month lease agreement for approximately a 400 square foot office space in Manhattan NY at $3,700 per month.

Rent and real estate tax expense was approximately $739,500 and $293,000 for the three months ended March 31, 2015 and 2014, respectively.

EMPLOYMENT CONTRACTS —

Michael D. Trepeta and Dean L. Julia

On March 1, 2005, the Company entered into employment contracts with two of its officers, namely, Dean L. Julia and Michael D. Trepeta. The employment agreements provide for minimum annual salaries, currently $30,000 per month (which does not include $2,000 per month which has been deferred until receipt of additional financing), plus bonuses equal to 5% of pre-tax earnings (as defined) and other perquisites commonly found in such agreements. On March 1st of each year, each officer receives a $2,000 per month salary increase. In addition, pursuant to the employment contracts, the Company annually grants each officer options to purchase 200,000 shares of common stock.

On August 22, 2007, the Company approved a three year extension of the employment contracts with two of its officers expiring on February 28, 2011. The employment agreements provided for minimum annual salaries with scheduled increases per annum to occur on every anniversary date of the contract and extension commencing on March 1, 2008. A signing bonus of options to purchase 150,000 shares granted to each executive were fully vested at the date of the grant and exercisable at $1.20 per share through August 22, 2017. Ten year options to purchase 50,000 shares of common stock are to be granted at fair market value on each anniversary date of the contract and extension commencing March 1, 2008. Termination pay of one year base salary based upon the scheduled annual salary of each executive officer for the next contract year, plus the amount of bonuses paid (or entitle to be paid) to the executive for the current fiscal year of the preceding fiscal year, whichever is higher.

On April 7, 2010, the Board of Directors approved a five-year extension of the employment contract of Dean L. Julia and Michael D. Trepeta to expire on March 1, 2015, The Board approved the continuation of each officer's current salary and scheduled salary increases on March 1st of each year. The Board also approved a signing bonus of stock options to purchase 200,000 shares granted to each officer which is fully vested at the date of grant and exercisable at $.50 per share through April 7, 2020; ten-year stock options to purchase 100,000 shares of Common Stock to be granted to each officer at fair market value on each anniversary date of the contract and extension thereof commencing March 1, 2011; and termination pay of one year base salary based upon the scheduled annual salary of each executive officer for the next contract year plus the amount of bonuses paid or entitled to be paid to the executive for the current fiscal year or the preceding fiscal year, whichever is higher. In the event of termination, the executives will continue to receive all benefits included in the employment agreement through the scheduled expiration date of said employment agreement prior to the acceleration of the termination date thereof.

In July 2012, the Company approved and in January 2013 the Company implemented amending the employment agreements of Messrs. Julia and M. Trepeta to expire on February 28, 2017, subject to an automatic one year renewal on March 1, 2013 and on each March 1' thereafter, unless the Employment Agreement is terminated in accordance with its terms on or before December 30th of the prior calendar year. In the event of termination without cause, the executives will continue to receive all salary and benefits included in the employment agreement through the scheduled expiration date of said employment agreement prior to the acceleration of the termination date thereof, plus one year termination pay.

F-16

On May 28, 2013, the Company approved amending the employment agreements of Messrs. Julia and Trepeta to provide that each officer may choose an annual bonus equal to 5% of pre-tax earnings for the most recently completed year before deduction of annual bonuses paid to officers or, in the event majority control of the Company is acquired by a person or a group of persons during the prior fiscal year, the officer may choose to receive the aforementioned bonus or 1% of the control consideration paid by acquirer(s) to acquire majority control of the Company.

Thomas Arnost

In December 2014, we entered into a three-year employment agreement with Thomas Arnost serving as Executive Chairman of the board. Mr. Arnost receives a monthly salary of $10,000 plus an annual grant of options for serving on the board of directors. In the event of his termination, by Mr. Arnost or by the company for cause, Mr. Arnost will receive his pay through the termination date. In the event that Mr. Arnost is terminated without cause, he shall be entitled to receive his salary paid through the end of the term of his agreement. Mr. Arnost may terminate the agreement at any time by giving three months prior written notice to our board of directors. Mr. Arnost will also be entitled to indemnification against all claims, judgments, damages, liabilities, costs and expenses (including reasonably legal fees) arising out of, based upon or related to his performance of services to us, to the maximum extent permitted by law.

Sean Trepeta

In December 2014, Mobiquity Networks entered into an employment agreement with Sean Trepeta, to serve as President of Mobiquity Networks as an employee at will. Mr. Trepeta, as a full-time employee, is to be paid a salary at the rate of $20,000 per month. Upon the execution of the agreement, he received 10-year options to purchase 1,500,000 shares of our common stock vesting quarterly over a period of three years. For calendar 2015, he will be entitled to a bonus of $125,000 upon revenues of Mobiquity Networks achieving a minimum of $6 million in revenues and a further bonus of $125,000 for a total of $250,000 at such time as Mobiquity Network's revenues achieve a minimum of $12 million, it being understood that any revenues which do not have a 30% margin shall not count toward these totals. All options granted to Mr. Trepeta will become immediately vested in the event of a change in control of our Company or sale of substantially all of our assets. In the event we terminate Mr. Trepeta without cause, after six months of continued employment under the employment agreement, Mr. Trepeta is entitled to receive three months' severance pay.

Paul Bauersfeld

In December 2014, we entered into an employment agreement with Paul Bauersfeld, our Chief Technology Officer, who is an employee at will. Mr. Bauersfeld, as a full-time employee, is to be paid a salary at the rate of $25,000 per month. Upon the execution of the agreement, he received 10-year options to purchase 1,000,000 shares of our common stock vesting quarterly over a period of three years. For calendar 2015, he will be entitled to a bonus of $125,000 upon revenues of Mobiquity Networks achieving a minimum of $6 million in revenues and a further bonus of $125,000 for a total of $250,000 at such time as Mobiquity Network's revenues achieve a minimum of $12 million, it being understood that any revenues which do not have a 30% margin shall not count toward these totals. The foregoing compensatory arrangements with Mr. Bauersfeld is in addition to the non-statutory stock options to purchase 2,600,000 shares of our common stock previously granted to Mr. Bauersfeld. All options granted to Mr. Bauersfeld will become immediately vested in the event of a change of control of our company or sale of substantially all of our assets. In the event we terminate Mr. Bauersfeld without cause. Mr. Bauersfeld is entitled to receive six months' severance pay.

Sean McDonnell

Sean McDonnell, our Chief Financial Officer, is an employee at will and is currently receiving a salary of $132,000 per annum.

F-17

 TRANSACTIONS WITH MAJOR CUSTOMERS —

The Company sells its branded merchandise to a geographically diverse group of customers, performs ongoing credit evaluations of its customers and generally does not require collateral. During the three months ended March 31, 2015 a customer accounted for approximately 39% of net revenues and for the three months ended March 31, 2014 a customer accounted for approximately 25% of net revenues. The Company holds on hand certain items that are ordered on a regular basis.

NOTE 8: SEGMENT INFORMATION

Reportable operating segment is determined based on Mobiquity Technologies, Inc.'s management approach. The management approach, as defined by accounting standards which have been codified into FASB ASC 280, "Segment Reporting," is based on the way that the chief operating decision-maker organizes the segments within an enterprise for making decisions about resources to be allocated and assessing their performance. Our chief operating decision-maker is our Chief Executive Officer and Chief Financial Officer.

While our results of operations are primarily reviewed on a consolidated basis, the chief operating decision-maker also manages the enterprise in two operating segments: (i) Ace Marketing and Promotions, Inc. captures Branding & Branded Merchandise (ii) Mobiquity Networks represent our Mobil Marketing.

Corporate management defines and reviews segment profitability based on the same allocation methodology as presented in the segment data tables below:

First Quarter of Fiscal 2015

	Quarter Ended March 31, 2015
	Ace Marketing & Promotions, Inc.	Mobiquity Networks, Inc.	Total
Revenues, net	$515,383	-	$515,383
Operating (loss), before interest amortization, depreciation and taxes	(640,113)	(1,798,800)	(2,438,913)
Interest income	24	-	24
Interest (expense)	(78,866)	-	(78,866)
Depreciation and amortization	(22,607)	(38,626)	(61,233)
Net Loss	(741,562)	(1,837,426)	(2,578,988)
Assets at March 31, 2015	2,052,468	373,038	2,425,506

F-18

First Quarter of Fiscal 2014

	Quarter Ended March 31, 2014
	Ace Marketing & Promotions, Inc.	Mobiquity Networks, Inc.	Total
Revenues, net	546,054	80,500	626,554
Operating (loss), before interest amortization, depreciation and taxes	(326,185)	(1,933,639)	(2,259,824)
Interest income	51		51
Interest (expense)	(10,129)		(10,129)
Depreciation and amortization	(25,555)	(55,306)	(80,861)
Net Loss	(361,818)	(1,988,945)	(2,350,763)
Assets at March 31, 2014	3,274,192	635,338	3,909,530

All intersegment sales and expenses have been eliminated from the table above.

NOTE 9: COMMON STOCK PURCHASE AGREEMENT

On March 31, 2014, the Company entered into a common stock purchase agreement (referred to herein as the "Purchase Agreement"), with Aspire Capital Fund, LLC, an Illinois limited liability company (referred to herein as "Aspire Capital"), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $15.0 million of Common Stock over the approximately 24-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 1,000,000 shares of Common Stock as a commitment fee (referred to in herein as the "Commitment Shares"). Upon execution of the Purchase Agreement, we sold to Aspire Capital 1,000,000 shares of Common Stock (referred to herein as the "Initial Purchase Shares"). Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital (referred to herein as the "Registration Rights Agreement"), in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of Common Stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, the Company was obligated to register 15,000,000 shares of Common Stock under the Securities Act, which includes the Commitment Shares and Initial Purchase Shares that have already been issued to Aspire Capital and an additional 13,000,000 shares of Common Stock which the Company may issue to Aspire Capital after the registration statement is declared effective under the Securities Act. Said Registration Statement was declared effective by the SEC on April 28, 2014.

Since April 28, 2014, the effective date of the Registration Statement, on any trading day on which the closing sale price of our Common Stock exceeds $0.16, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a "Purchase Notice"), directing Aspire Capital (as principal) to purchase up to 200,000 shares of Common Stock per trading day, provided that the aggregate price of such purchase shall not exceed $250,000 per trading day, up to $15.0 million of Common Stock in the aggregate at a per share price (the "Purchase Price") calculated by reference to the prevailing market price of the Common Stock (as more specifically described below).

In addition, on any date on which we submit a Purchase Notice for 200,000 shares to Aspire Capital and the closing sale price of the Common Stock is equal to or greater than $0.50 per share, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a "VWAP Purchase Notice") directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on the OTCQB on the next trading day (the "VWAP Purchase Date"), subject to a maximum number of shares we may determine (the "VWAP Purchase Share Volume Maximum") and a minimum trading price (the "VWAP Minimum Price Threshold") (as more specifically described below). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice (the "VWAP Purchase Price") is calculated by reference to the prevailing market price of Common Stock (as more specifically described below).

F-19

The Purchase Agreement provides that the Company and Aspire Capital shall not affect any sales under the Purchase Agreement on any purchase date where the closing sale price of the Common Stock is less than $0.16 per share (the "Floor Price"). This Floor Price and the respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the Purchase Agreement, and the Company will control the timing and amount of any sales of Common Stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as the Company directs in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by the Company at any time, at its discretion, without any penalty or cost to the Company.

NOTE 10: STOCKHOLDER AUTHORIZATION OF REVERSE STOCK SPLIT

On November 17, 2014, we held a special meeting of our stockholders to approve authorizing our board of directors to effectuate a reverse stock split in its sole discretion of not less than 1-for-5 and not greater than 1-for-20 for the purpose of attempting to obtain a listing of our common stock on the NYSE MKT. Such approval was obtained. As of the date of this Report, the Board has not taken any action to act upon this authorization.

NOTE 11: SUBSEQUENT EVENTS

There are no subsequent events required to be disclosed in the Notes to Financial Statements through the date of the report, except as follows:

In April 2015, the Company received $1,710,000 from the sale to three accredited investors of 5,700,000 shares of its common stock and a like number of warrants exercisable at $.45 per share through March 31, 2020. In May 2015, the Company received $210,000 from the sale to one accredited investor of 700,000 shares of its common stock and a like number of warrants exercisable at 5.45 per share through March 31, 2020.

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Mobiquity Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Mobiquity Technologies, Inc. (“the Company”) as of December 31, 2014 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mobiquity Technologies, Inc. as of December 31, 2014, and the results of their operations and cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses, an accumulated deficit, and negative cash flow from operations as of December 31, 2014, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

April 15, 2015

F-21

Messineo & Co., CPAs LLC 2471 N McMullen Booth Road, Suite 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Mobiquity Technologies, Inc.

(formerly known as Ace Marketing & Promotions, Inc.)

Garden City, NY

We have audited the accompanying consolidated balance sheet of Mobiquity Technologies, Inc. (formerly known as Ace Marketing & Promotions, Inc.) (the "Company") for the year ended December 31, 2013 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mobiquity Technologies, Inc. (formerly known as Ace Marketing & Promotions, Inc.) as of December 31, 2013 and the results of its consolidated operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Messineo & Co., CPAs, LLC

Clearwater, Florida

March 3, 2014

F-22

MOBIQUITY

TECHNOLOGIES, INC.

Consolidated Balance Sheets

December 31,	2014	2013

Assets

Current Assets:
Cash and cash equivalents	$1,654,171	$1,740,989
Accounts receivable, net	445,892	433,856
Inventory, net	190,854	109,073
Prepaid expenses and other current assets	152,502	265,196
Total Current Assets	2,443,419	2,549,114

Property and equipment, net	262,480	466,772

Intangible assets, net	94,328	185,117

Other Assets	33,741	27,501
Total Assets	$2,833,968	$3,228,504

Liabilities and Stockholders' Equity ( Deficit)

Current Liabilities:
Accounts payable	$609,957	$485,401
Accrued expenses	369,383	177,943
Convertible notes	322,000	322,000
Total Current Liabilities	1,301,340	985,344

Long-term portion of convertible notes	2,573,979
Total Liabilities	3,875,319	985,344

Commitments and Contingencies	–	–

Stockholders' Equity (Deficit):
Preferred Stock, $.0001 par value; 5,000,000 shares authorized, zero and zero shares issued and outstanding at December 31, 2014 and December 31, 2013 respectively	–	–
Common stock, $.0001 par value; 200,000,000 and 100,000,000 shares authorized; 64,818,243 and 52,402,247 shares issued and outstanding at 2014 and 2013, respectively	6,482	5,240
Additional paid-in capital	28,966,269	21,948,920
Stock subscription receivable		(175,000)
Accumulated other comprehensive income (loss)	(2,236)	1,268
Accumulated deficit	(30,011,866)	(19,505,767)
	(1,041,351)	2,274,661
Less: Treasury Stock, at cost, 23,334 shares		(31,501)
Total Stockholders' Equity (Deficit)	(1,041,351)	2,243,160
Total Liabilities and Stockholders' Equity (Deficit)	$2,833,968	$3,228,504

The accompanying notes are an integral part of these consolidated financial statements.

F-23

MOBIQUITY

TECHNOLOGIES, INC.

Consolidated Statements of Operations

Years Ended December 31,	2014	2013

Revenues, net	$3,257,950	$3,157,532
Cost of Revenues	2,104,203	2,142,162
Gross Profit	1,153,747	1,015,370

Operating Expenses:
Selling, general and administrative expenses	11,086,616	6,877,283
Total Operating Expenses	11,086,616	6,877,283

Loss from Operations	(9,932,869)	(5,861,913)

Other Income (Expense):
Interest expense	(251,394)	(227,094)
Interest income	164	274
Loss on extinguishment of debt	(322,000)	–
Total Other Income (Expense)	(573,230)	(226,820)
	.
Net Loss	$(10,506,099)	$(6,088,733)

Other Comprehensive Income (Loss)	(3,504)	1,268
Net Comprehensive Loss	$(10,509,603)	$(6,087,465)

Net Loss Per Common Share:

Basic and diluted	$(0.17)	$(0.14)

Weighted Average Common Shares Outstanding:

Basic and diluted	61,664,457	42,438,849

The accompanying notes are an integral part of these consolidated financial statements.

F-24

MOBIQUITY

TECHNOLOGIES, INC.

Consolidated Statement of Stockholders’ Equity

							Accumulated				Total
					Additional		Other				Stockholders’
	Preferred Stock		Common Stock		Paid-in	Stock	Comprehensive	Accumulated	Treasury Stock		Equity
	Shares	Amount	Shares	Amount	Capital	Subscription	Income (Loss)	(Deficit)	Shares	Amount	(Deficit)
Balance, at December 31, 2012	220,000	$22	30,252,938	$3,025	$14,485,740	–	–	$(13,418,302)	23,334	$(31,501)	$1,038,984
Stock Purchases	–	–	19,125,006	1,913	5,735,903	(175,000)	–	–	–	–	5,562,816
Offering costs	–	–			(182,184)	–	–	–	–	–	(182,184)
Stock Grants	–	–	2,402,969	240	1,047,851	–	–	–	–	–	1,048,091
Option and Warrant Grants	–	–	–	–	716,983	–	–	–	–	–	716,983
Conversion of Preferred Stock	(220,000)	(22)	528,000	53	(31)	–	–	–	–	–	–
Conversion of debt	–	–	93,334	9	27,991	–	–	–	–	–	28,000
Beneficial Conversion Feature	–	–	–	–	116,667	–	–	–	–	–	116,667
	–	–	–	–	–	–	–	–	–	–
Net Loss	–	–	–	–	–	–	$1,268	$(6,087,465)	–	–	(6,086,197)
Balance, at December 31, 2013	$–	$–	52,402,247	$5,240	$21,948,920	$(175,000)	$1,268	$(19,505,767)	23,334	$(31,501)	$2,243,160

Stock issued for cash, net of offering costs	–	–	10,867,669	1,086	3,275,224	175,000	–	–	–	–	3,451,310
Stock issued for services	–	–	784,000	79	366,462	–	–	–	–	–	366,541
Stock based compensation	–	–	–	–	3,117,807	–	–	–	–	–	3,117,807
Beneficial conversion feature	–	–	–	–	59,379	–	–	–	–	–	59,379
Exercise of options and warrants	–	–	566,536	57	149,943	–	–	–	–	–	150,000
Stock issued in exchange for interest	–	–	62,791	6	26,994	–	–	–	–	–	27,000
Stock issued for prepaid services	–	–	135,000	14	53,041	–	–	–	–	–	53,055
Treasury share cancellation	–	–	–	–	(31,501)	–	–	–	(23,334)	31,501	–
	–	–	–	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	(3,504)	(10,506,099)	–	–	(10,509,603)
Balance, at December 31, 2014	–	$–	64,818,243	$6,482	$28,966,269	$–	$(2,236)	$(30,011,866)	–	$–	$(1,041,351)

The accompanying notes are an integral part of these consolidated financial statements.

F-25

MOBIQUITY

TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

Years Ended December 31,	2014	2013

Cash Flows from Operating Activities:
Net loss	$(10,506,099)	$(6,087,465)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	274,896	289,289
Stock-based compensation	3,117,807	1,765,074
Beneficial conversion feature	–	116,667
Accretion of deferred financing costs	–	51,624
Stock issued for services	366,541	–
Loss on extinguishment of debt	322,000	–
Changes in operating assets and liabilities:
Accounts receivable	(12,036)	10,406
Inventory	(81,781)	(16,458)
Prepaid expenses and other assets	159,509	22,431
Accounts payable	186,756	136,689
Accrued expenses and other current liabilities	293,666	17,845
Net Cash Used in Operating Activities	(5,878,741)	(3,693,898)

Cash Flows from Investing Activities:
Purchase of property and equipment	(30,657)	(104,411)
Acquisition of intellectual property	–	(205,200)
Net Cash Used in Investing Activities	(30,657)	(309,611)

Cash Flows from Financing Activities:
Proceeds from Loan	2,300,000	–
Proceeds received from exercising warrants	150,000	–
Payments on accrued interest	(75,226)	–
Proceeds received from stock subscription receivable	175,000	–
Proceeds from issuance of stock	3,276,310	5,380,632
Net Cash Provided by Financing Activities	5,826,084	5,380,632

Net Increase (Decrease) in Cash and Cash Equivalents	(83,314)	1,377,123
Cash and Cash Equivalents, beginning of period	1,740,989	362,598
Change in foreign currency	(3,504)	1,268
Cash and Cash Equivalents, end of period	$1,654,171	$1,740,989

Supplemental Disclosure Information:
Cash paid for interest	$77,586	$58,803
Cash paid for taxes	$–	$–

Non-cash Disclosures:
Stock issued for interest	$27,000	$–
Cancellation of treasury stock	$31,501	$–
Stock issued for prepaid services	$53,055	–
Financing and extinguishment of debt	$–	$350,000
Exchanged debt for common shares	$–	$28,000

The accompanying notes are an integral part of these consolidated financial statements.

F-26

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS –

On September 10, 2013, Mobiquity Technologies, Inc. changed its name from Ace Marketing & Promotions, Inc. (the “Company” or “Mobiquity”). We operate through two wholly-owned U.S. subsidiaries, namely, Mobiquity Networks, Inc. and Ace Marketing & Promotions, Inc. Mobiquity Networks owns 100% of Mobiquity Wireless S.L.U, a company incorporated in Spain. This corporation has an office in Spain to support our U.S. operations.

We operate a national location-based mobile advertising network that has developed a consumer-focused proximity network which we believe is unlike any other in the United States. Our integrated suite of proprietary location based mobile advertising technologies allows clients to execute more personalized and contextually relevant experiences, driving brand awareness and incremental revenue.

We have installed our location-based mobile advertising solutions in approximately 240 Simon Mall locations as of March 16, 2015 to create “smart malls” using Bluetooth-enabled iBeacon compatible technology. We plan to expand our mall footprint in other malls and outside the malls with additional synergistic venues that will allow for cross marketing opportunities in such venues as stadiums, arenas, additional college campuses, airports and retail chains. For example, we have entered into an agreement with the New York State University at Stony Brook to deploy a mobile advertising network in their new arena. This type of installation will enable fan engagement, cross-marketing opportunities, sponsorship activation and create interactive event experiences. This is our first installation in the university market.

Ace Marketing is our legacy marketing and promotions business which provides integrated marketing services to our commercial customers. While Ace Marketing currently represents substantially all of our revenue, we anticipate that activity from Ace Marketing will represent a diminishing portion of corporate revenue as our attention is now principally focused on developing and executing on opportunities in our Mobiquity Networks business.

Agreement with Simon Property Group, L.P.

Our agreement with Simon Property Group provides exclusive Bluetooth advertising rights in the common areas of each of the approximately 240 shopping malls in the US. Our hardware solutions mesh together to create our network, which according to Simon Property Group, provides advertisers the opportunity to reach approximately 2.6 billion annual mall visitors with mobile content and offers when they are most receptive to spending, while located in the mall. The 2014 annual report for the International Council of Shopping Centers (ICSC) indicates that shoppers spent on average over $97 per shopping mall visit in 2013, which represents over $250 billion of annual spending. Our network provides advertisers the ability to influence a percentage of these shoppers who carry a smartphones.

GOING CONCERN -

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company's continued existence is dependent upon the Company's ability to obtain additional debt and/or equity financing to advance its new technology revenue stream. The Company has incurred losses for the years ending December 31, 2014 and 2013 of $10,506,099 and $6,088,733, respectively. As of December 31, 2014, the Company has an accumulated deficit of $30,011,866. The Company has had negative cash flows from operating activities of $5,878,741 and $3,693,898 for the years ending December 31, 2014 and 2013, respectively. These factors raise substantial doubt about the ability of the Company to continue as a going concern.

Management has plans to address the Company’s financial situation as follows:

In the near term, management plans to continue to focus on raising the funds necessary to implement the Company’s business plan related to the Bluetooth-enabled iBeacon compatible technology. Management will continue to seek out debt financing to obtain the capital required to meet the Company’s financial obligations. There is no assurance, however, that lenders and investors will continue to advance capital to the Company or that the new business operations will be profitable. The possibility of failure in obtaining additional funding and the potential inability to achieve profitability raises doubts about the Company’s ability to continue as a going concern.

F-27

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

In the long term, management believes that the Company’s projects and initiatives will be successful and will provide cash flow to the Company that will be used to finance the Company’s future growth. However, there can be no assurances that the Company’s efforts to raise equity and debt at acceptable terms or that the planned activities will be successful, or that the Company will ultimately attain profitability. The Company’s long-term viability depends on its ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations, and the ability of the Company to achieve adequate profitability and cash flows from operations to sustain its operations.

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Mobiquity Technologies, Inc., formerly known as Ace Marketing & Promotions, Inc., and its wholly owned subsidiaries, Mobiquity Networks, Inc., Ace Marketing, Inc., (which has had its name changed to Ace Marketing & Promotions, Inc. and Mobiquity Wireless S.L.U.). All intercompany accounts and transactions have been eliminated in consolidation.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS - Effective January 1, 2008, the Company adopted FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, and establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

Cash and cash equivalents include money market securities that are considered to be highly liquid and easily tradable as of December 31, 2014 and 2013. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within our fair value hierarchy.

The carrying amounts of financial instruments, including accounts receivable, accounts payable and accrued liabilities, and promissory note, approximated fair value as of December 31, 2014 and 2013, because of the relatively short-term maturity of these instruments and their market interest rates. No instruments are carried at fair value.

RECLASSIFICATIONS - Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported losses.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid debt instruments with a maturity of three months or less, as well as bank money market accounts, to be cash equivalents. As of December 31, 2014 and 2013, the balances are $1,654,171 and $1,740,989, respectively.

CONCENTRATION OF CREDIT RISK - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade receivables and cash and cash equivalents.

Concentration of credit risk with respect to trade receivables is generally diversified due to the large number of entities comprising the Company’s customer base and their dispersion across geographic areas principally within the United States. The Company routinely addresses the financial strength of its customers and, as a consequence, believes that its receivable credit risk exposure is limited.

The Company places its temporary cash investments with high credit quality financial institutions. At times, the Company maintains bank account balances, which exceed FDIC limits. As of December 31, 2014 and 2013, the Company exceeded FDIC limits by $1,004,897 and $1,150,465, respectively.

REVENUE RECOGNITION – The Company recognizes revenue, for all revenue streams, when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition”. The Company will recognize revenue only when all of the following criteria have been met:

•	Persuasive evidence for an agreement exists;
•	Service has been provided;
•	The fee is fixed or determinable; and,
•	Collection is reasonably assured.

F-28

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

ACE MARKETING – Ace Marketing’s revenue is recognized when title and risk of loss transfers to the customer and the earnings process is complete. In general, title passes to our customers upon the customer's receipt of the merchandise. Revenue is recognized on a gross basis since Ace Marketing has the risks and rewards of ownership, latitude in selection of vendors and pricing, and bears all credit risk. Advance payments made by customers are included in customer deposits. Ace Marketing records all shipping and handling fees billed to customers as revenues and related costs as cost of goods sold, when incurred. Additional source of revenue, derived from emails/texts directly to consumers are recognized under contractual arrangements. Revenue from this advertising method is recognized at the time of service provided.

MOBIQUITY NETWORKS – Mobiquity Networks. Mobiquity has three avenues of income with our beacon platform, Bluetooth Push and Wi-Fi. Revenue is realized with the signing of the advertising contract. The customer signs a contract directly with us for an advertising campaign with mutually agreed upon term and is billed on the start date of the advertising campaign, which are normally in short duration periods. Revenue is recognized the same way for the three mobile solutions. The first option to earn revenue with the beacon platform is for customers to contract for advertising campaigns, on our platform, either directly through their own app or through various third party apps. The second option to earn revenue is through a revenue share with advertising exchanges and networks that deliver advertising campaigns to their customers based on our real-time location signal data. The third option would be through selling our historical data to data management platform companies.

ALLOWANCE FOR DOUBTFUL ACCOUNTS - Management must make estimates of the collectability of accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. As of December 31, 2014 and 2013, allowance for doubtful accounts were $40,000 and $30,000, respectively.

INVENTORY – Inventory is recorded at cost (First In, First Out) and is comprised of finished goods. The Company maintains an inventory on hand for its largest customer’s frequent order items. All items held are branded for the customer, therefore are not available for public distribution. The Company has an agreement with this customer, for cost recovery, if vendor relationship is terminated. There have been minimal reserves placed on inventory, based on this arrangement. As of December 31, 2014, the Company has reserved against $31,076.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is expensed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are being amortized using the straight-line method over the estimated useful lives of the related assets or the remaining term of the lease. The costs of additions and improvements, which substantially extend the useful life of a particular asset, are capitalized. Repair and maintenance costs are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the account and the gain or loss on disposition is reflected in operating income.

LONG LIVED ASSETS - Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

WEBSITE TECHNOLOGY - Website technology developed during the prior years were capitalized for the period of development and testing. Expenditures during the planning stage and after implementation have been expensed in accordance with ASC985.

ADVERTISING COSTS - Advertising costs are expensed as incurred. For the years ended December 31, 2014 and 2013 there were advertising costs of $288 and $3,840, respectively.

ACCOUNTING FOR STOCK BASED COMPENSATION. Stock based compensation cost is measured at the grant date fair value of the award and is recognized as expense over the requisite service period. The Company uses the Black-Sholes option-pricing model to determine fair value of the awards, which involves certain subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (“expected term”), the estimated volatility of the Company’s common stock price over the expected term (“volatility”) and the number of options for which vesting requirements will not be completed (“forfeitures”). Changes in the subjective assumptions can materially affect estimates of fair value stock-based compensation, and the related amount recognized on the consolidated statements of operations.  Refer to Note 8 “Stock Option Plans” in the Notes to Consolidated Financial Statements in this report for a more detailed discussion.

F-29

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

BENEFICIAL CONVERSIONS - Debt instruments that contain a beneficial conversion feature are recorded as deemed interest to the holders of the convertible debt instruments. The beneficial conversion is calculated as the difference between the fair values of the underlying common stock less the proceeds that have been received for the debt instrument limited to the value received.

FOREIGN CURRENCY TRANSLATIONS - The Company’s functional and reporting currency is the U.S. dollar. We own a subsidiary in Europe. Our subsidiary’s functional currency is the EURO. All transactions initiated in EUROs are translated into U.S. dollars in accordance with ASC 830-30, “Translation of Financial Statements,” as follows:

(i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date.
(ii)	Fixed assets and equity transactions at historical rates.
(iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are deferred until realization and are included as a separate component of stockholders’ equity as a component of comprehensive income or loss. Therefore, translation adjustments are not included in determining net income (loss) but reported as other comprehensive income.

No significant realized exchange gains or losses were recorded since March 7, 2013 (date of acquisition of subsidiary) to December 31, 2014.

INCOME TAXES - Deferred income taxes are recognized for temporary differences between financial statement and income tax basis of assets and liabilities for which income tax or tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets, if it is more likely than not, that all or some portion of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

NET LOSS PER SHARE - Basic net loss per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of stock options. The number of common shares potentially issuable upon the exercise of certain options and warrants that were excluded from the diluted loss per common share calculation was approximately 882,576 and 26,185,000 because they are anti-dilutive, as a result of a net loss for the years ended December 31, 2014 and 2013, respectively.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

NOTE 2: PROPERTY AND EQUIPMENT

Property and equipment, net, consist of the following at December 31:

	USEFUL LIVES	2014	2013

Furniture and Fixtures	3 or 5 years	$1,089,380	$1,060,084
Leasehold Improvements	5 years	4,084	4,084
		1,093,464	1,064,168
Less Accumulated Depreciation		830,984	597,396
		$262,480	$466,772

Depreciation expense for the years ended December 31, 2014 and 2013 was $233,588 and $219,206, respectively.

F-30

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 3: INTANGIBLE ASSETS

Intangible assets, net, consist of the following at December 31:

	USEFUL LIVES	2014	2013

Acquisition of intellectual property (FuturLink)	5 years	98,000	160,200
Website technology development (Venn/AcePlace)	5 years	45,000	45,000
		143,000	205,200
Less Accumulated Amortization		48,672	20,083
		$94,328	$185,117

Future amortization, for the years ending December 31, is as follows:

2015	$28,599
2016	28,599
2017	28,599
Thereafter	8,531
94,328

Amortization expense for the years ended December 31, 2014 and 2013 was $ 28,599 and $20,073, respectively.

Acquisition of Assets of FuturLink

On March 7, 2013, the Company acquired the assets of FuturLink at a cost of approximately $98,000, which cash was paid from the Company’s working capital. These assets include, without limitation, the FuturLink technology (patents and source codes), trademark(s) and access point (proximity marketing) component parts. At the time of acquisition, FuturLink’s assets were minimal; the purchase price was apportioned to the intellectual property received in exchange. The Company changed its name to Mobiquity Networks upon acquisition and is a consolidated component of these financial statements.

NOTE 4: CONVERTIBLE PROMISSORY NOTE

Summary of Convertible Promissory Notes:

	2014	2013
Arnost Note (a)	$322,000	$322,000
Cavu Notes (b), net of $48,021 debt discounts	201,979	–
Berg Notes (c)(d)	2,372,000	–
Total Debt	2,895,979	322,000
Current portion of debt	322,000	322,000
Long-term portion of debt	$2,573,979	$–

(a)

On June 12, 2012, the Company closed on a security agreement (the “Security Agreement”) with TCA related to a $350,000 convertible promissory note issued by the Company in favor of TCA (the “Convertible Note”), which Convertible Note was funded by TCA on June 12, 2012. The maturity date of the Convertible Note was December 2013, and the Convertible Note bears interest at a rate of twelve percent (12%) per annum. The Convertible Note is convertible into shares of the Company’s common stock at a price equal to ninety-five percent (95%) of the average of the lowest daily volume weighted average price of the Company’s common stock during the five (5) trading days immediately prior to the date of conversion. The Convertible Note may be prepaid in whole or in part at the Company’s option without penalty. The Security Agreement granted to TCA a continuing, first priority security interest in all of the Company’s assets, wheresoever located and whether now existing or hereafter arising or acquired. The Company’s wholly-owned subsidiary, Mobiquity Networks, Inc., also entered into a similar Security Agreement and Guaranty Agreement. On December 12, 2013, TCA sold its entire interest in the Company’s $350,000 secured promissory note to Thomas Arnost, a director of the Company, at face value. Mr. Arnost entered into an amendment to the note to extend the maturity date of the note to June 12, 2014, which was later extended to December 12, 2014 and again extended to December 31, 2015, subject to his right to declare the note due and payable at any time in his sole discretion. Also, the interest rate was raised from 12% per annum to 15% and the conversion price of the shares issuable upon conversion of the note was fixed at $.30 per share. The aforementioned note is convertible at the sole discretion of the noteholder. The Company recognized a beneficial conversion, in the amount of $116,667, based on the fixed conversion price, compared to the fair market trading value at the date of the agreement. The noteholder immediately converted $28,000 into 93,334 shares of common stock in December 2013. The balance on the note is $322,000 as of December 31, 2014 and 2013.

F-31

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

(b)	In July 2014, the Company raised $250,000 in gross proceeds from the sale of convertible promissory notes in the principal amount of $250,000 with a maturity date of July 31, 2017. The noteholders also received Class CC Warrants to purchase 125,000 shares of common Stock, exercisable at $1.20 per share through July 31, 2017. The placement agent received $17,500 in cash, 25,000 shares of restricted Common Stock and five-year warrants to purchase 7,500 shares of Common Stock at an exercise price of $.60 per share. The notes bear interest at the rate of 6% per annum with semi-annual payments to be paid on January 31st and July 31st of each year with the first interest payment due on January 31, 2015. At the option of the noteholder, the principal and accrued interest thereon is convertible at the greater of $.50 per share or 85% of the average daily volume weighted average price of the Company’s Common Stock on the OTCQB during the 20 trading days immediately preceding the applicable interest date or conversion date. In the event the Company’s Common Stock has a closing sales price of at least $1.00 per share on the OTCQB for a period of at least 10 trading days with an average daily volume weighted average of at least 25,000 shares, then the Company’s promissory notes shall automatically converted into shares of the Company’s Common Stock at 85% of the average VWAP during the 20 trading days immediately preceding the conversion date.

The Company evaluated the terms of the new note in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock. The Company determined that the conversion feature did not meet the definition of a derivative and therefore did not bifurcate the conversion feature and account for it as a separate derivative liability. The Company valued the warrants and allocated $33,362 to the warrants; increasing additional paid in capital and off-setting the notes by the warrant value as debt discount. The Company is amortizing the debt discount over the term of the notes, accreting the costs until the note balance equals the face value of the note. The Company recognized $9,110 of interest due to the amortization of the debt discount. The Company evaluated the conversion feature for a beneficial conversion feature. The effective conversion price was compared to the market price on the date of the note and was deemed to be less than the market value of underlying common stock at the inception of the note. Therefore, the Company recognized the beneficial conversion feature in the amount of $59,379 in 2014. The beneficial conversion feature was recorded as an increase in additional paid-in capital.

(c)	In November 2014, Carl and Mary Ann Berg 2011 CRT, Carl Berg Trustee, loaned us $1,000,000 pursuant to a two-year unsecured loan. This loan is repayable in November 2016 with interest at the rate of 4% per annum. Carl Berg is the brother of Clyde Berg. In December 2014, the Clyde Berg 2011 CRT with Carl Berg as Trustee, loaned us $1,000,000 pursuant to a two-year unsecured loan. This loan is repayable in December 2016 with interest at the rate of 4% per annum. We have an agreement with the Bergs to loan us an additional $500,000 on the same terms. These monies were received by us in January 2015. On December 29, 2014, Clyde Berg’s daughter loaned us $50,000 pursuant to a two-year note. The principal and accrued interest thereon is convertible at any time by the noteholders into shares of common stock at a conversion price of $.50 per share. For every $1.00 of principal and accrued interest thereon converted, the noteholder will also receive a five-year warrant to purchase one share of common stock at an exercise price of $1.00 per share. See “Note 15.”

(d)

On December 15, 2014, we entered into a letter agreement with Carl E. Berg. The agreement recognized that Carl and Mary Ann Berg 2011 CRT, Carl Berg Trustee, and Clyde Berg 2011 CRT, Carl Berg Trustee, will have provided $2.5 million of unsecured loans to us between November and December 2014 ($2 million received in 2014, $500,000 received in January 2015). The notes mature two years from the origination date and bear interest at 4%. Pursuant to said letter agreement, we agreed that these unsecured loans may be sold, assigned or transferred to Clyde J. Berg, Carl E. Berg and/or Kara Ann Berg or any entity controlled by any of the aforementioned individuals in a combination of the aforementioned persons or entities. This letter agreement provides that if Mr. Carl E. Berg or any permitted transferee purchases or otherwise acquires the $2.5 million of unsecured notes, that these notes shall be convertible at any time prior to maturity or redemption thereof at a conversion price of $.50 per share. For every $1.00 in principal converted, a five-year warrant to purchase one additional share of common stock at an exercise price of $1.00 per share will be issued. In the event that $2.5 million is timely converted on or before January 30, 2015, we will also issue as a bonus warrants to purchase 1,000,000 shares of common stock, exercisable at $.50 per share over a five year period from the date of issuance. We also agreed to grant Mr. Berg the right to lend us up to an additional $3.75 million of optional loans on the same terms and conditions described above on or before February 15, 2015, 850,000 of which was received by us in February 2015. In the event such optional loan is converted into common stock on or before March 31, 2015, we will also issue as an additional bonus warrants to purchase up to 1,000,000 shares of common stock at an exercise price of $.50 per share from the date of issuance. We also agreed to grant him the right to lend us up to an additional $3.75 million on the same terms and conditions on or before May 15, 2015 and in the event such additional optional loan is converted into common stock on or before June 30, 2015, we will also issue bonus warrants to Mr. Berg to purchase up to 1,000,000 shares of common stock at an exercise price of $.50 per share over a period of five years from the date of issuance. All bonus warrants contain cashless exercise provisions. The 2,000,000 bonus warrants described above assumes full funding of the $7.5 million optional loans and 100% conversion on or before the dates described above. In the event the amount of optional loans is less than an aggregate of $3.75 million converted prior to March 31, 2015 and an additional $3.75 million converted prior to June 30, 2015, then the bonus warrants to purchase an aggregate of 2,000,000 shares will be proportionately reduced. In summary, in the event all $10 million is provided to us, including an additional $7.5 million on a timely basis, subject to our right of acceptance or rejection in our sole discretion, and all loans are timely converted on or before the dates described above, we will have issued 20 million shares of common stock, 10 million warrants to purchase shares of common stock at an exercise price of $1.00 per share, plus five year bonus warrants to purchase 3,000,000 shares of our common stock at an exercise price of $.50 per share with cashless exercise provisions pertaining to the bonus warrants. Also, in the event the $10 million of funding is completed, Mr. Berg has the right to appoint one independent member to the board, which nominee will be subject to normal background checks.

F-32

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

The Company evaluated the terms of December 15, 2014 agreement and accounted for the modification of the original notes as an extinguishment of the old notes and fair valued the new note agreement. The Company valued the note with conversion features and warrants and determined that the value of the new agreement resulted in a $322,000 loss on the extinguishment of debt and a corresponding premium to the loan value.

NOTE 5: INCOME TAXES

The provision for income taxes for the years ended December 31, 2014 and 2013 is summarized as follows:

	2014	2013
Current:
Federal	$–	–
State	–	–
	–	–
Deferred:
Federal	–	–
State	–	–
	$–	$–

The Company has federal and state net operating loss carry forwards of approximately $18,300,000, which begin to expire 2025 and can be used to reduce future taxable income through 2034. The Company is open for tax years for the years ended 2008 through present.

The tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows:

	YEARS ENDED DECEMBER 31,
	2014	2013

Net operating loss carry-forwards	$(11,792,000)	$(7,588,000)
Stock based compensation – options/warrants	2,686,000	1,588,000
Stock issued for services (stock grants)	971,000	825,000
Disallowed entertainment expense	45,000	38,000
Charitable contribution limitation	10,000	10.000
Preferred Stock	39,000	39,000
Bad debt expense	31,000	12,000
Penalties	1,000	1,000
Loss on extinguishment of debt	129,000	–
Beneficial conversion features	119,000	95,000
Mobiquity-Spain – net loss	440,000	102,000
Deferred Tax Assets	(7,321,000)	(4,881,000)
Less Valuation Allowance	7,321,000	4,323,000
Net Deferred Tax Asset	$–	$–

F-33

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

A reconciliation of the federal statutory rate to the Company’s effective tax rate is as follows:

	YEARS ENDED DECEMBER 31,
	2014		2013

Federal Statutory Tax Rate	34.00%		34.00%
State Taxes, net of Federal benefit	6.00%		6.00%
Change in Valuation Allowance	(40.00%	)	(40.00%	)
Total Tax Expense	0.00%		0.00%

NOTE 6: STOCKHOLDERS’ EQUITY (DEFICIT)

In April 2012, the Company received $270,000 from the exercise of Warrants and issued 900,000 shares of its Common Stock.  Between April 1, 2012 and May 15, 2012, the Company sold 470,000 shares of Series 1 Convertible Preferred Stock at $1.00 per share pursuant to an ongoing plan of financing. In November, 2012, the Series 1 preferred stock investors who invested an aggregate of $250,000 in April 2012 at a $1 per share agreed to convert their 250,000 preferred shares into an aggregate of 833,334 common shares and warrants to purchase 416,667 shares, which warrants are identical to the warrants which were sold to the Legend investors described below. The remaining 220,000 shares of outstanding Series 1 Preferred Stock automatically converted into 528,000 shares of restricted Common Stock on March 31, 2013.

On July 10, 2012, the Company sold 1,347,201 shares of its Common Stock to various investors at $.45 per share subject to certain anti-dilution rights for a period of twenty four months. Due to the Company’s November 2012 offering at $.30 per share as described below, the Company issued an additional 673,598 shares pursuant to the aforementioned anti-dilution rights. The Company received gross proceeds of $606,240 before offering costs. Each investor received Fixed Price Warrants to purchase 50% of the number of shares of Common Stock purchased in the Offering. The Fixed Price Warrants are exercisable at any time from the date of issuance through July 10, 2017 at an exercise price of $.55. Each investor also received a Warrant to purchase 20% of the number of shares that were purchased in the Offering (the “Milestone Warrants”). The Milestone Warrants provided that they would automatically be exercised without any additional consideration to be paid in the event the Company reports audited gross revenues of less than $5,000,000 for the period July 1, 2012 through June 30, 2013 unless the volume weighted average price for the Company’s Common Stock exceeds $1.00 per share for a period of at least 30 trading days prior to January 5, 2013. In August 2013, the Company issued 258,327 shares of Common Stock pursuant to the Milestone Warrants. Exemption from registration for the sale of securities is claimed under Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended.

During 2013, the Company raised $5,562,816 in gross proceeds from the sale of its Common Stock at $.30 per share and a subscription for an additional $175,000, which was received in January 2014. Pursuant to said offering, the Company sold 19,125,006 shares of its Common Stock and Class BB Warrants to purchase 9,562,503 shares of Common Stock exercisable at $.50 per share through December 15, 2017. A total of $182,184 was incurred for offering costs, including $150,000 of commissions paid to a licensed member of FINRA together with Warrants to purchase 625,000 shares. Exemption from registration for the sale of the aforementioned securities is claimed under Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended. Thomas Arnost, Sean Trepeta, and Sean McDonnell, officers and/or directors of the Company, purchased $200,000, $90,000 and $50,000, respectively, of securities pursuant to said offering.

During 2014, the Company has raised gross proceeds of $3,276,310, net of offering costs of $283,990, from the sale of its Common Stock, at $0.30 to $0.50 per share, in exchange for 10,867,669 common shares and warrants to purchase 4,433,839 shares at an exercise price of $.50 to $1.00 per share through December 31, 2017 and 2019.

During 2014 the Company received $175,000 of the stock subscription receivables from 2013.

During 2014, the Company issued to consultants and employees, 784,000 shares of stock for services rendered, at a fair market value of $366,541. Also, the Company issued another 135,000 shares of the common stock to a consultant for prepaid services, at a fair market value of $53,055.

During 2014, the Company recorded 3,117,000 for stock based compensation related to warrants and options. The Company also recorded a beneficial conversion feature of $59,379 related to a convertible promissory note for $250,000.

December 2014 the Company issued 500,000 common shares for the receipt of $150,000 cash, from the exercise of 500,000 warrants.

During the year ending December 2014, cashless exercise of warrants resulted in the issuance of 66,536 shares of common stock.

F-34

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

During 2014 the Company issued 62,791 common shares, valued at $27,000, in payment of interest expense.

NOTE 7: OPTIONS AND WARRANTS

The Company’s results for the years ended December 31, 2014 and 2013 include employee share-based compensation expense totaling $3,117,807 and $1,765,074, respectively. Such amounts have been included in the Statements of Operations within selling, general and administrative expenses. No income tax benefit has been recognized in the statement of operations for share-based compensation arrangements due to a history of operating losses.

The following table summarizes stock-based compensation expense for the years ended December 31, 2014 and 2013:

	Years Ended December 31,
	2014	2013
Employee stock based compensation-option grants	$2,392,542	$258,511
Employee stock based compensation-stock grants	-	–
Non-Employee stock based compensation-option grants	213,265	347,138
Non-Employee stock based compensation-stock grants	-	1,048,091
Non-Employee stock based compensation-stock warrant	512,000	111,334
	$3,117,807	$1,765,074

NOTE 8: STOCK OPTION PLANS

During Fiscal 2005, the Company established, and the stockholders approved, an Employee Benefit and Consulting Services Compensation Plan (the “2005 Plan”) for the granting of up to 2,000,000 non-statutory and incentive stock options and stock awards to directors, officers, consultants and key employees of the Company. On June 9, 2005, the Board of Directors amended the Plan to increase the number of stock options and awards to be granted under the Plan to 4,000,000. During Fiscal 2009, the Company established a plan of long-term stock-based compensation incentives for selected Eligible Participants of the Company covering 4,000,000 shares. This plan was adopted by the Board of Directors and approved by stockholders in October 2009 and shall be known as the 2009 Employee Benefit and Consulting Services Compensation Plan (the “2009 Plan”). In September 2013, the Company’s stockholders approved an increase in the number of shares covered by the 2009 Plan to 10,000,000. (The 2005 and 2009 Plans are collectively referred to as the “Plans” and the Company has a combined 14,000,000 shares available for issuance under the Plans.) See Note 15 below regarding the board approving an increase in the 2009 Plan from 10,000,000 shares to 20,000,000 shares

All stock options under the Plans are granted at or above the fair market value of the common stock at the grant date. Employee and non-employee stock options vest over varying periods and generally expire either 5 or 10 years from the grant date. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. For option grants, the Company will take into consideration payments subject to the provisions of ASC 718 “Stock Compensation”, previously Revised SFAS No. 123 “Share-Based Payment” (“SFAS 123 (R)”). The fair values of these restricted stock awards are equal to the market value of the Company’s stock on the date of grant, after taking into certain discounts. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. Previously, such assumptions were determined based on historical data. The weighted average assumptions made in calculating the fair values of options granted during the years ended December 31, 2014 and 2013 are as follows:

	Years Ended December 31,
	2014	2013

Expected volatility	54.84%	134.99%
Expected dividend yield	–	–
Risk-free interest rate	2.36%	2.70%
Expected term (in years)	8.93	5.45

F-35

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Share	Price	Term	Value

Outstanding, January 1, 2014	7,045,000	$.49	4.52	314,750
Granted	10,035,000	$.41	7.68	–
Exercised	–	–	–	–
Cancelled / Expired	(100,000)	–	–	–

Outstanding, December 31, 2014	16,980,000	$.51	5.74	168,150

Options exercisable, December 31, 2014	12,302,435	$.53	8.36	168,150

The weighted-average grant-date fair value of options granted during the years ended December 31, 2014 and 2013 was $.31 and $.41, respectively. The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2014 is calculated as the difference between the exercise price of the underlying options and the market price of the Company’s common stock for the shares that had exercise prices, that were lower than the $.33 closing price of the Company’s common stock on December 31, 2014.

As of December 31, 2014, the fair value of unamortized compensation cost related to unvested stock option awards was $1,369,779.

The option information provided above includes options granted outside of the Plans, which total 2,280,000 as of December 31, 2014.

The weighted average assumptions made in calculating the fair value of warrants granted during the years ended December 31, 2014 and 2013 are as follows:

	Years Ended
	2014	2013

Expected volatility	156.68%	70.66%
Expected dividend yield	–	–
Risk-free interest rate	1.69%	.88%
Expected term (in years)	5	4.44

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Share	Price	Term	Value
Outstanding, January 1, 2014	19,640,375	$.56	2.88	209,500
Granted	5,566,339	$.70	3.48	–
Exercised	(685,000)	–	–	–
Cancelled/Expired	(1,447,800)	–	–	–
Outstanding, December 31, 2014	23,073,914	$.59	2.46	32,500

Warrants exercisable, December 31, 2014	23,073,914	$.59	2.46	32,500

F-36

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 9: COMMITMENTS AND CONTINGENCIES

COMMITMENTS –

In April 2011, we entered into our agreement with Simon Property Group, which agreement was amended first in September 2013 and then in July 2014. This second amendment provides for us to expand our location-based mobile mall network footprint to about 240 Simon malls across the United States. Our agreement with Simon currently expires December 31, 2017. Simon is entitled to receive fees from us equal to the greater of a pre-set per mall fee or a percentage of revenues derived from within the Simon Mall network. The revenue share agreement in which Simon participates will exceed the minimum annual mall fees if the Company has generated revenues within the Simon network of about $15 million or more in a calendar year. Our agreement with Simon requires the company to maintain letters of credit for each calendar year under the agreement represented by the minimum amount of fees due for such calendar year. For 2015, the minimum fees of $2.7 million has been secured through two bank letters of credit, one of which was issued in the amount of $1,350,000 utilizing the funds of a non-affiliated stockholder and the second letter of credit was obtained in the same amount through the funds of Thomas Arnost, our Executive Chairman. In the event Simon draws down upon either letter of credit, we have 30 days after the draw down to obtain replacement letters of credit. Each person who secured our letters of credit has the opportunity to notify us that they wish to turn the cash funds securing the letters of credit over to us and to convert such funds into Common Stock at a conversion price of $1.00 per share. In the event Mr. Arnost were to elect to convert his letter of credit into shares of Common Stock, he would receive 1,350,000 shares of Common Stock. Also, each person who issued the letter of credit is receiving quarterly, while the letters of credit are outstanding, options to purchase 125,000 shares of Common Stock, exercisable at the prevailing market price per share on the date of grant and interest at the rate of 8% per annum on the monies that they have had to set aside in their bank accounts and are unable to have access to such monies.

In February 2012, the Company entered into a lease agreement for new executive office space of approximately 4,200 square feet located at 600 Old Country Road, Suite 541, Garden City, NY 11530. The lease agreement is for 63 months, commencing April 2012 and expiring June 2017. The annual rent under this office facility for the first year is estimated at $127,000, including electricity, subject to an annual increase of 3%. In the event of a default in which the Company is evicted from the office space, Mobiquity would be responsible to the landlord for an additional payment of rent of $160,000 in the first year of the lease, an additional payment of $106,667 in the second year of the lease and an additional payment of rent of $53,333 in the third year of the lease. Such additional rent would be payable at the discretion of the Company in cash or in Common Stock of the Company.

The Company leases office space under non-cancelable operating leases in Farmingville, NY which expired in November 2014. The Company is currently operating on a month to month basis with an increase of 5% in rents. The Company is obligated for the payment of real estate taxes under these leases. The Company also leases on a month to month basis another office in the 600 Old Country Road building which is approximately 800 square feet at a cost of $1650 per month. The Company also leases approximately 1,200 square feet of office and warehouse space in Spain at a monthly cost of approximately $2,200.

In March of 2014, the Company entered into a month to month lease agreement for approximately a 400 square foot office space in Manhattan NY at $3,700 per month.

Minimum future rentals under non-cancelable lease commitments are as follows:

YEARS ENDING DECEMBER 31,
2015	2,324,284
2016	2,491,940
2017 and thereafter	2,518,493
$7,334,717

Rent and real estate tax expense was approximately $1,697,000 and $887,600 for the years December 31, 2014 and 2013, respectively.

EMPLOYMENT CONTRACTS –

Michael D. Trepeta and Dean L. Julia

On March 1, 2005, the Company entered into employment contracts with two of its officers, namely, Dean L. Julia and Michael D. Trepeta. The employment agreements provide for minimum annual salaries plus bonuses equal to 5% of pre-tax earnings (as defined) and other perquisites commonly found in such agreements. In addition, pursuant to the employment contracts, the Company granted the officers options to purchase up to an aggregate of 400,000 shares of common stock.

On August 22, 2007, the Company approved a three year extension of the employment contracts with two of its officers expiring on February 28, 2011. The employment agreements provided for minimum annual salaries with scheduled increases per annum to occur on every anniversary date of the contract and extension commencing on March 1, 2008. A signing bonus of options to purchase 150,000 shares granted to each executive were fully vested at the date of the grant and exercisable at $1.20 per share through August 22, 2017. Ten year options to purchase 50,000 shares of common stock are to be granted at fair market value on each anniversary date of the contract and extension commencing March 1, 2008. Termination pay of one year base salary based upon the scheduled annual salary of each executive officer for the next contract year, plus the amount of bonuses paid (or entitle to be paid) to the executive for the current fiscal year of the preceding fiscal year, whichever is higher.

F-37

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

On April 7, 2010, the Board of Directors approved a five-year extension of the employment contract of Dean L. Julia and Michael D. Trepeta to expire on March 1, 2015.  The Board approved the continuation of each officer’s current salary and scheduled salary increases on March 1st of each year. The Board also approved a signing bonus of stock options to purchase 200,000 shares granted to each officer which is fully vested at the date of grant and exercisable at $.50 per share through April 7, 2020; ten-year stock options to purchase 100,000 shares of Common Stock to be granted to each officer at fair market value on each anniversary date of the contract and extension thereof commencing March 1, 2011; and termination pay of one year base salary based upon the scheduled annual salary of each executive officer for the next contract year plus the amount of bonuses paid or entitled to be paid to the executive for the current fiscal year or the preceding fiscal year, whichever is higher.  In the event of termination, the executives will continue to receive all benefits included in the employment agreement through the scheduled expiration date of said employment agreement prior to the acceleration of the termination date thereof.

In July 2012, the Company approved and in January 2013 the Company implemented amending the employment agreements of Messrs. Julia and M. Trepeta to expire on February 28, 2017, subject to an automatic one year renewal on March 1, 2013 and on each March 1st thereafter, unless the Employment Agreement is terminated in accordance with its terms on or before December 30th of the prior calendar year. In the event of termination without cause, the executives will continue to receive all salary and benefits included in the employment agreement through the scheduled expiration date of said employment agreement prior to the acceleration of the termination date thereof, plus one year termination pay.

On May 28, 2013, the Company approved amending the employment agreements of Messrs. Julia and Trepeta to provide that each officer may choose an annual bonus equal to 5% of pre-tax earnings for the most recently completed year before deduction of annual bonuses paid to officers or, in the event majority control of the Company is acquired by a person or a group of persons during the prior fiscal year, the officer may choose to receive the aforementioned bonus or 1% of the control consideration paid by acquirer(s) to acquire majority control of the Company.

Thomas Arnost

In December 2014, we entered into a three-year employment agreement with Thomas Arnost serving as Executive Chairman of the board. Mr. Arnost receives a monthly salary of $10,000 plus an annual grant of options for serving on the board of directors. In the event of his termination, by Mr. Arnost or by the company for cause, Mr. Arnost will receive his pay through the termination date. In the event that Mr. Arnost is terminated without cause, he shall be entitled to receive his salary paid through the end of the term of his agreement. Mr. Arnost may terminate the agreement at any time by giving three months prior written notice to our board of directors. Mr. Arnost will also be entitled to indemnification against all claims, judgments, damages, liabilities, costs and expenses (including reasonably legal fees) arising out of, based upon or related to his performance of services to us, to the maximum extent permitted by law.

Sean Trepeta

In December 2014, Mobiquity Networks entered into an employment agreement with Sean Trepeta, to serve as President of Mobiquity Networks as an employee at will. Mr. Trepeta, as a full-time employee, is to be paid a salary at the rate of $20,000 per month. Upon the execution of the agreement, he received 10-year options to purchase 1,500,000 shares of our common stock vesting quarterly over a period of three years. For calendar 2015, he will be entitled to a bonus of $125,000 upon revenues of Mobiquity Networks achieving a minimum of $6 million in revenues and a further bonus of $125,000 for a total of $250,000 at such time as Mobiquity Network’s revenues achieve a minimum of $12 million, it being understood that any revenues which do not have a 30% margin shall not count toward these totals. All options granted to Mr. Trepeta will become immediately vested in the event of a change in control of our Company or sale of substantially all of our assets. In the event we terminate Mr. Trepeta without cause, after six months of continued employment under the employment agreement, Mr. Trepeta is entitled to receive three months’ severance pay.

Paul Bauersfeld

In December 2014, we entered into an employment agreement with Paul Bauersfeld, our Chief Technology Officer, who is an employee at will. Mr. Bauersfeld, as a full-time employee, is to be paid a salary at the rate of $25,000 per month. Upon the execution of the agreement, he received 10-year options to purchase 1,000,000 shares of our common stock vesting quarterly over a period of three years. For calendar 2015, he will be entitled to a bonus of $125,000 upon revenues of Mobiquity Networks achieving a minimum of $6 million in revenues and a further bonus of $125,000 for a total of $250,000 at such time as Mobiquity Network’s revenues achieve a minimum of $12 million, it being understood that any revenues which do not have a 30% margin shall not count toward these totals. The foregoing compensatory arrangements with Mr. Bauersfeld is in addition to the non-statutory stock options to purchase 2,600,000 shares of our common stock previously granted to Mr. Bauersfeld. All options granted to Mr. Bauersfeld will become immediately vested in the event of a change of control of our company or sale of substantially all of our assets. In the event we terminate Mr. Bauersfeld without cause. Mr. Bauersfeld is entitled to receive six months’ severance pay.

F-38

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

Sean McDonnell

Sean McDonnell, our Chief Financial Officer, is an employee at will and is currently receiving a salary of $132,000 per annum.

TRANSACTIONS WITH MAJOR CUSTOMERS –

The Company sells its products to a geographically diverse group of customers, performs ongoing credit evaluations of its customers and generally does not require collateral. During the year ended December 31, 2013 a customer accounted for approximately 21.7% of net revenues and for the year ended December 31, 2014 a customer accounted for approximately 20.5% of net revenues.  The Company holds on hand certain items that are ordered on a regular basis.

NOTE 10: SEGMENT INFORMATION

Reportable operating segment is determined based on Mobiquity Technologies, Inc.’s management approach. The management approach, as defined by accounting standards which have been codified into FASB ASC 280, “Segment Reporting,” is based on the way that the chief operating decision-maker organizes the segments within an enterprise for making decisions about resources to be allocated and assessing their performance. Our chief operating decision-maker is our Chief Executive Officer and Chief Financial Officer.

While our results of operations are primarily reviewed on a consolidated basis, the chief operating decision-maker also manages the enterprise in two operating segments: (i) Ace Marketing and Promotions, Inc. captures Branding & Branded Merchandise (ii) Mobiquity Networks represent our Mobil Marketing.

Corporate management defines and reviews segment profitability based on the same allocation methodology as presented in the segment data tables below:

Fiscal 2014

	Ace Marketing & Promotions, Inc.	Mobiquity Networks Inc.	Total
Net sales	$3,108,450	149,500	$3,257,950
Operating (loss), excluding depreciation	(5,129,335)	(4,544,851)	(9,674,186)
Interest income	164	–	164
Interest (expense)	(251,394)	–	(251,394)
Other income (expense)	(322,000)	–	(322,000)
Depreciation and amortization	(113,058)	(149,129)	(262,187)
Comprehensive Loss	(5,815,623)	(4,693,980)	(10,509,603)
Total assets at December 31, 2014	2,436,604	397,364	2,833,968

F-39

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

Fiscal 2013

	Ace Marketing & Promotions, Inc.	Mobiquity Networks Inc.	Total
Net sales	$2,995,032	162,500	$3,157,532
Operating (loss), excluding depreciation	(3,775,827)	(1,795,529)	(5,571,356)
Interest income	274	–	274
Interest (expense)	(227,094)	–	(227,094)
Depreciation and amortization	(99,860)	(189,429)	(289,289)
Net Loss	(4,102,507)	(1,984,958)	(6,087,465)
Total assets at December 31, 2013	2,287,313	941,191	3,228,504

All intersegment sales and expenses have been eliminated from the tables above.

NOTE 11. COMMITTED EQUITY FACILITY AGREEMENT/REGISTRATION RIGHTS AGREEMENT

On June 12, 2012, Mobiquity finalized a committed equity facility (the “Equity Facility”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), whereby the parties entered into as of May 31, 2012 (i) a committed equity facility agreement (the “Equity Agreement”) and (ii) a registration rights agreement (the “Registration Rights Agreement”).

Committed Equity Facility Agreement

On June 12, 2012, the Company finalized an Equity Agreement with TCA. Pursuant to the terms of the Equity Agreement, for a period of twenty-four months commencing on the effective date of the Registration Statement (as defined herein), TCA shall commit to purchase up to $2,000,000 of the Company’s common stock (the “Shares”), pursuant to Advances (as defined below), covering the Registrable Securities (as defined below). The purchase price of the Shares under the Equity Agreement is equal to ninety-five percent (95%) of the lowest daily volume weighted average price of the Company’s common stock during the five (5) consecutive trading days after the Company delivers to TCA an Advance notice in writing requiring TCA to advance funds (an “Advance”) to the Company, subject to the terms of the Equity Agreement.

The “Registrable Securities” include (i) the Shares; and (ii) any securities issued or issuable with respect to the Shares by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

As further consideration for TCA entering into and structuring the Equity Facility, the Company shall pay to TCA a fee by issuing to TCA that number of shares of the Company’s common stock that equal a dollar amount of one hundred thousand dollars ($100,000) (the “Facility Fee Shares”). It is the intention of the Company and TCA that the value of the Facility Fee Shares shall equal $100,000. In the event the value of the Facility Fee Shares issued to TCA does not equal $100,000 after a ninth month evaluation date, the Equity Agreement provides for an adjustment provision allowing for necessary action to adjust the number of shares issued. In June 2012, the Company issued 196,078 shares of common stock as the initial Facility Fee Shares. As of December 31, 2013, a total of 8,000 shares have been issued and paid for pursuant to the Equity Facility.

Registration Rights Agreement

On June 12, 2012, the Company finalized the Registration Rights Agreement with TCA. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) to cover the Registrable Securities. The Company must use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC. On April 12, 2013, a Registration Statement was declared effective by the SEC covering the resale of up to 5,000,000 shares under the Equity Agreement. In 2014, the Company withdrew this Registration Statement with respect to any unsold shares.

F-40

MOBIQUITY TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

NOTE 12: COMMON STOCK PURCHASE AGREEMENT

On March 31, 2014, the Company entered into a common stock purchase agreement (referred to herein as the “Purchase Agreement”), with Aspire Capital Fund, LLC, an Illinois limited liability company (referred to herein as “Aspire Capital”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $15.0 million of Common Stock over the approximately 24-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 1,000,000 shares of Common Stock as a commitment fee (referred to in herein as the “Commitment Shares”). Upon execution of the Purchase Agreement, we sold to Aspire Capital 1,000,000 shares of Common Stock (referred to herein as the “Initial Purchase Shares”). Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital (referred to herein as the “Registration Rights Agreement”), in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of Common Stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, the Company was obligated to register 15,000,000 shares of Common Stock under the Securities Act, which includes the Commitment Shares and Initial Purchase Shares that have already been issued to Aspire Capital and an additional 13,000,000 shares of Common Stock which the Company may issue to Aspire Capital after the registration statement is declared effective under the Securities Act. Said Registration Statement was declared effective by the SEC on April 28, 2014.

Since April 28, 2014, the effective date of the Registration Statement, on any trading day on which the closing sale price of our Common Stock exceeds $0.16, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a “Purchase Notice”), directing Aspire Capital (as principal) to purchase up to 200,000 shares of Common Stock per trading day, provided that the aggregate price of such purchase shall not exceed $250,000 per trading day, up to $15.0 million of Common Stock in the aggregate at a per share price (the “Purchase Price”) calculated by reference to the prevailing market price of the Common Stock (as more specifically described below).

In addition, on any date on which we submit a Purchase Notice for 200,000 shares to Aspire Capital and the closing sale price of the Common Stock is equal to or greater than $0.50 per share, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on the OTCQB on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares we may determine (the “VWAP Purchase Share Volume Maximum”) and a minimum trading price (the “VWAP Minimum Price Threshold”) (as more specifically described below). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is calculated by reference to the prevailing market price of Common Stock (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not affect any sales under the Purchase Agreement on any purchase date where the closing sale price of the Common Stock is less than $0.16 per share (the “Floor Price”). This Floor Price and the respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the Purchase Agreement, and the Company will control the timing and amount of any sales of Common Stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as the Company directs in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by the Company at any time, at its discretion, without any penalty or cost to the Company.

NOTE 13: STOCKHOLDER AUTHORIZATION OF REVERSE STOCK SPLIT

On November 17, 2014, we held a special meeting of our stockholders to approve authorizing our board of directors to effectuate a reverse stock split in its sole discretion of not less than 1-for-5 and not greater than 1-for-20 for the purpose of attempting to obtain a listing of our common stock on the NYSE MKT. Such approval was obtained. As of the date of this Report, the Board has not taken any action to act upon this authorization.

NOTE 14: SUBSEQUENT EVENTS

There are no subsequent events required to be disclosed in the Notes to Financial Statements through the date of the report, except as follows: In accordance with the December 15, 2014 letter agreement with Carl E. Berg, a total of $3,350,000 of unsecured loans was received between November 2014 and February 2015, with $1.0 million received in November 2014, an additional $1.0 million received in December 2014, an additional $500,000 received in January 2015 and an additional $850,000 received in February 2015, under the same terms described in Note 4 (c). In February 2015, the Company agreed to extend the due date for the Bergs to loan the Company additional monies of up to $7.5 million, (inclusive of the aforementioned $850,000 received by us) to June 30, 2015 and to convert all or any part of their loans into shares, warrants and bonus warrants to June 30, 2015, in accordance with the terms described in Note 4(d).

In February 2015, the Board approved an increase in the number of shares covered by the 2009 Plan from 10,000,000 shares to 20,000,000 shares, subject to stockholder approval within one year. See Note 9.

Between March 30, 2015 and April 15, 2015, the Company received $1,210,000 from the sale to five accredited investors of 4,033,334 shares of its common stock and a like number of warrants exercisable at $.45 per share through March 31, 2020. One of the investors, which previously provided a $1,350,000 letter of credit to Simon Properties and had the right to convert the cash underlying the letter of credit at $1.00 per share had its conversion price lowered to $.30 per share in partial consideration of its new equity investment in the Company. Four of the investors have the right to purchase an additional $1,000,000 in the aggregate of additional securities of the Company on the same terms up to May 15, 2015.

F-41

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Through and including                     , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

                          Shares

Common Stock

_____________________________

PROSPECTUS

_____________________________

National Securities Corporation

Sole Book–Running Manager

H.C. Wainwright & Co.

Co-Manager

                , 2015

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered under this registration statement are as follows:

SEC registration fee	$1,389.77
FINRA filing fee	2,294.00
Printing and engraving expenses	25,000.00
Legal fees, blue sky fees and expenses	140,000.00
Accounting fees and expenses	10,000.00
Transfer agent and registrar fees and miscellaneous expenses	66,316.23
Exchange Uplisting	55,000.00

Total	$300,000.00

Item 14. Indemnification of Directors and Officers.

The New York Business Corporation Law contains provisions permitting and, in some situations, requiring New York corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our certificate of incorporation and bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

In addition, we have entered into employment agreements with several of our executive officers/directors providing contractually for indemnification consistent with the certificate of incorporation and bylaws. The New York Business Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

II-1

Item 15. Recent Sales of Unregistered Securities

Since January 2012, there were no sales of unregistered securities, except as follows (it being noted that information set forth below does not give retroactive effect to an anticipated reverse stock split described in the prospectus):

January 2012	Common Stock and Class AA Warrants	958,338 shares and 287,504 warrants	$575,000; cash compensation totaling $76,750 (excluding legal fees) were paid.	Rule 506	Warrants exercisable at $.60 per share through January 18, 2016

February 2012	Common Stock	150,000 shares	Services rendered; no commissions paid	Section 4(2)	Not applicable

March –December 2012	Common Stock	197,860 shares	Penalty shares; no commissions paid	Rule 506	Not applicable

April & May 2012	Common Stock	535,000 shares	Services rendered; no commissions paid	Section 4(2)	Not applicable

April 2012	Common Stock	900,000 shares	$270,000 received from the exercise of warrants; no commissions paid	Rule 506	Not applicable

May 2012	Common Stock Options	370,000 options	Services rendered; no commissions paid	Section 4(2)	Not applicable

May 2012	Series 1 Preferred Stock (1)(6)	470,000 shares	$470,000 received; no commissions paid	Rule 506	Not applicable

June 2012	Common Stock	196,078 shares	Committed Equity Facility Agreement entered into; shares Issued as a fee in Connection with the Facility; no commissions paid	Section 4(2)	Not applicable

June 2012	Common Stock (2)	1,347,201 Shares (2)	$606,240 received; no commissions Paid	Rule 506	(2)

November 2012	Common Stock (3)	833,334 Shares (3)	Exchange of securities; no commissions paid	Section 3(a)(8)	(3)

November 2012	Common Stock (4)	1,033,336 Shares	$301,000 received;	Rule 506	(4)

November 2012	Common Stock (5)	200,000 Shares	Services rendered; no commissions paid	Section 4(2)	Not applicable

(1)	The Series 1 Preferred Stock has the following conversion rights:

•	Automatic Conversion into Common Stock. Each Preferred Share shall automatically convert on March 31, 2013 into shares of the company’s Common Stock (the “Common Shares”) based on a conversion price of the lower of $.60 per share or an amount equal to 90% of the average closing sales price for the company’s Common Stock on the OTC Bulletin Board (or Pink Sheets) for the 20 trading days immediately preceding March 31, 2013, with a floor of $.45 per share. The number of shares of Common Stock issuable pursuant to the automatic conversion ranges from a minimum of 366,666 shares to a maximum of 488,888 shares.

II-2

•	Optional Conversion into Common Stock. Commencing July 1, 2012, each Preferred Share shall at the option of the holder become convertible into Common Shares based on a conversion price of the lower of $.60 per share or 85% of the average closing sales price for the company’s Common Stock on the OTC Bulletin Board (or Pink Sheets) for the 20 trading days immediately preceding the Conversion Date, with a floor of $.45 per share.
•	Conversion Premium. Upon calculation of the number of Common Shares, the Preferred Shareholder is entitled to receive upon conversion of Series 1 Preferred Stock into Common Stock, the investor will receive an additional 8% premium. Accordingly, once the number of Common Shares is determined based upon the automatic conversion or optional conversion formulas set forth above, the investor will have that number of Common Stock multiplied by 1.08 (i.e. 108%) to determine the actual number of Common Shares to be issued upon conversion.
(2)	On July 10, 2012, the company sold 1,347,201 shares of its Common Stock to various investors at $.45 per share subject to certain anti-dilution rights for a period of twenty four months. The company received gross proceeds of $606,240 before offering costs. Each investor received Fixed Price Warrants to purchase 50% of the number of shares of Common Stock purchased in the Offering. The Fixed Price Warrants are exercisable at any time from the date of issuance through July 10, 2017 at an exercise price of $.55. Each investor also received a Warrant to purchase 20% of the number of shares that were purchased in the Offering (the “Milestone Warrants”). The Milestone Warrants will automatically be exercised without any additional consideration to be paid in the event the company reports audited gross revenues of less than $5,000,000 for the period July 1, 2012 through June 30, 2013 unless the volume weighted average price for the company’s Common Stock exceeds $1.00 per share for a period of at least 30 trading days prior to January 5, 2013. In January, 2013, we issued 673,598 shares pursuant to the anti-dilution rights of said securities.
(3)	Series 1 Preferred Stockholders have agreed to exchange 250,000 shares of Series 1 Preferred Stock for 833,334 shares of Common Stock and Warrants to purchase 416,667 shares exercisable at $.50 per share through December 15, 2017.
(4)	In November 2012, immediately prior to this offering, the company raised $301,000 from the sale of 1,033,336 shares of Common Stock at $.30 per share. For every two shares of Common Stock sold in the private offering, the investor received one Warrant to purchase one share of Common Stock at $.50 per share exercisable through December 15, 2017. Warrants to purchase 501,668 shares of Common Stock were issued in connection with this Offering. No commissions were paid.
(5)	In June 2011, the company hired the Placement Agent to furnish ongoing investor awareness and business advisory services, including, without limitation, assistance with investor presentations, identification and evaluation of financing transactions and introductions to broker/dealers and research analysts. For the period June 2011 through May 2012, the company paid the Placement Agent $10,000 per month and 25,000 shares of restricted Common Stock. Effective June 1, 2012, a new one-year agreement was entered into for the Placement Agent to continue to provide the same investor awareness and business awareness services to the company at a monthly cash cost of $10,000 and 100,000 restricted shares of Common Stock to be issued on a quarterly basis. On November 8, 2012, the Placement Agent and the company agreed to terminate the advisory agreement which had an effective date of June 1, 2012, with 200,000 shares to be issued to Legend. On November 12, 2012, a new advisory agreement was entered into pursuant to which Legend received a five-year warrant to purchase 125,000 shares of Common Stock at an exercise price of $.35 per share. During July 2012, the company also issued 5 year Warrants to purchase 37,250 shares exercisable at $.55 per share to a consultant, which are not reflected in the table above.
(6)	On March 31, 2013, based upon the current trading price of our outstanding Common Stock, the then outstanding 220,000 shares of Series 1 Preferred Shares automatically converted into 528,000 shares of Common Stock based upon a conversion price of $.45 per share and an 8% premium.

II-3

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or Other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, terms of exercise or conversion

Jan. –December 2013	Common Stock; Class BB Warrants; Placement Agent warrants; and options	18,445,000 shares and 9,222,500 warrants; 625,000 Placement Agent warrants; 500,000 options granted to counsel in lieu of cash	$5,533,500; cash compensation totaling $150,000 was paid.	Rule 506	Warrants exercisable at $.50 per share through December 15, 2017

January 2013	Warrants	600,000 shares (Note: 150,000 warrants vesting quarterly).	Services rendered; no commissions paid	Rule 506	Warrants exercisable at $.30 per share through Jan. 2017

January 2013	Common Stock	673,598 shares	Shares issued pursuant To anti-dilution rights; no additional monies Received by the company and no commissions paid	Rule 506	Not applicable

January 2013	Common Stock	24,642 shares	Penalty shares; no commissions paid	Rule 506	Not applicable

January 2013	Common Stock	200,000 shares	Services rendered in the fourth quarter of 2012, but issued in Jan. 2013	Rule 506	Not applicable

March 2013	Common Stock	528,000 shares	Preferred Stock conversion; no commissions paid	Section 3(a)(9)	Not applicable

Feb. – December 2013	Common Stock and Options	1,780,000 shares; 500,000 Options (1)	Services rendered; no commissions paid	Rule 506	Options exercisable at $.30 per share through April 11, 2018

August 2013	Common Stock	258,327 shares	Shares issued pursuant to Milestone Warrants; no additional monies received by the company and no commissions paid	Rule 506	Not applicable

II-4

(a) From January 1, 2014 through December 31, 2014, we had no sales or issuances of unregistered common stock, except we made sales or issuances of unregistered securities listed in the table or paragraphs which follow below:

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or Other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, terms of exercise or conversion

Jan. – March 2014	Common Stock and Class BB Warrants	6,867,669 shares and 3,433,839 warrants	$1,975,300; cash compensation was paid in the amount of $85,000.	Rule 506	Warrants exercisable at $.50 per share through December 15, 2017

February 2014	Common Stock	260,000 shares	Services rendered; no commissions paid	Section 4(2)	Not applicable

March 2014	Common Stock Warrants	535,000 warrants (2)	Services rendered; no commissions paid	Section 4(2)	Not applicable

March 2014	Common Stock	2,000,000 shares (1)	$500,000; no commissions paid	Section 4(2)	Not applicable

April 2014	Common Stock Warrants	1,000,000 warrants	Services rendered	Section 4(2)	Five-year warrant exercisable at $.55 per share through April 2019

May 2014	Common Stock	184,000 shares	Services rendered, no commissions paid	Section 4(2)	Not applicable

June 2014 and Dec. 2014	Common Stock	87,500 shares	Services rendered, no commissions paid	Section 4(2)	Not applicable

July 2014	Common Stock And Warrants	2,000,000 shares and 1,000,000 warrants	$1,000,000; no Commissions paid	Section 4(2) and Rule 506	Warrants, exercisable at $1.00 per share through July 2019.

July 2014	Debentures and Warrants	$250,000 in Principal and 125,000 warrants and 25,000 shares Issued to placement agent.	$250,000; $17,500 in commissions paid	Section 4(2) and Rule 506	Warrants exercisable at $1.20 per share through July 2017

Sept. – Dec. 2014	Common Stock	385,000 shares	Services rendered; no commissions paid	Section 4(2)	Not applicable

Nov. 2014 to March 2015	Promissory Notes	$3,400,000 in principal (3)	$3,400,000; no commissions paid	Section 4(2)	Not applicable

Dec. 2014	Common Stock	500,000 shares	$150,000; no commissions paid on exercise of warrants	Section 4(2)	Warrants exercisable at $.30 per share

March 2015 To May 2015	Common Stock and warrants	8,066,667 shares and 8,066,667 warrants (4)	$2,210,000 received; no commissions paid	Section 4(2); Rule 506	Warrants exercisable at $.45 per share through March 31, 2020

II-5

(1)	We entered into a Common Stock Purchase Agreement with Aspire Capital. We received $500,000 at $.50 per share as an initial purchase of shares pursuant to said agreement. An additional 1,000,000 shares were issued as a commitment fee. Said 2,000,000 shares were initially issued as restricted shares but were subsequently registered for resale pursuant to a Registration Statement effective April 28, 2014.
(2)	Does not include 150,000 shares of restricted Common Stock earned pursuant to the consulting agreement, but issuable on April 1, 2014 in exchange for services rendered.
(3)

In November 2014, Carl and Mary Ann Berg 2011 CRT, Carl Berg Trustee, loaned us $1,000,000 pursuant to a two-year unsecured loan. This loan is repayable in November 2016 with interest at the rate of 4% per annum. Carl Berg is the brother of Clyde Berg. In December 2014, the Clyde Berg 2011 CRT with Carl Berg as Trustee, loaned us $1,000,000 pursuant to a two-year unsecured loan. This loan is repayable in December 2016 with interest at the rate of 4% per annum. Carl Berg is the brother of Clyde Berg. We have an agreement for an additional $500,000 to be loaned to us by one of the aforementioned trusts on or before December 26, 2014 in exchange for a two-year promissory note in the amount of $500,000 bearing interest at the rate of 4% per annum. Such $500,000 was received by us in January 2015. In December 2014, Clyde Berg exercised warrants to purchase 500,000 shares of our common stock at an exercise price of $.30 per share. For a description of certain transactions in securities which may occur or have occurred see the section entitled “Agreement with Carl E. Berg” under “Certain Relationships and Related Party Transactions.” On December 29, 2014, Clyde Berg’s daughter loaned us $50,000 pursuant to a two-year note. The principal and accrued interest thereon is convertible at any time by the noteholders into shares of common stock at a conversion price of $.50 per share. For every $1.00 of principal and accrued interest thereon converted, the noteholder will also receive a five-year warrant to purchase one share of common stock at an exercise price of $1.00 per share. In February 2015, Berg & Berg Enterprises loaned us $850,000 in exchange for a two-year note in the amount of $850,000. Exemption from registration is claimed for all of the aforementioned transactions with the Bergs and their trusts under Section 4 of the Securities Act of 1933, as amended, and/or Rule 506 promulgated thereunder.

(4)

These investors have until up to May 15, 2015 the options to purchase up to an additional 5,000,000 shares at $.30 per share and warrants to purchase up to an additional 5,000,000 shares at $.46 per share through March 31, 2020.

The prospectus which is included in the Registration Statement in which this Part II is a part, references a discretionary reverse split that the board of directors has the right to implement at any time for the purpose of an uplisting on the NYSE MKT of not less than 1-for-5 and not more than 1-for-20. While the prospectus (excluding the historical financial statements and notes thereto) gives retroactive effect to an assumed 1-for-20 reverse stock split as summarized under “Prospectus Summary,” Part II of this Registration Statement does not give effect to said split.

The Prospectus which is included in the Registration Statement in which this Part II is a part, references a discretionary reverse split that the board of directors has the right to implement at any time for the purpose of an uplisting on the NYSE MKT of not less than 1-for-5 and not more than 1-for-20. While the Prospectus (excluding the historical financial statements and notes thereto) gives retroactive effect to an assumed 1-for-20 reverse stock split as summarized under “Prospectus Summary,” Part II of this Registration Statement does not give effect to said split.

In 2014, we granted options to purchase 10,235,000 shares under our stock option plans to employees, officers, directors and consultants. We intend to file a Form S-8 to register the 2009 Plan with the SEC under the Securities Act, as our 2005 Plan was previously registered.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit
Number	Exhibit Title

1.1	Form of Underwriting Agreement***
3.1	Certificate of Incorporation filed March 26, 1998 (1)
3.2	Amendment to Certificate of Incorporation filed June 10, 1999 (1)
3.3	Amendment to Certificate of Incorporation approved by stockholders on February 9, 2005(1)
3.4	Amendment to Certificate of Incorporation dated September 11, 2008 (11)
3.5	Amendment to Certificate of Incorporation dated October 7, 2009 (11)
3.6	Amendment to Certificate of Incorporation dated May 18, 2012 (11)
3.7	Amendment to Certificate of Incorporation dated September 10, 2013 (17)
3.8	Amended By-Laws (1)
3.9	2014 Amendment to By-Laws (19)
4.1	Registration Rights Agreement (18)
4.2	Form of Underwriters’ Warrant***
5.1	Opinion of Morse & Morse, PLLC **
10.1	Employment Agreement - Michael Trepeta (2)
10.2	Employment Agreement - Dean Julia (2)
10.3	Amendments to Employment Agreement - Michael Trepeta (5)(7)
10.4	Amendments to Employment Agreement - Dean L. Julia (5)(7)
10.5	Joint Venture Agreement with Atrium Enterprises Ltd. (6)
10.6	Agreement with Aon Consulting (6)
10.7	Amendment to Exhibits 10.3 and 10.4 dated April 7, 2010 (10)
10.8	Office Lease for Garden City, NY (11)
10.9	Amendment to Employment Agreement – Dean L. Julia (11)
10.10	Amendment to Employment Agreement – Michael D. Trepeta (11)
10.11	Convertible Promissory Note (12)
10.12	Registration Rights Agreement dated June 12, 2012 by and between the company and TCA Global Credit Master Fund L.P (13)
10.13	Equity Agreement dated June 12, 2012 by and between the company and TCA Global Credit Master Fund L.P (13)

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10.14	Amendment to Dean L. Julia’s Employment Agreement (16)
10.15	Amendment to Michael D. Trepeta’s Employment Agreement (16)
10.16	Common Stock Purchase Agreement with Aspire Capital (18)
10.17	Termination of TCA Registration Rights Agreement and Equity Agreement (18)
10.18	Employment Agreement – Sean Trepeta (19)
10.19	Employment Agreement – Paul Bauersfeld (19)
10.20	Employment Agreement – Thomas Arnost (20)
10.21	December 2013 Agreement with Thomas Arnost modifying secured debt purchased by Arnost from TCA (19)
10.22	Letter Agreement dated December 9, 2014 with Thomas Arnost to extend expiration date of secured note to December 31, 2015 (19)
10.23	Letter Agreement dated July 8, 2013 with Thomas Arnost to provide letter of credit for $1,350,000(19)
10.24	Letter Agreement dated July 8, 2013 with SNW Properties to provide letter of credit for $1,350,000(19)
10.25	Letter Agreement dated December 15, 2014 with Carl E. Berg (19)
11.1	Statement re: Computation of per share earnings. See Statement of Operations and Notes to Financial Statements
14.1	Code of Ethics/Code of Conduct (15)
21.1	Subsidiaries of the Issuer (15)
23.1	Consent of Messineo & Co., CPA’s LLC *
23.2	Consent of Sadler,Gibb & Associates, LLC *
23.3	Consent of Morse & Morse, PLLC (See Exhibit 5.1)
99.1	2005 Employee Benefit and Consulting Services Compensation Plan(2)
99.2	Form of Class A Warrant (2)
99.3	Form of Class B Warrant (2)
99.4	Amendment to 2005 Plan (4)
99.5	Form of Class C Warrant (8)
99.6	2009 Employee Benefit and Consulting Services Compensation Plan (3)
99.7	Form of Class D Warrant (3)
99.8	Form or Class E Warrant(9)
99.9	Form of Class F Warrant (9)
99.10	Form of Class G Warrant (9)
99.11	Form of Class H Warrant (9)
99.12	Form of Class AA Warrant (11)
99.13	Form of Class BB Warrant (11)
99.14	Form of Class CC Warrant (19)
101.SCH	Document, XBRL Taxonomy Extension (*)
101.CAL	Calculation Linkbase, XBRL Taxonomy Extension Definition (*)
101.DEF	Linkbase, XBRL Taxonomy Extension Labels (*)
101.LAB	Linkbase, XBRL Taxonomy Extension (*)
101.PRE	Presentation Linkbase (*)

_____________________

* Filed herewith.

** Filed by amendment.

*** Previously filed.

(1)	Incorporated by reference to Registrant's Registration Statement on Form 10-SB as filed with the Commission on February 10, 2005.
(2)	Incorporated by reference to Registrant’s Registration Statement on Form 10-SB/A filed with the Commission March 18, 2005.
(3)	Incorporated by reference to Form 10-K filed for the fiscal year ended December 31, 2009.
(4)	Incorporated by reference to the Registrant's Form 10-QSB/A filed with the Commission on August 18, 2005.
(5)	Incorporated by reference to the Registrant's Form 10-KSB for its fiscal year ended December 31, 2005.
(6)	Incorporated by reference to the Registrant's Form 10-KSB for its fiscal year ended December 31, 2006.

(7)	Incorporated by reference to the Registrant's Form 8-K dated September 21, 2007.
(8)	Incorporated by reference to the Registrant's Form 10-QSB for its quarter ended September 30, 2006.
(9)	Incorporated by reference to the Registrant's Form 10-K for its fiscal year ended December 31, 2010.
(10)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 2011.
(11)	Incorporated by reference to the Registrant's Form 10-K for its fiscal year ended December 31, 2012.
(12)	Incorporated by reference to the Registrant’s Form 8-K dated June 14, 2012.
(13)	Incorporated by reference to the Registrant’s Form 8-K dated June 15, 2012.
(14)	Incorporated by reference to the Registrant’s Form 8-K dated June 6, 2013.
(15)	Incorporated by reference to the Registrant's Form 10-K for its fiscal year ended December 31, 2013.
(16)	Incorporated by reference to Form 8-K dated June 6, 2013.
(17)	Incorporated by reference to Form 8-K dated September 11, 2013.
(18)	Incorporated by reference to Form 8-K dated April 1, 2014.
(19)	Incorporated by reference to Form 8-K dated on December 19, 2014.
(20)	Incorporated by reference to Form 8-K dated December 2, 2014.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garden City, State of New York, on May 20, 2015.

MOBIQUITY TECHNOLOGIES, INC.

By:	/s/ DEAN L. JULIA
Dean L. Julia
Co- Principal Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signatures	Title	Date

/s/ Dean L. Julia	Chairman of the Board	May 20, 2015
Dean L. Julia	Co-Principal Executive Officer

/s/ *	Co-Principal Financial Officer	May 20, 2015
Sean McDonnell

/s/ *	Co-Chief Executive Officer, President, Director	May 20, 2015
Michael D. Trepeta

/s/ *	Director	May 20, 2015
Sean Trepeta

/s/ *	Director	May 20, 2015
Thomas Arnost

* by Dean L. Julia, attorney-in-fact

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